EXHIBIT 10.1

CONFIDENTIAL TREATMENT REQUESTED

This agreement contains information that is subject to a confidential treatment request.

AMENDED AND RESTATED MERCHANT SERVICES AGREEMENT

EFFECTIVE AS OF OCTOBER 1, 2010

AMONG

CITIBANK (SOUTH DAKOTA), N.A.,

ZALE DELAWARE, INC.,

And

ZALE PUERTO RICO, INC.

i

SCHEDULES AND EXHIBITS

Schedule 1.1	-	Zale Marks
Schedule 3.11(a)	-	Chargeback
Schedule 3.13(a)(i)	-	Bank Reports
Schedule 3.13(a)(ii)	-	Zale Reports
Schedule 3.23(e)(1)	-	Presentation of Net Debt Tangible Leverage and Fixed Charge Coverage Ratio
Schedule 3.23(e)(2)	-	Form of Officer’s Certificate
Schedule 4.1(a)(1)	-	Initial Merchant Fees
Schedule 4.1(a)(2)	-	Merchant Fees
Schedule 4.1(a)(i)	-	Merchant Fee Adjustments Due to Prime Rate Changes
Schedule 5.2(e)(ii)	-	Marketing Fund

Exhibit A	-	Operating Regulations
Exhibit B	-	Performance Standards

AMENDED AND RESTATED MERCHANT SERVICES AGREEMENT

This AMENDED AND RESTATED MERCHANT SERVICES AGREEMENT (“Agreement”) is effective as of October 1, 2010 among CITIBANK (SOUTH DAKOTA), N.A., a national banking association (“Bank”), ZALE DELAWARE, INC., a corporation organized and existing under the laws of the State of Delaware (“Z Del”), and ZALE PUERTO RICO, INC., a corporation organized and existing under the laws of Puerto Rico (“Zale Puerto Rico”; Z Del and Zale Puerto Rico are hereinafter sometimes collectively referred to as “Zale”).

W I T N E S S E T H:

WHEREAS, Zale is in the business of offering certain goods and services for sale at retail stores, through catalogs, over the internet, and by other means and desires to offer its consumers the convenience of using Bank-issued credit cards branded with an appropriate Zale Mark in payment therefor;

WHEREAS, Zale entered into a Merchant Services Agreement dated as of July 10, 2000, as amended (the “Original Agreement”), with Hurley State Bank, a banking corporation organized and existing under the laws of the State of South Dakota (“Hurley”), which, at such time, was a wholly owned subsidiary of Associates First Capital Corporation, a Delaware corporation (“AFCC”), and which was subsequently merged (the “JNB Merger”) with Jewelers National Bank, a national banking association (“JNB”);

WHEREAS, subsequent to entering into the Original Agreement and the JNB Merger, AFCC was acquired by an Affiliate of Bank;

WHEREAS, Zale and Bank entered into a series of letter agreements and amendments to the Original Agreement prior to the Effective Date;

WHEREAS, Zale and Bank hereby desire to enter into an agreement to amend and restate the Original Agreement and any amendments thereto on the terms and conditions set forth herein; it being understood that this Agreement constitutes an amendment to the Original Agreement;

WHEREAS, in furtherance thereof, Zale and Bank have agreed that Bank shall, in accordance with the terms and conditions set forth herein, (a) continue to issue private label credit cards branded with appropriate Zale Marks to approved customers to be used by such customers for the purchase of goods and services offered by Zale in the ordinary course of business, and (b) continue to service the accounts pursuant to which such cards are issued and that are established from time to time pursuant to this Agreement, that were acquired by Hurley through the JNB Merger or that were issued and established under the Original Agreement; and

WHEREAS, it is Bank’s and Zale’s desire to mutually provide a credit card program to optimally serve a broad spectrum of Zale customers.

NOW, THEREFORE, in consideration of the foregoing premises and mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Zale hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1                 Definitions.  As used herein, the following terms shall have the following respective meanings:

“60/40 Account” has the meaning given to such term in Section 3.21(b)(i) of this Agreement.

“60/40 Program” has the meaning given to such term in Section 3.21(b)(i) of this Agreement.

“60/40 Recourse Account” has the meaning given to such term in Section 3.21(b)(ii) of this Agreement.

“60/40 Recourse Amount Due” has the meaning given to such term in Section 3.21(b)(ii) of this Agreement.

“60/40 Reserve Account” has the meaning given to such term in Section 3.21(c) of this Agreement.

“60/40 Reserve Amount” has the meaning given to such term in Section 3.21(c) of this Agreement.

“Account” means a Card account, including any Card accounts issued and established pursuant to the Original Agreement (including any account acquired by Hurley pursuant to the JNB Merger) or this Agreement.  An Account may have more than one Card issued to Cardholders with respect to such Account.

“Acquired Business” has the meaning given to such term in Section 3.17(a) of this Agreement.

“Accountholder” means the Cardholder in whose name an Account is established and who is responsible for payment of sums due under such Account.

“Add-on Sale” means a Card Sale other than an Initial Sale.

“AFCC” has the meaning given to such term in the Recitals.

“Affiliate” shall have the meaning assigned to such term in Rule 12b-2 of the Securities Exchange Act of 1934.

“Annualized Net Charge-offs” has the meaning given to such term in Section 3.21(b)(ii) of this Agreement.

“Applicable Law” means all federal, state and local laws (including common laws), statutes, rules, decrees, regulations, regulatory guidance or bulletins, regulatory examinations, orders, injunctions or judgments of any Governmental Authority, including the Credit Card Accountability Responsibility and Disclosure Act of 2009, the Equal Credit Opportunity Act and the Consumer Credit Protection Act, applicable to a Person, and all orders and decrees of arbitrators in proceedings or actions in which the Person in question is a party.

“Applicable Law and Regular Revolve Merchant Fee Cap” has the meaning given to such term in Section 5.4(b)(xii).

“Application” means Bank’s credit application, containing substantially the same customer data fields as the form used by Bank as of the Effective Date, as the same may be modified from time to time in accordance with this Agreement, which must be completed by a consumer who wishes to open an Account and submitted to Bank for review.

“Approved Sales Channels” means Stores, catalogs, advertisements and other promotional materials, mail, telephone, Zale internet sites and any other manner of sale approved by the Client Relationship Team.

“Arbitration Notice” has the meaning given to such term in Section 5.10 of this Agreement.

“Authorization” means permission from Bank to make a Card Sale.

“Authorization Center” means a facility designated by Bank as a facility at which Card Sales are authorized and Applications are decisioned.

“Authorized Goods and Services” means (a) jewelry, watches, china, porcelain, ceramics, silver, crystal, gift items, and other items typically offered for sale by jewelry and/or fine gift stores; (b) insurance products and services; (c) gift cards, gift certificates, stored value cards and extended warranty services with respect to any of the foregoing; and (d) other products and services incidental or related to any of the foregoing offered by Zale in the ordinary course of business, through Approved Sales Channels, whether in existence as of the Effective Date or hereafter created.

“Bank Indemnified Persons” has the meaning given to such term in Section 5.1(a) of this Agreement.

“Bank Information” has the meaning given to such term in Section 2.1(a) of this Agreement.

“Bank Products and Services” means, as of the Effective Date, any secured or unsecured consumer financial products and services of Bank or any Affiliate of Bank or any third-party products offered by Bank or any of its Affiliates, including, but not limited to, Identity Monitor and Watch Guard Registration Services, but shall not include any credit insurance products of Bank, any Affiliate of Bank or any third-party credit insurance products offered by Bank or any of its Affiliates.

“Bank’s Account Issuance Criteria” has the meaning given to such term in Section 3.2(a) of this Agreement.

“Bank Second Look Proposal” has the meaning given to such term in Section 3.2(a) of this Agreement.

“Basic Bill Me Later Product” has the meaning given to such term in Section 3.3(d) of this Agreement.

“BBB” means Bailey Banks & Biddle, a former brand of Z Del.

“Big Ticket Recourse Account” has the meaning given to such term in Section 3.21(a)(i) of this Agreement.

“Big Ticket Reserve Account” has the meaning given to such term in Section 3.21(c) of this Agreement.

“Big Ticket Reserve Amount” has the meaning given to such term in Section 3.21(c) of this Agreement.

“Big Ticket Recourse Program” has the meaning given to such term in Section 3.21(a) of this Agreement.

“Business Day” means any day other than a Saturday, Sunday or any other day on which federally insured depositary institutions in South Dakota are authorized or obligated by Applicable Law to be closed.

“CFO” has the meaning given to such term in Section 2.5(b) of this Agreement.

“Call Determination Date” has the meaning given to such term in Section 5.4(f) of this Agreement.

“Card” means a credit card (a) issued by JNB in respect of an Account acquired by Hurley through the JNB Merger, (b) issued pursuant to the Original Agreement or (c) issued by Bank, and in each case, evidencing an Account and on which shall appear a Zale Mark designated by Zale or such other design or designs as may be mutually acceptable to Zale and Bank.

“Card Program” means the credit card program established pursuant to this Agreement, under which Accounts will be established and/or maintained and Cards will be issued to Credit Applicants meeting Bank’s Account Issuance Criteria, all upon the terms and conditions set forth herein.

“Card Sale” means the amount of any sale of Authorized Goods and Services, net of any portion paid in cash or by other means, that Zale makes to a Cardholder that is charged to an Account in accordance with the terms and conditions of this Agreement, including Initial Sales and Add-on Sales.

“Card Transactions” means Card Sales and Credits.

“Cardholder” means any consumer to whom a Card has been issued and/or any consumer who has actual, implied or apparent authority to use a Card.

“Cardholder List” means information regarding Cardholders, including name, postal address, email address, telephone number, date of birth, campaign management information, demographic data and other similar information.

“Change of Control” means (a) the direct or indirect acquisition by any Person or group of Persons of beneficial ownership of fifty percent (50%) or more of the voting securities or other ownership interests of either Z Del or Zale Puerto Rico or any direct or indirect parent company thereof; (b) any transaction or series of transactions pursuant to which either Z Del or Zale Puerto Rico or any direct or indirect parent company thereof consummates a reorganization, merger, consolidation or similar transaction, with respect to which all or substantially all of the Persons who were the respective beneficial owners of the outstanding voting securities or other ownership interests of Z Del, Zale Puerto Rico or any direct or indirect parent company thereof, as the case may be, immediately prior to such transaction would not, following the consummation of such transaction, beneficially own, directly or indirectly, more than fifty percent (50%) of the then outstanding voting securities or other ownership interests of the corporation resulting from such transaction; or (c) the sale or other disposition of all or substantially all the assets or properties of either Z Del or Zale Puerto Rico or any direct or indirect parent company thereof in one transaction or a series of related transactions to a Person or group of Persons (other than any such sale or other disposition which is part of an internal corporate reorganization not involving any third party).  Notwithstanding the foregoing, none of the following shall constitute a Change of Control:  (i) in the case of clauses (a) and (b) above, any transaction in which Zale Parent continues to own Z Del and Zale Puerto Rico and the stockholders’ investment (or equivalent) of Zale Parent following the transaction is not significantly less than the stockholders’ investment (or equivalent) of Zale Parent prior to the transaction; (ii) in the case of clauses (a) and (b) above, any transaction in which the stockholders’ investment (or equivalent) of the purchaser of Z Del and Zale Puerto Rico or the successor to Zale Parent, Z Del or Zale Puerto Rico, as the case may be, in any reorganization, merger, consolidation or similar transaction is not significantly less that the stockholders’ investment (or equivalent) of Zale Parent, Z Del or Zale Puerto Rico, as the case may be, prior to the transaction; and (iii) in the case of clause (c) above, any transaction in which the purchaser purchases all or substantially all of the assets of Z Del and Zale Puerto Rico and the stockholders’ investment (or equivalent) of the purchaser following the transaction is not significantly less that the stockholders’ investment (or equivalent) of Zale Parent prior to the transaction.

“Chargeback” means the refusal of Bank to pay Zale for a Card Sale for the reasons specifically set forth in Section 3.11 of this Agreement.

“Claim” means any action, claim, counter-claim, suit, litigation, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Client Relationship Team” has the meaning given to such term in Section 2.2(a) of this Agreement.

“Confidential Information” has the meaning given to such term in Section 5.8(a) of this Agreement.

“Contingent Liabilities” has the meaning given to such term in Section 3.23(c) of this Agreement.

“Courtesy Credit Limit Account” has the meaning given to such term in Section 3.21(b)(ii) of this Agreement.

“Credit” means a non-cash refund issued by Zale to a Cardholder (including, without limitation, pursuant to a return) on an Account of all or a portion of the amount of a Card Sale.

“Credit Applicant” means a consumer who submits an Application to Bank.

“Credit Card Agreement” means, with respect to an Account, the agreement between Bank and an Accountholder governing such Account, as such agreement may be amended, modified or otherwise changed from time to time in accordance with the provisions hereof.

“Credit Plan” means a plan pursuant to which an Accountholder agrees to repay amounts due from such Accountholder to Bank under an Account.  A Credit Plan may be a Regular Revolving Credit Plan or a Special Credit Plan.

“Credit Slip” means evidence of a Credit in electronic or paper form.

“Decrease Period” has the meaning given to such term in Section 5.4(b)(v) of this Agreement.

“Designated Third Party” has the meaning given to such term in Section 5.4(f) of this Agreement.

“Dispute” has the meaning given to such term in Section 2.4(a) of this Agreement.

“Effective Date” means the date of this Agreement.

“Electronic Location” means a Zale location at which there is an Electronic Terminal.

“Electronic Terminal” means an electronic terminal or computer capable of communicating by means of an on-line or dial-up electronic link (whether routed through Bank’s facilities or otherwise) with an Authorization Center to obtain Authorizations and decisions with respect to Applications.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 0.01%) equal to the weighted average of the rates on overnight federal funds transactions with member banks of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day.

“Finlay” means Finlay Fine Jewelers Corporation.

“Fixed Charge Coverage Ratio” means, with respect to Zale, as of the end of any fiscal quarter, a ratio calculated where the numerator is the sum of EBITDAR for the immediately preceding four fiscal quarters and denominator is the sum of (a) the Net Interest Expense (defined as Gross Interest Expense less Interest Income) for the immediately preceding four fiscal quarters, and (b) the total Rental Expense for the immediately preceding four fiscal quarters.  For the purposes of this Agreement, EBITDAR means, for any period, the Net Sales for such period minus the Cost of Goods Sold, minus Selling, General and Administrative Expenses (such expenses do not include depreciation and amortization expenses), plus Rental Expense, plus other reasonable and customary non-cash items.  For purposes of this definition, the terms “Gross Interest Expense”, “Interest Income”, “Rental Expense”, “Net Sales”, “Cost of Goods Sold”, and “Selling, General and Administrative Expenses” mean the amount of monies designated under such titles, or subsequent titles that refer to such items, on Zale’s financial statements provided to Bank in accordance with Section 3.23(e) of this Agreement.

“Furnishing Party” shall have the meaning given to such term in Section 5.8(a) of this Agreement.

“Governmental Authority” means any federal, national, supranational, state, provincial, municipal, local or other government, governmental, regulatory or administrative authority, self-regulatory body (including any stock exchange), agency or commission or any court, tribunal, or judicial or arbitral body of competent jurisdiction.

“Hurley” has the meaning given to such term in the Recitals.

“Indemnified Party” means a Bank Indemnified Person or a Zale Indemnified Person, as the case may be.

“Indemnifying Party” shall mean a party required to indemnify an Indemnified Party as provided in Section 5.1 of this Agreement.

“Initial Sale” means the first Card Sale to a Cardholder occurring within thirty (30) days following the date on which such Cardholder’s Application is approved.

“Initial Term” shall have the meaning given to such term in Section 5.4(a) of this Agreement.

“In-Store Payments” has the meaning given to such term in Section 3.9(b) of this Agreement.

“Insurance Agreement” has the meaning given to such term in Section 3.16 of this Agreement.

“Insurance Recoveries” has the meaning given to such term in Section 3.25(a) of this Agreement.

“Letters of Credit” has the meaning given to such term in Section 3.23(c) of this Agreement.

“JNB” has the meaning given to such term in the Recitals.

“JNB Merger” has the meaning given to such term in the Recitals.

“Letters of Credit” has the meaning given to such term in Section 3.23(b).

“Marketing Fund” has the meaning given to such term in Section 5.2(e) of this Agreement.

“Material Adverse Effect” means, as of the applicable date of determination, any event, circumstance, development, occurrence, change or effect that is or is reasonably likely to be, individually or in the aggregate, materially adverse to (a) the Card Program or (b) the ability of Zale to perform its obligations contemplated by this Agreement.

“Material Change” means any change, event, condition or occurrence, other than one required by Applicable Law, which could reasonably be expected to (a) cause a material decrease in any or all of the following:  (i) the number of Applications, (ii) the use of Cards by Cardholders or (iii) Card Sales; or (b) have a material adverse effect on the Card Program; or (c) require material changes to or otherwise materially affect Zale’s existing Store procedures, operations, hardware (including without limitation Electronic Terminals) or software.

“Merchant Fees” has the meaning given to such term in Section 4.1(a) of this Agreement.

“Minimum Volume Amount” means Net Card Sales of $315,000,000.

“Net Card Sales” with respect to a given period, means (a) the total amount of Card Sales (including without limitation Card Sales under any Second Look Program provided by Bank to Zale) reported to Bank by Zale during such period in accordance with the provisions hereof minus (b) the total amount of Credits reported to Bank by Zale during such period in accordance with the provisions hereof.

“Net Debt Tangible Leverage” means, with respect to Zale, as of the end of any fiscal quarter, a ratio calculated with the numerator defined as (a) Total Debt minus (b) Cash; and the denominator defined as (x) Total Shareholders’ Equity; minus (y) Goodwill; minus (z) Other Intangible Assets.  For purposes of this definition, the term “Total Debt” is defined as any funds borrowed with an intent to repay by a specific date and represented by various forms of senior and subordinated debt and debt-like instruments, including, but not limited to, loans, notes, mortgages and other similar instruments.  “Cash”, “Total Shareholders’ Equity”, “Goodwill”, and “Other Intangible Assets” mean the amount of monies designated under such titles, or subsequent titles that refer to such items, on Zale’s financial statements provided to Bank in accordance with Section 3.23(e) of this Agreement.

“Non-Proposing Party” has the meaning given to such term in Section 5.2(b)(ii) of this Agreement.

“Operating Regulations” means the operating procedures reasonably agreed to by the Client Relationship Team on or prior to the Effective Date, which Operating Regulations shall apply to the Card Program during the term hereof and shall contain provisions dealing with, among others, those matters listed in Exhibit A attached hereto, as the same may be modified from time to time in accordance with the provisions of this Agreement, and which Operating Regulations, upon their adoption by the Client Relationship Team, shall be deemed to be incorporated herein by reference as fully as though set forth herein in their entirety.

“Original Agreement” has the meaning given to such term in the Recitals.

“Performance Standards” means those standards set forth on Exhibit B hereto, which are the standards which shall govern Bank’s performance of certain obligations hereunder and which are incorporated into and hereby made a part of this Agreement as fully as though set forth herein in their entirety.

“Permanent Letter of Credit” has the meaning given to such term in Section 3.23(a) of this Agreement.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, joint stock company, trust, unincorporated organization, association, corporation, institution, entity, party or government (whether national, federal, state, county, city, municipal, or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

“Prime Rate” means the base rate on corporate loans at large United States money center commercial banks, as such rate is reported under “Prime Rate” in The Wall Street Journal on the first Business Day of each calendar month.

“Prime Rate Merchant Fee Cap” has the meaning given to such term in Section 5.4(b)(xi).

“Published Rate” has the meaning given to such term in Section 2.2(a) of this Agreement.

“Program Committee” means the Program Committee consisting of representatives of both Bank and Zale established pursuant to Section 2.2(a) of this Agreement and having the responsibilities set forth in Section 2.4(a) of this Agreement.

“Promotional Materials” has the meaning given to such term in Section 5.2(b) of this Agreement.

“Proposing Party” has the meaning given to such term in Section 5.2(b) of this Agreement.

“Put Determination Date” has the meaning given to such term in Section 5.4(f) of this Agreement.

“Qualifying Person” has the meaning given to such term in Section 3.3(c) of this Agreement.

“Receiving Party” has the meaning given to such term in Section 5.8(a) of this Agreement.

“Regular Revolving Credit Plan” means all Credit Plans other than Special Credit Plans.

“Renewal Term” shall have the meaning given to such term in Section 5.4(a) of this Agreement.

“Repeated and Material Breach” means multiple breaches by either party of the Performance Standards and/or such party’s payment obligations hereunder which, when considered in the aggregate, could reasonably be expected to have a material adverse effect on the Card Program taken as a whole or on Zale’s retail sales, business, customer service, financial condition or prospects.

“Required Disclosures” means forms of credit disclosures and disclosure documents provided by Bank and required by Applicable Law, which are to be used in connection with advertising, marketing and promoting the Card Program, accepting Applications and making Card Sales.

“Reserve Account” has the meaning given to such term in Section 3.21(c) of this Agreement.

“Reserve Amount” has the meaning given to such term in Section 3.21(c) of this Agreement.

“Reset Date” has the meaning given to such term in Section 2.2(a) of this Agreement.

“Sales Data” means the electronic data relating to and arising out of Card Transactions.

“Sales Slip” means evidence of a Card Sale in electronic or paper form.

“Seasonal Letter of Credit” has the meaning given to such term in Section 3.23(b) of this Agreement.

“Second Look Program” has the meaning given to such term in Section 3.3(c) of this Agreement.

“Security Period” has the meaning given to such term in Section 3.23(b) of this Agreement.

“Settlement” means the payment by Bank, from time to time as provided herein, to Zale of the amount of Net Card Sales effected by Zale.

“Settlement Account” means a deposit account at a financial institution designated by Zale from time to time as a Settlement Account for purposes of this Agreement.

“Special Credit Plan” means a Credit Plan under which interest or payment is either waived, modified or deferred for a period of time after the Card Sale.  Payments may or may not be required during the interest deferral, modification or waiver period, and a minimum purchase amount may be required.

“Store” means a retail store in the United States or Puerto Rico owned or leased and operated by Zale.

“Term” has the meaning given to such term in Section 5.4(a) of this Agreement.

“Texas UCC” has the meaning given to such term in Section 2.2(a) of this Agreement.

“Tribunal” has the meaning given to such term in Section 5.10 of this Agreement.

“Unauthorized Card Sale” has the meaning given to such term in Section 3.7(c) of this Agreement.

“Unauthorized Goods and Services” has the meaning given to such term in Section 3.17(b) of this Agreement.

“Warranty Reinsurance” has the meaning given to such term in Section 3.24 of this Agreement.

“Zale Customer Information” has the meaning given to such term in Section 2.1(a) of this Agreement.

“Zale Indemnified Persons” has the meaning given to such term in Section 5.1(b) of this Agreement.

“Zale Mark” means any name, logo, trademark, service mark or other proprietary designation of Zale (including any division of Zale) and any new or successor or replacement names, logos, trademarks, service marks, selected for use by Zale from time to time in connection with the Card Program.  The Zale Marks in effect on the date hereof are set forth in Schedule 1.1 to this Agreement.

“Zale Parent” means Zale Corporation, a Delaware corporation.

SECTION 1.2                 Construction.  Unless the context otherwise clearly indicates, words used in the singular include the plural and words used in the plural include the singular.

ARTICLE II

CLIENT RELATIONSHIP TEAM AND PROGRAM COMMITTEE

SECTION 2.1                 General.  (a) Bank shall be the sole and exclusive owner of the Accounts, the Cards, and the Credit Card Agreements and the Cardholder Lists and is solely responsible for management, in a manner consistent with the provisions of this Agreement, of the Accounts and the Card Program.  Except as otherwise provided in this Section 2.1(a), Zale and Bank will not use, permit any of its respective Affiliates to use, or authorize any third party to use the Cardholder Lists, for any purpose except that each of Zale and Bank and their respective Affiliates shall be entitled to use the Cardholder Lists in connection with the operation of the Card Program, and for such purposes as may be authorized pursuant to this Agreement.  In addition, Zale shall be entitled to use the Cardholder List in connection with the offering of Authorized Goods and Services, and Bank shall be entitled to use the Cardholder List in connection with the offering of any Bank Products and Services.  Notwithstanding the foregoing, any party hereto may use the Cardholder List to perform any and all analysis on such data as such party in its sole discretion may choose to perform, provided that such analyses shall not be used in a manner adverse to the Card Program.  Nothing contained in this Agreement shall prohibit Zale or a third party on behalf of Zale from collecting and utilizing customer and transaction information captured by Stores (including any internet site operated by or for the benefit of Zale) at the point of sale from customers (some of whom may be Cardholders) as allowed by Applicable Law (“Zale Customer Information”); provided, however, that Zale Customer Information shall not include Account numbers and information provided by customers to Bank solely for the purpose of obtaining or utilizing an Account (“Bank Information”), and Bank Information may not be used by Zale except as expressly provided in this Agreement.

(b)           Subject to the terms and conditions of this Agreement, Bank shall control at its sole discretion all aspects of the operation of the Card Program, including credit policy (i.e. any and all decisions on whether to extend credit to any Credit Applicant, including, the amount of credit to be extended, and whether to continue or terminate any individual Account).  Zale and Bank shall at all times use reasonable efforts and cooperate in good faith to resolve disputes that arise from time to time in connection with the operation of the Card Program under this Agreement.

SECTION 2.2                 Client Relationship Team.

(a)           Structure.  Bank and Zale shall use commercially reasonable efforts and work in good faith to advance the Card Program, including by using commercially reasonable efforts to increase the number of Cardholders, increase Card Sales and generally work toward the fulfillment of each party’s stated goals and objectives.  In furtherance of the foregoing, the ongoing operations of the Card Program will be subject to the continuing review of a Client

Relationship Team (the “Client Relationship Team”) and a Program Committee (the “Program Committee”).  The Client Relationship Team will consist of dedicated representatives of both Zale and Bank.  Zale and Bank shall establish the number of representatives to be appointed by each of them to the Client Relationship Team from time to time.  Each of Zale and Bank shall be entitled to remove one or more of its representatives and appoint substitute representatives at any time and from time to time during the Term upon written notice to the other party or parties hereto.

(b)           General Responsibility.  The Client Relationship Team shall be the principal management interface between Zale and Bank with respect to the day-to-day operations of the Card Program.  The Client Relationship Team shall cooperate and work together to expeditiously resolve problems which arise from time to time with respect to the implementation and ongoing operations of the Card Program and to facilitate the exchange of information to foster the successful operation of the Card Program in a manner reasonably consistent with the business interests of both Zale and Bank.  Responsibilities of the Client Relationship Team shall include, without limitation, developing the private label credit card annual business plan, monitoring actual results against milestones and expectations, dealing with day-to-day operational issues and matters that arise in connection with the Card Program, discussing and reviewing Material Changes in the Card Program, identifying market trends and analyzing the implications thereof for the Card Program and sponsoring Card Program improvement opportunities.  Bank agrees that, at Zale’s request, it shall provide to one of Bank’s members of the Client Relationship Team online access to Bank’s Accountholder records and that, to the full extent permitted by Applicable Law, such member shall, upon reasonable request by a Zale designated member of the Client Relationship Team, disclose any or all of such Accountholder records to such designated Zale member or members for reasons of account dispute resolution, issues regarding credits and chargebacks and similar purposes.  Bank agrees that it will not make any Material Change without giving the Client Relationship Team prior notice of such change in such a manner as to allow such Client Relationship Team an opportunity to discuss such proposed Material Change (and alternatives to the proposed Material Change) and the likely implications of such Material Change.  Without limiting the generality of any of the foregoing, in addition to the responsibilities provided herein, the Client Relationship Team will serve as the forum in which Zale and Bank shall at the appropriate time, or from time to time, as the case may be:

(i)            review and approve any marketing plans and related implementation schedules;

(ii)           review and approve any proposal concerning special inserts, messages or letters except for special inserts, messages or letters that are, in Bank’s sole discretion, required under Applicable Law to be included in Account statements to the extent such proposal is required to be approved by the Client Relationship Team as provided herein;

(iii)          discuss and approve any proposals for new Card products, it being understood and agreed by the parties hereto that any Card products of Bank in existence as of the Effective Date shall not be considered new Card products;

(iv)          discuss issues related to processing and servicing the Accounts, the Cardholders and the Stores;

(v)           discuss and recommend actions to achieve improvement in the effectiveness and efficiency of Card Program operations;

(vi)          discuss plans for the development and implementation of major systems changes affecting the Card Program and recommend action as needed;

(vii)         manage priorities and, only to the extent such implementation would require Zale to modify any of its systems interfaces or data transmission, sharing or exchange features, approve the implementation of any systems interface and data transmission, data sharing and data exchange between Zale and Bank or designees of either party, except to the extent if such implementation is required by Applicable Law, as determined in Bank’s sole discretion, in which case Zale shall not have any approval rights hereunder;

(viii)        determine Card specifications including size, type of plastic, encoding and magnetic stripe;

(ix)           discuss and develop proposals for new Credit Plans and other proposals and programs to maximize Card Sales;

(x)            discuss such other marketing and operational matters in respect of the Card Program as are deemed appropriate by the Client Relationship Team or the parties hereto;

(xi)           discuss unsatisfactory performance relative to the Card Program and develop plans and proposals to address such unsatisfactory performance;

(xii)          discuss Card Program strategies within the parameters established from time to time by the Program Committee;

(xiii)         review and approve additional Bank Products and Services;

(xiv)        discuss any other operating and marketing issues that may arise from time to time; and

(xv)         discuss developing the capability to allow Cardholders to cross-shop and make purchases across the various divisions of Zale.

SECTION 2.3                 Operational Oversight; Meetings, Voting and Records.

(a)           The Client Relationship Team members shall interface as regularly as may be necessary or appropriate and shall work closely on all operational matters pertaining to the Card Program.

(b)           Each of Zale and Bank shall be entitled to one vote with respect to all matters to be voted upon by the Client Relationship Team, regardless of the number of members of each party on the Client Relationship Team.  Any one of the representatives of Zale and of Bank may cast the vote allocated to Zale or Bank, as the case may be, in the manner determined by such representatives.  The presence of a representative of both Zale and Bank who is authorized to vote shall constitute a quorum for meetings of the Client Relationship Team.  Any matter requiring approval of the Client Relationship Team shall require the affirmative vote of both Zale and Bank.  The Client Relationship Team shall keep a written record of its proceedings, which record will be reviewed and approved by one representative of each of Zale and Bank designated by the respective parties for such purpose.

SECTION 2.4                 Program Committee.

(a)           The Program Committee is hereby established and shall be maintained for the purpose of periodically reviewing the Card Program and resolving any claim, controversy or dispute between Bank and Zale arising out of or relating to the operation of the Card Program (any such claim, controversy or dispute, a “Dispute”), as contemplated by this Agreement and subject to Section 2.5.  The Program Committee will consist of an equal number of senior management representatives of both Zale and Bank.  The Program Committee shall establish the number of representatives to be appointed to the Program Committee from time to time; provided, however, that each of Bank and Zale shall always have an equal number of representatives.  Each of Zale and Bank shall be entitled to remove one or more of its representatives and appoint substitute representatives at any time and from time to time during the Term upon written notice to the other party or parties hereto.

(b)           The Program Committee shall meet (in person or by telephone or video conference) at such times and places as may be decided by the members of the Program Committee; provided, however, that the Program Committee shall meet (i) unless otherwise agreed by the parties hereto, at least quarterly to discuss the status of the Card Program; (ii) within five (5) days after either party hereto notifies the other of a Dispute; and (iii) as often as may be reasonably necessary to gather information with respect to the matter which is the subject of the Dispute and which is appropriate and germane to its resolution.  The Program Committee will discuss each such Dispute and negotiate in good faith in an effort to resolve such Dispute as promptly and efficiently as reasonably possible.

(c)           On at least an annual basis, but as often as quarterly if requested in writing by Zale, the Program Committee shall discuss (i) a review of historic data relating to Applications, credit score distributions of applicants and approved accounts, acceptance rates, credit line assignments on approved accounts, significant account management actions and similar matters, along with Bank’s then current non-binding expectations for future periods; (ii) a comparison of the terms of the Cardholder, including interest rates, fees, balance and finance charge calculations, minimum payment requirements, payment dates, and grace periods, of the Cards relative to other private label card programs in general; and (iii) Bank’s assessment of how the economic terms of the Card Program compare to other card programs generally.  Any and all information provided by Bank to Zale pursuant to this Section 2.4(c) shall be in a form acceptable to Bank and for the avoidance of doubt shall, in no event, include or contain any information that is confidential or proprietary to Bank.

(d)           During the Term, Bank shall give Zale at least thirty (30) days’ notice of any Material Change, if such change in Bank’s reasonable determination would be likely to have a material and adverse impact to the competitive nature of the Program and would be likely to competitively disadvantage Zale as to those terms and conditions offered by a majority of similarly situated specialty jewelry retailers and department stores offering Authorized Goods and Services, which notice shall include reasonable detail on the nature of such Material Change including Bank’s reasonable estimate of the impact of such change, and to the extent, in Bank’s reasonable determination, alternatives to such Material Change exist, any such alternatives.

SECTION 2.5                 Dispute Resolution.

(a)           Any Dispute that cannot be resolved by the Program Committee shall be resolved in accordance with the procedures set forth below in this Section 2.5.  Each party covenants to the other party that it shall not resort to judicial remedies with respect to a Dispute except for relief in aid of arbitration and except as allowed pursuant to the provisions of this Section 2.5.  A party hereto that violates the covenants set forth in this Section 2.5 hereof shall pay all of the reasonable legal costs and expenses incurred by the other party or parties hereto in connection with the enforcement thereof.

(b)           If the Program Committee is unable to resolve any Dispute referred to it within fifteen (15) days of the date such Dispute was referred to it, such Dispute shall immediately be referred to the General Manager of the Retail Partner Cards division of Bank and the CFO of Z Del’s ultimate parent corporation or their respective designees for their review and resolution.  If such Dispute cannot be resolved by such officers within seven (7) days from the date such Dispute was first referred to them, the parties, or either of them, may initiate arbitration according to the provisions of Section 5.10 hereof.

ARTICLE III

ISSUANCE OF ACCOUNTS AND ACCEPTANCE OF CARDS

SECTION 3.1                 Maintenance of Accounts.  Bank hereby agrees, as of the Effective Date, to accept (i) all Persons who became accountholders and cardholders pursuant to the Original Agreement and continue to be accountholders and cardholders as of the Effective Date as Accountholders and Cardholders hereunder, (ii) the cards held by such Accountholders and Cardholders as Cards for all purposes hereof and (iii) all Accounts of such Accountholders as Accounts hereunder.  Bank agrees to pay Zale for all Card Sales made to such Cardholders in accordance with the terms and conditions hereof.

SECTION 3.2                 Procedures for Opening Accounts.

(a)           Bank’s Account Issuance Criteria.  (i)  Subject to the terms and conditions of this Agreement, Bank shall receive Applications for Accounts and approve or decline such Applications solely in accordance with Bank’s Account issuance criteria (“Bank’s Account Issuance Criteria”).  Bank may make changes to Bank’s Account Issuance Criteria from time to time as Bank reasonably deems necessary, and such changes will not require the approval of the Client Relationship Team or Zale, provided, however, that (A) Bank shall give Zale at least thirty (30) days’ notice of any Material Change, which notice shall include reasonable detail on the nature of the Material Change including Bank’s reasonable estimate of the impact of such change on approval rates, initial credit limits, Net Card Sales and the number of Credit Applicants, and (B) Bank will not make any Material Changes between November 15 of any given year and January 2 of the immediately following year.  Notwithstanding the foregoing, Bank shall provide notice to Zale of any Material Change that will be made between January 3 and February 14 no later than September 30 of the immediately preceding year.  Bank shall decision each Application in accordance with the terms hereof and, if such Application is approved, promptly issue a Card to such Accountholder.  Zale agrees that Bank shall have the right to review and approve or decline each Application submitted by a Credit Applicant before such credit application is provided to any other Person.

(ii)           Account Management; Adjustments to Credit Card Agreements.  Subject to Section 3.2(a)(i), Bank shall have sole authority and discretion to determine, change and modify from time to time, the credit and payment terms of the Accounts and Credit Card Agreements, including without limitation, interest rates, fees, balance and finance charge calculations, minimum payment requirements, payment dates, grace periods (if any), credit limits, and all terms and conditions associated with Special Credit Plans; provided, however, Bank shall give Zale at least thirty (30) days’ notice of any such change or modification, which notice shall include reasonable detail on the nature of such change or modification including Bank’s reasonable estimate of the impact of such change or modification.  Bank agrees that prior to January 1, 2012, it shall not introduce any Cardholder account fees that are not being applied as of the Effective Date on the Cardholder Accounts; provided, however, the restrictions set forth in this sentence shall not limit Bank’s ability to modify existing promotional or transaction fees at any time during the Term; provided that such modifications are consistent with the modifications to such fees in the other programs managed by Bank.

(b)           [Intentionally Omitted.]

(c)           Limitation on Bank’s Right to Make Changes.  Notwithstanding any other provision hereof to the contrary, in the event Bank changes the Bank’s Account Issuance Criteria or the terms and conditions of the Credit Card Agreement and such changes could reasonably be expected to require modifications to Zale’s existing Store procedures, operations, hardware or software, Bank and Zale shall negotiate in good faith regarding implementation of such modifications, including, without limitation, the method, timing, expense and who bears the cost of such modifications (with Bank contributing at least some portion of Zale’s costs) and in no event will any such changes require the temporary or other closure of any Zale Store; provided, however, in the event that any such changes to Bank’s Account Issuance Criteria are made as a result of changes in Applicable Law, then each party hereto shall bear its own costs and expenses associated with such change.

(d)           Applications with Accompanying Sale.  Applications transmitted to Bank in the manner specified in the Operating Regulations in conjunction with a sale of Authorized Goods and Services will be reviewed by Bank in accordance with Bank’s Account Issuance Criteria, and Bank will advise Zale in accordance with this Agreement, whether such Application has been approved or denied.  In connection with Applications submitted under Section 3.2(a), Zale shall be responsible for the following:

(i)            Insuring that all information required on the Application has been provided to Bank in accordance with the Operating Regulations and is as provided to Zale by the Credit Applicant;

(ii)           Obtaining a photo identification (such as, by way of example and not limitation, driver’s license or passport) of the Credit Applicant in accordance with the Operating Regulations (other than for Internet applications);

(iii)          Upon either approval or denial of an Application, storing such Application in a manner deemed appropriate by Zale (including without limitation by imaging) and, only as may be reasonably requested by Bank from time to time, forwarding a copy of a requested original Application to Bank within fourteen (14) days following such request and, no more frequently than once every January, forwarding to Bank copies of all Applications submitted to Zale and approved by Bank during the calendar year immediately preceding the calendar year then most recently ended;

(iv)          Entering the Card Sale into the Electronic Terminal or other means by which information is being transmitted to Bank and recording, electronically or otherwise, any approval code provided by Bank to Zale at the time of such Card Sale; and

(v)           Providing to each Credit Applicant a copy of the Credit Card Agreement and any other Required Disclosures Bank has provided to Zale and instructed Zale to provide to Credit Applicant at the time of application.

(e)           Processing of Applications.  In order to expedite processing of Applications for Accounts and minimize sales clerk time required in connection with each Application, to the extent Electronic Terminals are available, all Applications for Accounts and responses to such Applications shall be effected electronically, utilizing Store registers, by both Zale and Bank, in a manner reasonably consistent with the manner in which Zale processed applications under the Original Agreement or as may be otherwise agreed by Zale and Bank.

(f)            Failure to Adhere to Procedures.  Failure of Zale to adhere to the above described procedures for Applications may result in a Chargeback to the extent specifically provided in Section 3.11 hereof but only to the extent that Bank has paid Zale for Authorized Goods and Services charged to such Account.

(g)           Cost of Applications; Certain Required Disclosures.  At its sole cost and expense Bank agrees to provide Zale, from time to time at such location or locations as may be specified by Zale, a sufficient number of copies of Required Disclosures (other than those contained in the Credit Card Agreement or in advertisements, for which printing costs shall be for the account of Zale but production of text shall be Bank’s responsibility) as may reasonably be required by Zale hereunder.  Arrangements for and the cost of printing Applications, Credit Card Agreements and Sales Slips shall be Zale’s responsibility; provided, however, that any and all costs and expenses incurred by Zale as a result of changes to any then existing form of the foregoing requested by Bank or required by Applicable Law, including, without limitation, additional costs resulting from the destruction of any existing copies of such form, shall be for the sole account of Bank, and Bank shall reimburse Zale upon demand for any such costs and expenses.  Bank shall be responsible, at its sole cost and expense, for production of Cards, Card carriers, billing statements and remittance envelopes, provided, however, that any such costs and expenses resulting solely from a change required by Zale shall be for Zale’s account, and Zale shall reimburse Bank upon demand for any such costs and expenses.  In addition to copies of the Credit Card Agreements provided by Zale to Credit Applicants at the time of application, Bank agrees to provide Accountholders, in the Card carrier envelope provided by Bank to such Accountholders, upon issuance of each Card, a copy of Bank’s Credit Card Agreement.  Bank shall include in the Credit Card Agreement any Required Disclosures regarding any Special Credit Plans in existence as of the Effective Date and other Special Credit Plans hereafter adopted, such plans to be reasonably agreed to by Bank and Zale at the time of any printing of the Credit Card Agreement, to include.  Other than any such Required Disclosures which Bank advises Zale (i) to distribute to Cardholders at the time of submission or approval of an Application, (ii) to include in advertisements or (iii) to distribute or disclose in connection with promotions, Bank shall be fully responsible, at Bank’s sole cost and expense, for providing and hereby covenants to provide Cardholders with all Required Disclosures.  Bank and Zale shall reasonably cooperate and coordinate with respect to production of materials required to be produced by each of them hereunder.

SECTION 3.3                 Honoring of Cards.

(a)           Provisions Regarding Honoring Cards.  Subject to the terms and conditions of this Agreement, beginning on the Effective Date, Zale agrees to accept Cards for payment of Authorized Goods and Services in those instances when a Cardholder wishes to charge the purchase of Authorized Goods and Services to his or her Account.  Zale shall not attempt to discourage use of a Card by a Cardholder (except in accordance with this Agreement).  Zale shall accept Cards bearing the Zale Mark for a particular brand at all of such brand’s Stores for the purchase of Authorized Goods and Services; provided, however, that except as otherwise contemplated hereby, the Sales Data resulting from each such acceptance of a Card shall be in United States dollars.  If any facility or service is operated on Zale premises under a franchise, lease or license from Zale and such franchisee, lessee or licensee (which is not a party to a merchant services agreement with Bank) agrees with Zale to accept Cards, Card Transactions effected at such facility or service will be subject to the terms and conditions of this Agreement and shall be handled through Zale as if Zale had effected such Card Transactions at a Store, and the goods and services so sold shall be deemed to be Authorized Goods and Services for all purposes of this Agreement.  Payments due as a result of any such Credit Sale shall be deemed to be made by Zale for purposes hereof and shall be included in any Settlement made by Bank to Zale hereunder.  Zale shall be obligated to pay its franchisee, lessee or licensee with respect to such Card Transactions.

(b)           Commencement of Card Acceptance; Exclusivity of Card Program.  (i) Acceptance of Applications by Bank, authorization by Bank of Card Sales and acceptance of Cards by Zale will commence on the Effective Date and will continue until the termination of this Agreement in accordance with the provisions hereof.

(ii)           During the Term, except as otherwise contemplated hereby, none of Zale, Zale’s Affiliates, nor any other party on behalf of Zale or any of its Affiliates will enter into any arrangement or agreement with a third party under which Zale or any of Zale’s Affiliates issues, sponsors, promotes, participates in or accepts another private label credit card or private label credit account or license that uses, in connection with any such arrangement or agreement, any Zale Mark utilized by Zale and Bank on any Card.

(iii)          During the Term, except as otherwise contemplated hereby, none of Z Del, Zale Puerto Rico or any direct or indirect parent or subsidiary company thereof shall enter into any direct or indirect arrangement or agreement with any of its respective Affiliates or with any third party, pursuant to which Z Del, Zale Puerto Rico, any direct or indirect parent or subsidiary thereof, any of such Affiliates or any such third party issues, sponsors, promotes, participates in or accepts (A) any cobranded credit card or credit account, or (B) any financial product that finances the sale of Zale’s Authorized Goods and Services that is available or may become available via the internet.  Notwithstanding the foregoing, nothing contained in this Agreement will be construed to prohibit Zale or any of Zale’s Affiliates from accepting any major general purpose credit or debit card (including by way of example and not by way of limitation, NOVUS, American Express, MasterCard, Discover or Visa) as a means of payment by customers for purchases of Authorized Goods and Services or taking the actions set forth in Section 3.3(c) and (d).

(c)           Second Look Program.  Subject to Zale’s compliance with this Section 3.3(c), Bank hereby grants a limited waiver to the provisions of Section 3.3(b) of this Agreement to allow Zale or any of its Affiliates to offer a Second Look Program.  As used in this Agreement, a “Second Look Program” means any credit program that is available to customers of Zale who have properly submitted Applications for an Account, and have been declined by Bank (each, a “Qualifying Person”), for the avoidance of doubt any Application that is approved and assigned an initial credit line consistent with the minimum credit lines provided by Bank for the Card Program as a whole shall not be considered a decline for the purposes of this Section 3.3(c), immediately preceding the customers’ application to any Second Look Program provider.  Bank shall have a right of first offer to provide a Second Look Program and must provide a response to Zale within 30 days of being presented with the written notice from Zale that Zale desires to establish a Second Look Program.  Zale shall continue to promote the Card Program as the primary source of credit for Zale customers for the duration of the Card Program, and Zale shall continue to provide levels of support to the management and operation of the Card Program in accordance with this Agreement and in a manner consistent with the support provided by Zale during the period immediately preceding the implementation of the Second Look Program.  Both parties agree that to the extent Zale offers a Second Look Program, it shall not affect Bank’s right to determine or adjust its credit policy for the Card Program.  Zale shall not advertise to the general public any promotional offers for the purchase of Authorized Goods and Services as part of a Second Look Program if such promotional offers are inconsistent with the promotional offers made to the general public under the terms of the Card Program; provided, that the parties hereto agree that any account information or legal disclosures made by Zale or a provider of a Second Look Program at the point of sale to any Qualifying Person shall not be advertising of a promotional offer.  To the extent Bank offers the Second Look Program such program may be terminated by either party in accordance with the terms thereof.  To the extent that the provider of a Second Look Program is a party other than Bank, Bank agrees to use its commercially reasonable efforts to develop and implement changes to the Application that would allow Zale to provide Application information to the provider of the Second Look Program; provided that in all cases the Applications and the information set forth therein shall be determined by Bank in its reasonable discretion.  Further, to the extent that changes to the Application are implemented to support a Second Look Program, Zale shall be solely responsible for all of Bank’s and its costs and expenses associated therewith.

(d)           Money Transmittal Products.  Subject to Zale’s compliance with this Section 3.3(d), Bank hereby grants a limited waiver to the provisions of Section 3.3(b) of this Agreement solely for the purpose of permitting Zale to offer access to PayPal and similar money transmittal products as a payment option available solely on Zale websites; provided, however, that:  (i) Zale will not actively promote any such money transmittal product, but shall offer them only as payment options on the check out (or other customary) page of its websites; and (ii) Zale will not grant a license to the providers of such money transmittal products for the use of any Zale Mark utilized by Zale and Bank on any Card in connection with any such arrangement; and (iii) with respect to any purchases made using any such money transmittal product, Zale will not offer, directly or indirectly, access to special or promotional credit terms, including without limitation, any deferred payment or deferred interest promotions, any installment purchase arrangements or any promotional or introductory annual percentage rates.

(e)           Basic Bill Me Later Products.  Subject to Zale’s compliance with this Section 3.3(e), Bank hereby grants a limited waiver to the provisions of Section 3.3(b) of this Agreement solely for the purpose of permitting Zale to offer access to the Basic Bill Me Later Product offered by Bill Me Later, Inc., as a payment option available solely on Zale websites; provided, however, that:  (i) Zale will not actively promote the Basic Bill Me Later Product, but shall offer it only as a payment option on the check out (or other customary) page of its websites; and (ii) Zale will not grant a license to Bill Me Later, Inc. for the use of any Zale Mark utilized by Zale and Bank on any Card in connection with any arrangement or agreement with Bill Me Later, Inc. and (iii) with respect to any purchases made using the Basic Bill Me Later Product, the Basic Bill Me Later Product shall be the sole and exclusive product, special or promotion being utilized and Zale will not offer special or promotional credit terms, including without limitation, any deferred payment or deferred interest promotions, any installment purchase arrangements or any promotional or introductory annual percentage rates.  For purposes herein, the “Basic Bill Me Later Product” means a product that includes the ability to make a standard purchase subject to a grace period of twenty-five (25) days if the purchase amount is paid in full on or before the payment due date, and an annual percentage rate of no less than 19.99%.  The content and appearance of the Basic Bill Me Later product on the Zale website shall be subject to the review and approval by Bank, with such approval not to be unreasonably withheld.  Bank shall have the right to terminate this limited waiver upon thirty (30) days prior written notice to Zale.

(f)            Currencies other than United States Dollars.  Bank will advise Zale promptly upon development by Bank of the capability to accept Sales Data in currencies other than United States dollars.  In the event the Commonwealth of Puerto Rico proposes to adopt an official currency other than the United States dollar or an official currency other than the United

States dollar is generally accepted in commercial transactions in Puerto Rico, or, if Zale, in good faith reasonably determines that its inability to offer Card Transactions, whether in the United States or Puerto Rico, in a particular official currency other than the United States dollar places Zale at a material competitive disadvantage, Zale may so notify Bank and, in such event, shall advise Bank of the official currency in which Zale wishes to make Card Transactions available, and Bank shall have an option, exercisable by delivery of written notice to Zale within thirty (30) days following such written request, of proceeding with the development and implementation of Card Transactions in such currency.  In the event such capability is developed and implemented by Bank within a commercially reasonable period of time following exercise of such option (and notwithstanding anything contained in Section 3.3(a) above to the contrary), Card Transactions may be effected in such other currency upon terms and conditions to be mutually determined by Bank and Zale, which terms and conditions shall be as consistent as reasonably possible with the terms and conditions of this Agreement.  If (i) Bank fails to exercise such option or fails to develop and implement such capability within such commercially reasonable period of time following request (or such longer period as Zale may agree), or otherwise advises Zale in writing that it will not be able to develop and implement such capability within such commercially reasonable period of time, or (ii) Bank and Zale are unable to agree upon terms and conditions applicable to Card Transactions in such other currency within such commercially reasonable period of time, Zale shall have the right, without further notice to Bank, to solicit bids from such other Persons as it may determine and to enter into agreements and arrangements with such other Persons to effect and process card transactions, utilizing another card program with a credit provider other than Bank, in such other currency.  Bank agrees to cooperate with Zale and such other Persons in good faith to develop and to implement any such capability to be provided by Bank hereunder and ensure that such capability is integrated, to the extent reasonably necessary to the overall efficient and effective operation of Zale’s credit business, into the Card Program, upon terms and conditions mutually agreeable to Bank, Zale and such other Person.

SECTION 3.4                 Acceptance of Cards by Bank.  Bank shall accept each Card or Account number presented by a Cardholder as the method of payment for Authorized Goods and Services and shall pay Zale for such Authorized Goods and Services charged pursuant thereto so long as the following conditions are met with respect to a specific Card Sale, and Zale, with respect to such Card Sale, complies in all material respects with the material procedures set forth herein and in the Operating Regulations relating to acceptance of Cards:

(a)           The Card or a valid Account number is provided to Zale;

(b)           The Card or a valid Account number is used as payment for Authorized Goods and Services purchased by a Cardholder;

(c)           Such Card Sale does not involve a cash advance to a Cardholder or payment of cash to a Cardholder;

(d)           Zale has followed in all material respects the procedures for completion of a Sales Slip with respect to such Card Sale as set forth in Section 3.6 of this Agreement; and

(e)           Zale has obtained Authorization for such Card Sale if required pursuant to Section 3.7 of this Agreement.

SECTION 3.5                 Operating Regulations.  Zale agrees to comply in all material respects with the Operating Regulations and Bank agrees to provide adequate training to Zale on Operating Regulations.  The Operating Regulations may be changed by Bank in consultation with Zale from time to time upon not less than thirty (30) days’ prior written notice to Zale, provided, however, that changes which do not require major systems or operational modifications and changes by Zale that are required for security measures shall become effective as soon as possible following Zale’s receipt of notice thereof but in any event shall become effective within five (5) days of Zale’s receipt of notice thereof.  In the event of any conflict or inconsistency between the terms of this Agreement and those of the Operating Regulations, the provisions of this Agreement shall govern.

SECTION 3.6                 Completion of Sales Slips.

(a)           General Requirements.  Zale shall prepare a Sales Slip for use in connection with Card Sales.  Each Sales Slip must be legible and fully completed with the information required under this Section 3.6, as applicable.

(b)           Mail/Telephone/Internet Orders.  For each Card Sale effected by mail, telephone or internet, Zale shall record the following information on the Sales Slip prepared with respect to such Card Sale:

(i)            The date of such Card Sale;

(ii)           The name and location (city and state) of the Accountholder to whom the bill for the Card Sale will be sent, unless otherwise provided to Bank, (e.g. batch reports, etc.);

(iii)          A brief description of the Authorized Goods and Services purchased in such Card Sale;

(iv)          The total amount of the Card Sale, including tax;

(v)           The Cardholder’s Account number;

(vi)          The shipping address (if applicable); and

(vii)         The shipping date (if applicable).

(c)           Store Sales.  For Card Sales in Stores, each Sales Slip must be legible and fully completed and will include the same information required for Card Sales by mail, telephone and internet (specified in Section 3.6(b) of this Agreement)  other than the name and location of the Accountholder to whom the bill for the Card Sale will be sent and the shipping address and shipping date and additionally will include (i) the Authorization number (if any) provided by Bank to Zale, (ii) the Credit Plan code (if any) provided by Bank to Zale, and (iii) unless provided separately, Zale’s Bank-assigned merchant number.  A Sales Slip must be signed by a Cardholder for each Store Card Sale at the time such Card Sale is made and in the presence of an authorized representative or employee of Zale.  For Card Sales to the Person representing himself to be the Person named on the Card, when the Card is physically presented to a Zale representative or employee, such representative or employee shall check to determine whether, in such representative’s or employee’s judgment, the signature on the Sales Slip is reasonably similar to the signature, if any, appearing on the signature panel of the Card.  After completion of the Card Sale, Zale shall provide a legible and completed copy of the Sales Slip to the Cardholder.

(d)           Signature.  For each Card Sale in a Store, if Zale fails to obtain the signature of a Cardholder on a Sales Slip, and for each sale over the internet, by mail or telephone, if Zale ships the products charged in the Card Sale to an address other than the address of the Accountholder and fails to obtain the signature of a Cardholder or a member of the Cardholder’s household (including without limitation any domestic employee) accepting delivery, and, in any such case, such Cardholder has not authorized the Card Sale or denies the validity of the Card Sale and such Cardholder fails to make payment for the Card Sale as provided in the Account terms and conditions, the Card Sale shall be subject to Chargeback to the extent provided in Section 3.11 of this Agreement.  Electronic signatures which comply with Applicable Law shall be deemed to be signatures for all purposes of this Section 3.6(d).

SECTION 3.7                 Authorization.

(a)           Bank agrees at all times during the Term, at its sole cost and expense, to maintain primary and back-up Authorization capacity sufficient to enable Bank to perform its obligations hereunder (including but not limited to adequate staffing), with such back-up Authorization capacity served by a power source totally separate from that utilized by the primary Authorization capacity such that if power were unavailable to the primary Authorization capacity, power would likely be available to the back-up capacity.  Bank further agrees at all times to maintain one toll-free telephone number accessible from all Stores and available for use by Zale personnel in connection with Authorization and inquiries by Store personnel and district managers and adequate to meet the Performance Standards.  In accordance with the terms of this Section 3.7, Zale must obtain Authorization for each proposed Card Sale.  Bank shall authorize all Card Sales with respect to an Account up to a maximum amount equal to the approved amount for such Card Sale communicated to the Store by Bank (and such amount and an additional amount not exceeding ten percent (10%) of such amount shall be deemed to be approved for purposes hereof).  In order to expedite Authorization and minimize sales clerk time required in connection with each Card Sale, to the extent Electronic Terminals are available, all requests for Authorization and responses to such requests shall be effected electronically, utilizing Store registers, by both Zale and Bank, in a manner reasonably consistent with the manner in which Zale secured authorizations of charge sales under the Original Agreement or as may be otherwise agreed by Zale and Bank.  For purposes of this Agreement, the purchase of one or more items of Authorized Goods and Services made by a Cardholder at one Store and at one time will be deemed to constitute a single Card Sale.

(b)           Obtaining Authorization.

(i)            Electronic Locations.  To obtain Authorization for Card Sales made at Electronic Locations (including without limitation internet sales), Zale shall utilize an Electronic Terminal; provided, however, that if such Electronic Terminal is not properly functioning at the time of a Card Sale, the provisions applicable to non-Electronic Locations as set forth in Section 3.7(b)(ii) shall apply.  Bank has examined the Electronic Terminals Zale currently uses, and such Electronic Terminals are acceptable to Bank.  After the date hereof, Electronic Terminals in Stores shall be substantially similar to those used by Zale on the date hereof or shall be of a type customarily used by retailers or of such other type as shall be reasonably acceptable to Bank.  Zale agrees to adequately maintain its Electronic Terminals.  At an Electronic Location, if a referral code is displayed on an Electronic Terminal, Zale shall follow Operating Regulations pertaining to procedures related to such referral code; provided, however, that in the event the Card Sale is ultimately approved, such approval shall be communicated to Zale electronically.

(ii)           Non-Electronic Authorization.  To obtain Authorization at non-Electronic Locations or at Electronic Locations when Bank’s capability to provide electronic Authorization or Zale’s capability to obtain electronic Authorization is not operational, Zale shall contact Bank in accordance with the Operating Regulations.  Bank will make commercially reasonable efforts to create backup capacity for Authorization when Electronic Terminals are not available.  If the Authorization Center approves the Card Sale by telephone, Zale shall record on the Sales Slip any Authorization code or number provided to Zale by Bank with respect to such Card Sale.

(c)           Right of Chargeback.  Bank agrees to respond to requests for Authorization by Zale hereunder in accordance with the Performance Standards.  If Authorization is required hereunder for any Card Sale and (i) Zale fails to obtain such Authorization, Bank may process a Chargeback for such Card Sale to the extent provided in Section 3.11 of this Agreement or (ii) Zale obtains such Authorization, but the amount of the Card Sale exceeds by more than ten percent (10%) the authorized amount, Bank may process a Chargeback to the extent provided in Section 3.11 of this Agreement (in each case, an “Unauthorized Card Sale”).  Notwithstanding any provision hereof to the contrary, in no event shall any Card Sale be subject to Chargeback solely as a result of the fact that those means of Authorization specified in Section 3.7(b)(i) were unavailable (for any reason other than one attributable solely to Zale’s negligence or willful misconduct).

(d)           Cancellation of Account/Authorization.  In connection with Card Transactions by catalog, telephone or mail in which an Account is opened at the time of such transaction but a copy of the Credit Card Agreement is not delivered by Zale or Bank to the Credit Applicant at the time the Credit Applicant makes a purchase of Authorized Goods and Services, the Credit Applicant shall have the option, but only to the extent required by Applicable Law, to decline the terms and conditions of the Credit Card Agreement and close the Account upon receipt of a copy of such Credit Card Agreement.  However, in the event such Credit Applicant so elects with respect to any such transaction, unless Bank can legally do so under Applicable Law, no sale will be posted to nor billed through such Credit Applicant’s Account.  Bank shall notify Zale of any such event as promptly as reasonably possible and in any event within ten (10) Business Days of the date on which Bank learned that such Credit Applicant had so elected.  Zale will be responsible for making alternate payment arrangements with the Credit Applicant with respect to such transaction, and Bank shall fully cooperate with Zale in Zale’s attempt to make such alternate arrangements.

SECTION 3.8                 Settlement of Card Transactions.

(a)           Remittance of Sales Data by Zale.  From time to time at such intervals as shall be determined by Zale (but not more frequently than daily nor less frequently than weekly) during the Term, Zale shall forward previously unreported Sales Data to Bank.  All such Sales Data shall be in the form and format set forth in the Operating Regulations, or in such other form and format as Zale and Bank may agree.  In the event all or a portion of such Sales Data is not forwarded by Zale to Bank or such data is forwarded but is unreadable as a result of an act or omission of Zale, Bank shall not be required to process the portion of the Sales Data containing the missing or unreadable data, but shall inform Zale or its designated agent of the missing or unreadable Sales Data within one (1) Business Day of Bank’s receipt of such Sales Data.  Zale shall be responsible for retrieving and resubmitting the missing or unreadable portion of the Sales Data and, when Zale has done so, Bank shall process such Sales Data.  Zale shall be responsible for the loss, damage or destruction of Sales Data until such Sales Data is received by Bank or by Bank’s designated processor or other agent, unless such loss, damage or destruction is caused by an act or omission of Bank or Bank’s designated processor or other agent.

(b)           Obligation to Reimburse Zale for Sales Data.  Subject to Bank’s right of Chargeback to the extent specifically provided for in Section 3.11 of this Agreement, Bank shall reimburse Zale in accordance with Section 3.8(c) for all Card Sales included in Sales Data forwarded by Zale to Bank in accordance with the terms hereof.  On each Business Day during the Term, Bank will pay Zale an amount equal to (i) the total amount of Net Card Sales, if any, submitted to and received by Bank in accordance with the terms of this Agreement with respect to which Settlement is then due,  minus the sum of (A) the Merchant Fee adjusted for any Credit as provided in Section 3.9 hereof due in accordance with Section 4.1 of this Agreement, (B) the amount of In-Store Payments, if any, submitted to Zale and (C) any Chargebacks, plus or minus (iii) the amount of any other adjustments to the amounts submitted.  Bank will not be required to reimburse Zale for any Card Sale not submitted to Bank within thirty (30) days of the date of such Card Sale unless Bank bills customer for such Card Sale.

(c)           Method and Timing of Settlement.  For Sales Data electronically forwarded to Bank as provided herein by 1:00 p.m. prevailing Central time on a Business Day as provided in Section 3.8(a) above, Bank will initiate a wire transfer in the amount of the Settlement due Zale no later than 2:00 p.m. prevailing Central time on the immediately following Business Day to a Settlement Account in accordance with Zale’s instructions.  With respect to such Sales Data received by Bank after 1:00 p.m. prevailing Central time on a Business Day, Bank will initiate a wire transfer in the amount of the Settlement due Zale to such Settlement Account and in accordance with such instructions by 2:00 p.m. prevailing Central time on the second Business Day immediately following the date on which Bank received such Sales Data.  Any amounts that are not wired by Bank in accordance with the schedule set forth in this Section 3.8(c) shall bear interest at the Federal Funds Rate until paid in full, and any such accrued interest shall be payable on demand.  Bank will not accept Sales Data in paper form (hard copy) unless all reasonable electronic means of transmitting such data are unavailable.  Under no circumstances shall Bank debit (and Bank is not authorized to debit) any Settlement Account in the event the Settlement amount due to Zale with respect to such Business Day is a negative amount, but rather Bank shall deduct from the amount due Bank from the amount of future Settlements until any such amount due Bank has been satisfied.  Bank may, at its option, deduct from any amount wired to a Settlement Account hereunder an amount equal to any amount owing to Bank pursuant to the terms of this Agreement.  Zale agrees that any deduction made by Bank from amounts Zale otherwise owes to Bank pursuant to this Section 3.8(c) is an act of recoupment, not a set off.  Zale authorizes Bank and its designated agents and representatives to initiate credit (but not debit) entries to the Settlement Account as provided herein.  Neither Bank nor Zale shall be liable for any delays in receipt of funds or errors in account entries caused by third parties not specifically engaged by Bank or Zale, as the case may be, to perform its obligations hereunder.  Zale shall not close a Settlement Account without providing Bank at least five (5) Business Days prior written notice of such closure and, if such Settlement Account is the sole Settlement Account then maintained by Zale, substitution of another account.  Zale shall be solely liable for all fees and costs associated with each Settlement Account; provided, however, that Bank shall be solely liable and responsible for any and all fees and costs associated with the credit of any amount to a Settlement Account.

(d)           Wire Transfer of Settlement Amounts.  All wire transfers of funds required under Section 3.8(c) above shall be sent at Bank’s sole cost and expense.  In the event Zale is not receiving such funds on the same day the wires are initiated by Bank, Bank and Zale agree to cooperate to implement new or revised procedures to facilitate the receipt of such funds by Zale on the same day the wire transfers are initiated.

SECTION 3.9                 Cardholder Credits and Payments.

(a)           Unless specifically required by Applicable Law, Zale shall not give cash refunds to any Cardholder in connection with a Card Sale but rather shall issue an appropriate Credit with respect to such Card Sale.  For each Credit issued by Zale, Zale shall prepare and deliver to the Cardholder a Credit Slip which Zale shall complete in accordance with the Operating Regulations.  Zale shall submit Sales Data evidencing each Credit to Bank promptly with other Sales Data submitted to Bank hereunder (and in any event within seven (7) days after such Credit is issued) in order that the appropriate Credit may be entered on the Cardholder’s Account.

(b)           Zale shall accept payments (“In-Store Payments”) on an Account made by a Cardholder or any other Person acting on behalf of a Cardholder in accordance with the following:

(i)            If Zale shall receive any In-Store Payments, Zale shall be deemed to hold such In-Store Payments in trust for Bank until such payments are either delivered to Bank or applied to reduce amounts payable by Bank to Zale pursuant to Section 3.8.

(ii)           Zale shall bear the risk of loss for all In-Store payments received.

(iii)          Zale shall give or cause to be given to each Cardholder making an In-Store Payment an electronic receipt for such payment.

(iv)          In-Store Payments shall be included by Zale in the Sales Data for the Business Day upon which the In-Store Payment is received.  In-Store Payments shall be credited to the Account of the relevant Cardholder as of the date of actual receipt and posting by Zale.

(v)           Upon request of Bank, Zale shall forward to Bank, in the manner reasonably specified by Bank, evidence of all requested In-Store Payments received by Zale within twenty-five (25) days of such request by Bank.

(vi)          Zale shall not have the right to charge any fees related to or collect on any checks received as In-Store Payments and returned for insufficient funds.  Zale warrants that all actions taken by it, its employees or agents to take or remit In-Store Payments shall be undertaken in accordance with the terms of this Agreement and Applicable Law.

(vii)         For each In-Store Payment made in a foreign currency, Zale shall capture all of the information listed on a currency transaction report form provided to Zale by Bank and shall provide such information to Bank upon Bank’s request.

(viii)        Bank may audit Zale, from time to time, at its discretion and upon reasonable notice, to ensure compliance with the terms of this Agreement pertaining to the taking and remitting of In-Store Payments.  Zale shall allow Bank reasonable access during normal business hours to Zale’s documents, facilities and key employees for the purpose of conducting such audit.  Bank agrees to use commercially reasonable efforts to schedule such audit, if necessary, to avoid interference with the normal operations of Zale.

(ix)           Zale agrees that Bank, upon written notice to Zale and after any applicable cure period set forth in this Section 3.9(b)(ix), may suspend Zale’s right to take In-Store Payments during any period in which Zale has failed to comply with the provisions of this Section 3.9(b) and may terminate such right upon termination of this Agreement.  However, prior to any suspension of In-Store Payments, Bank will notify Zale of the specific nature of its non-compliance with this Section 3.9(b), discuss specific remedies to bring Zale into compliance, and allow Zale the opportunity, for a period of ten (10) Business Days, to cure the specific issue.  To the extent that Zale, after such ten (10) Business Day cure period, fails to comply with this Section 3.9(b), Bank may suspend In-Store Payments.  Neither the suspension of Zale’s right to take In Store Payments nor the termination of this Agreement shall affect Zale’s obligations under this Agreement with respect to In Store Payments received after the suspension of its right to take In Store Payments or termination of this Agreement.

SECTION 3.10               Billing Inquiries, Cardholder Disputes.

(a)           Billing Inquiries.  Bank agrees at all times during the Term to maintain a sufficient number of toll-free telephone lines accessible by customers for billing and other Account-related inquiries to enable Bank to respond to such inquiries on a timely basis in compliance with the Performance Standards.  Such lines shall be answered by an interactive voice response system capable of providing basic account information.  Bank also agrees to maintain at all times during the Term a toll number with a human response system accessible by customers for billing and other Account-related inquiries.  If at any time during the Term, the Client Relationship Team determines that the lack of a toll-free human response system in respect of Cardholder inquiries is adversely affecting the Card Program, Card Sales or Zale’s reputation generally, Bank shall, at Bank’s cost and expense, implement a toll-free human response back-up to such interactive voice response system.  If Zale is responsible for investigating and resolving a billing inquiry or billing error notice of a Cardholder as hereinafter provided, Bank will notify Zale promptly in accordance with Applicable Law of such inquiry or notice, specifying in reasonable detail the nature of such inquiry or notice.  To the extent any inquiry or notice relates to an alleged act or omission by Zale, Zale agrees to investigate and make a good faith effort to resolve such billing inquiry or dispute referred to it by Bank or received directly by Zale from a Cardholder in accordance with the Operating Regulations.  To the extent any inquiry or notice relates to an alleged act or omission by Bank, including inquiries or notices related to late fees, interest and other finance charges, Bank shall be fully responsible for resolving such inquiry or dispute and shall do so in a manner which does not reflect unfavorably on Zale and which complies with the Performance Standards.

(b)           In connection with the collection of Accounts and the resolution of Cardholder inquiries and disputes, Bank shall utilize a designated unit of trained collection and customer service personnel who will interact with Cardholders in accordance with the Performance Standards.  All collection efforts shall be conducted in conformance with the provisions of the Federal Fair Debt Collection Practices Act and other Applicable Law.  In the event Zale advises Bank of its receipt of a significant increase in the number of complaints from Cardholders relating to Bank’s customer service or collection practices, Bank will review with Zale the nature of such complaints and Bank will remedy any non-compliance with the aforementioned criteria.

(c)           Bank will promptly notify Zale upon becoming aware of (i) the filing of (A) any class action lawsuit involving the Card Program or (B) any lawsuit in which Bank is sued by or on behalf of a Cardholder and which lawsuit, when considered in light of all other lawsuits brought by Cardholders and then pending, would be material to the Card Program; (ii) each material lawsuit in which Bank is sued by or on behalf of a Cardholder and Bank is found by a court of competent jurisdiction to have violated Applicable Law; and (iii) the institution of any governmental investigation with respect to the Card Program generally or Bank practices utilized in connection with the Card Program generally, unless and except to the extent (A) Bank is legally prohibited from disclosing the same or (B) the disclosure of the same would jeopardize any legal or other privilege of Bank; provided, however, that Bank’s notification obligation under clause (iii) shall not extend to individual customer complaints that are not otherwise material.

SECTION 3.11               Chargeback Rights and Procedures.

(a)           Chargeback Rights.  (i) To the extent specified in Schedule 3.11(a), attached hereto, Bank may process a Chargeback to Zale for the amount of a Card Sale or an Account balance, or the disputed portion thereof, as applicable; provided, however, Bank will not have the right to process such Chargeback more than twelve (12) months after the applicable Card Sale (plus the period of any Special Credit Plan applicable to such Card Sale that provides for deferral of principal payments), except in the case of confirmed involvement in an act or acts of fraud by any Zale employee.  Solely with respect to Chargebacks related to the Big Ticket Recourse Program or the 60/40 Program, Bank agrees to process any such Chargeback when an Account with respect to either of the foregoing Accounts becomes one hundred fifty (150) days delinquent.  Any Unauthorized Card Sale (solely with respect to purchases made pursuant to the Big Ticket Recourse Program or the 60/40 Program) that occurred over twelve (12) months after the applicable Card Sale will not be subject to Chargeback.  Except to the extent required by Applicable Law, Bank shall not process Chargebacks to Zale based upon a merchandise or billing dispute by an Accountholder without first giving Zale notice of such dispute and at least twenty-five (25) days following such notice to resolve such dispute.  If Bank and Zale agree that a Chargeback is to be reversed, such reversal shall be executed in accordance with the Operating Regulations and the Settlement process described in Section 3.8.  If Bank processes a Chargeback and the disputed amount is subsequently paid to Bank by the Cardholder, Bank will promptly, and in any event within three (3) Business Days of Bank’s receipt of such payment, reimburse Zale for the amount paid by Cardholder.  Zale shall have the right to collect any amount from Cardholder to the extent Bank has processed a Chargeback to Zale as provided herein, and Bank hereby assigns to Zale all of Bank’s right, title and interest in, to and under all such amounts which are the subject of a Chargeback hereunder and constitutes and appoints Zale its attorney-in-fact for purposes of collecting each and every such amount, which payments and credits shall be for the benefit of Zale.  Amounts charged back to Zale by Bank shall not include any Bank-imposed fees or finance charges and shall be increased or reduced, as the case may be, by any amount previously charged or credited Zale, as the case may be, as Merchant Fees or other fees in respect of any amount included in a Chargeback.  If Bank has previously paid Zale the amount which was the subject of the Chargeback, Zale shall repay Bank such amount previously paid.

(ii)           Bank shall advise Zale electronically at least monthly in such format as shall be reasonably agreed by Bank and Zale (specifying in reasonable detail the name and account number of the Cardholders subject to Chargeback, the amount of the Chargeback associated with each account number, the reason for the Chargeback associated with each account number and whether Bank has previously paid Zale for the Card Sale which is the subject of each Chargeback) of all Chargebacks effected by Bank in the immediately preceding month.

(b)           Method of Recourse.  Bank is not required to pay Zale for any Card Sale which is the subject of a Chargeback that Bank is permitted to make as provided herein.  If Bank has already paid Zale for such Card Sale, Bank shall deduct the amount to be charged back from the Settlement Account or deduct such amount from a future payment to Zale.  Zale agrees that any deduction made by Bank from amounts Zale otherwise owes to Bank pursuant to this Section 3.11(b) is an act of recoupment, not a setoff.  If Zale Disputes a Chargeback, Zale shall so notify Bank of such Dispute and Bank and Zale shall attempt to resolve such Dispute.  In the event Zale and Bank are unable to resolve such Dispute promptly, such Dispute shall be submitted to the Program Committee for resolution in accordance with the provisions of Section 2.4 hereof.

SECTION 3.12               Representations and Warranties.

(a)           By Zale.  Each of Z Del and Zale Puerto Rico hereby jointly and severally represents and warrants to Bank as follows:

(i)            Each of Z Del and Zale Puerto Rico is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.

(ii)           Each of Z Del and Zale Puerto Rico has all power, authority, licenses and permits necessary to execute, deliver, and perform its obligations under this Agreement and any of the agreements contemplated hereby.  Each of Z Del and Zale Puerto Rico (i) is duly qualified to do business and in good standing in every jurisdiction in which the nature of its business or ownership or leasing of property requires it to be so qualified and (ii) has all necessary licenses, permits, consents or approvals from or by, and has made all necessary filings and registrations with, all Governmental Authorities having jurisdiction, to the extent required for the ownership, lease or conduct and operation of its business, except, in each case, to the extent that the failure to be so qualified or to obtain such licenses, permits, consent or approvals or to make such filings or registrations would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Card Program taken as a whole.

(iii)          This Agreement constitutes the legal, valid and binding obligation of each of Z Del and Zale Puerto Rico, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding at law or in equity.

(iv)          Except as may be required pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, the execution, delivery and performance of this Agreement by each of Z Del and Zale Puerto Rico do not require any filing or registration with, or the consent or approval of, any Governmental Authority, or any other Person which has not been made or obtained or which will not be obtained or made prior to closing.

(v)           The execution, delivery and performance of this Agreement by each of Z Del and Zale Puerto Rico do not result in the breach of, or constitute a default under, such party’s respective certificate of incorporation, bylaws, or other similar organizational documents, any indenture, mortgage, deed of trust, loan, agreement, or other instrument to which Z Del or Zale Puerto Rico is a party or by which Z Del or Zale Puerto Rico or any of their respective assets or properties are bound.

(vi)          Each Card Sale included in the Sales Data sent to Bank by Zale hereunder will reflect a bona fide sale by Zale of Authorized Goods and Services, in accordance with the terms of this Agreement, and not previously submitted by Zale to Bank.

(vii)         Assuming that each Card Sale hereunder was a sale for cash rather than a Card Sale, such Card Sale would have complied in all material respects with Applicable Law.

(viii)        All merchandise offers prepared or provided by Zale in connection with this Agreement are and shall be true, fair, accurate and complete and Zale shall comply with Applicable Law, including, but not limited to, all applicable consumer protection laws and regulations, in making any promotional offer or providing the related Authorized Goods and Services under the terms of this Agreement.

(ix)           Neither Z Del nor Zale Puerto Rico has executed any document contemplated by this Agreement (A) in contemplation of insolvency, (B) with a view toward preferring one creditor over another, (C) after committing an act of insolvency, or (D) with an intent to hinder, delay or defraud itself or its creditors.

(x)            There are no Claims or, to Z Del’s or Zale Puerto Rico’s knowledge, threatened Claims, that would materially impair Z Del’s or Zale Puerto Rico’s ability to perform under this Agreement or would result in a material adverse effect on Zale.

(b)           By Bank.  Bank hereby represents and warrants to Zale as follows:

(i)            Bank is duly organized, validly existing and in good standing as a state bank under the laws of the State of South Dakota.

(ii)           Bank has all necessary power, authority, licenses and permits necessary to execute, deliver and perform its obligations under this Agreement and any of the agreements contemplated hereby.  Bank (i) is duly qualified to do business and in good standing in every jurisdiction in which the nature of its business or ownership or leasing of property requires it to be so qualified and (ii) has all necessary licenses, permits, consents or approvals from or by, and has made all necessary filings and registrations with, all Governmental Authorities having jurisdiction, to the extent required for the ownership, lease or conduct and operation of its business, except, in each case, to the extent that the failure to be so qualified or to obtain such licenses, permits, consent or approvals or to make such filings or registrations would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Card Program taken as a whole.

(iii)          This Agreement constitutes the legal, valid and binding obligation of Bank, enforceable against Bank in accordance with its terms.

(iv)          The execution, delivery and performance of this Agreement by Bank do not require any filing or registration with, or the consent or approval of, any Governmental Authority, or any other Person which has not been made or obtained.

(v)           The execution, delivery and performance of this Agreement by Bank do not conflict with or result in the breach of, or constitute a default under Bank’s certificate of incorporation, bylaws, or such similar documents, any indenture, mortgage, deed of trust, loan, agreement, or other instrument to which Bank is a party or by which Bank or any of its assets or properties are bound.

(vi)          All Required Disclosures provided by Bank to Zale for distribution to Cardholders and all Required Disclosures provided by Bank to Accountholders will comply in all respects with Applicable Law.

(vii)         There are no Claims or, to Bank’s knowledge, threatened Claims, that would materially impair Bank’s ability to perform under this Agreement or would result in a material adverse effect on Bank.

SECTION 3.13               Reports; Audit Rights.

(a)           Reports.

(i)            Bank shall supply Zale, at Bank’s sole cost and expense, with (A) those periodic report(s) regarding the Card Program which are described in Schedule 3.13(a)(i) hereto and (B) those reports regarding the sale of insurance products and services specified in the Insurance Agreement, which reports, in each case, shall be in forms reasonably determined by Zale and Bank.  As soon as practicable following the end of each calendar quarter during the Term, Bank shall provide to Zale a risk management report detailing the delinquency and charge-off levels consistent with the type of information that has previously been provided by Bank to Zale in Program Committee meetings prior to the Effective Date.  Bank shall also supply Zale with such additional information from time to time as Zale may reasonably request and with any additional report requested by Zale provided that, if any such additional report is not produced by Bank in its normal course of business (i.e., requires special programming), Zale and Bank shall agree upon the cost for such report (which cost shall not exceed Bank’s reasonable cost of producing such report), and such cost shall be paid by Zale.

(ii)           Zale shall supply Bank, at Zale’s sole cost and expense, with the reports regarding the Card Program listed in Schedule 3.13(a)(ii) attached hereto at such times set forth on such schedule.  Zale shall also supply Bank with such additional information and additional reports from time to time as Bank may reasonably request, provided that, if any such additional report is not produced by Zale in its normal course of business (i.e., requires special programming), Zale and Bank shall agree upon the cost for such report (which cost shall not exceed Zale’s reasonable cost of producing such report), and such cost shall be paid by Bank.

(b)           Bank’s Internal Audit; Zale’s Audit Rights.  Bank agrees, upon Zale’s request from time to time but no more frequently than once during any consecutive twelve (12)-month period, to deliver to Zale a certification of an officer of Bank (i) as to the date on which the last internal controls audit of Bank was conducted and (ii) whether such audit revealed any default by Bank hereunder (and, if so, a reasonable description of such default) or contained any information which would suggest that Bank is not fully capable of performing its obligations hereunder and, if so, reasonable details regarding such information.  At all reasonable times during the Term and upon reasonable notice, Zale shall have the right, at its sole cost and expense, to review and audit Bank’s books and records (other than Bank’s internal financial records) and operations related to the Card Program and Bank’s performance hereunder, and Bank agrees to give Zale full access at all such reasonable times to such books and records and to all of Bank’s operational facilities at which functions related to this Agreement are performed and otherwise to reasonably cooperate with Zale in connection with any such audit; provided, however, that so long as Bank is not in default hereunder, Zale shall not have the right to audit Bank more than once during any twelve (12) consecutive month period.

SECTION 3.14               Bank Performance.

(a)           [Intentionally Omitted.]

(b)           Agreement to Maintain Performance Standards.  At all times during the Term, Bank shall perform its services hereunder and conduct the Card Program in accordance with this Agreement, Applicable Law and generally accepted industry practices applicable from time to time.  Without limiting the generality of the foregoing, Bank shall maintain the capability, to the same extent available under the Original Agreement, to provide (i) transmission of Applications and other credit information between Banks and Stores by facsimile and (ii) credit services to Cardholders in Spanish, including without limitation Applications, Required Disclosures, customer service, Account statements, collection letters, and interactive voice response on customer Account information lines.  Bank shall at all times during the Term maintain up-to-date industry standard or better hardware and software, including without limitation, fraud protection software and other industry standard fraud protection devices.  During the period beginning on the Effective Date and continuing throughout the Term, unless a later date than the Effective Date is specified in the Performance Standards as the date by which Bank must comply with a particular Performance Standard (in which case, Bank shall meet such Performance Standard on such later date), Bank shall comply with all Performance Standards.

(c)           Failure to Meet Performance Standards.  In the event that Bank fails to meet any Performance Standard, Bank shall report in reasonable detail to the Client Relationship Team promptly (and in any event within ten (10) days) following the date Bank became aware of any such failure the extent to which Bank failed to achieve such Performance Standard and the reasons for Bank’s failure to meet such Performance Standard, and shall propose a plan for taking such action as Bank deems appropriate and as may be approved by Zale (such approval not to be unreasonably withheld or delayed) to meet such Performance Standard.  Zale and Bank acknowledge that Zale will be damaged by Bank’s failure to meet any Performance Standard and that such damages would be difficult to quantify.  Therefore, the parties agree that, subject to the terms of this Section 3.14 and in addition to any other rights which Zale may have pursuant to this Agreement, Applicable Law or otherwise, Bank shall pay Zale liquidated damages for such failure to achieve a Performance Standard as provided in the Performance Standards.  Notwithstanding the foregoing, in the event of any significant upgrade to Bank’s operational systems related to the Card Program, which could reasonably be expected to adversely affect Bank’s performance during the implementation of such upgrade, the liquidated damages provided for under this Section 3.14 shall not apply with respect to Bank’s failure to meet particular Performance Standards impacted by such upgrade (but only with respect to such particular Performance Standards) during the period when such upgrade is being implemented.  Any such upgrade shall be effected by Bank with as little disruption to the Card Program as reasonably possible and as effectively and efficiently as reasonably possible pursuant to a schedule approved in advance by the Client Relationship Team.

(d)           Maintenance of Operations Systems.  Bank shall, at its sole cost and expense, at all times during the Term keep its operations systems updated and in conformity with then current industry standards at no additional cost to Zale.

(e)           Backup Capability.  Bank covenants at all times during the Term to maintain disaster recovery backup and failover capability adequate to enable Bank to perform under its then existing disaster recovery plan.  On the date hereof, Bank’s disaster recovery plan is in the form delivered by Bank to Zale contemporaneously herewith.  Bank represents and warrants to Zale that Bank currently has in place all such backup and capability.  Bank shall continually review such disaster recovery, backup and failover capability during the Term, in light of new technological developments, with a view toward implementing any changes that may be appropriate to provide backup records and services in the event of a systems failure or other disaster which threatens the records maintained with respect to the Card Program and the services provided by Bank hereunder.  To the extent Zale requests copies of any disaster recovery test results reasonably available to Bank, Bank shall promptly supply such test results to Zale.

SECTION 3.15               [Intentionally Omitted].

SECTION 3.16               Insurance.  Zale or an Affiliate of Zale, at its option, may provide Cardholders an opportunity to purchase various insurance related products and services offered by Zale or such Affiliate.  All such products and services shall be deemed to be Authorized Goods and Services hereunder and may be charged by Cardholders on their Cards.  Any sale by Zale or a Zale Affiliate of such insurance related products and services which are charged by a Cardholder on such Cardholder’s Card shall, for all purposes hereof, be deemed to be a Card Sale; provided, however, that notwithstanding the foregoing, Merchant Fees shall not be applicable to any Card Sale to the extent the amount due from an Accountholder as a result of such Card Sale arises out of any purchase of such insurance related products and services.  All insurance related products and services sold pursuant to Card Sales hereunder shall be subject to the terms and conditions of an Insurance Agreement, dated February 21, 2001, entered into by and among Z Del, Zale Puerto Rico, Zale Indemnity Company, Zale Life Insurance Company, Jewel Re-Insurance, Ltd. and Hurley, as amended (the “Insurance Agreement”).  To the extent Bank pays Zale or such Affiliate for such products and/or services and the amount of the charge for such products and/or services and such amount is subsequently written off by Bank in accordance with Bank’s policies regarding the Card Program, Zale or such Affiliate shall repay Bank such amount as provided in the Insurance Agreement.  Bank shall, at the request of the Zale Affiliate selling such insurance products and services, include in the Application form a means reasonably acceptable to Zale for a Credit Applicant to elect to purchase such insurance-related products and services.  Bank shall not, without Zales’ prior written approval (which approval may be withheld in Zale’s sole discretion) offer insurance or insurance related products of any Person other than a Zale Affiliate.  Bank shall cooperate with Zale or any Zale Affiliate, as the case may be, in offering the insurance related products and services as contemplated by this Section 3.16 and shall provide Zale, at Zale’s request and to the full extent permitted by Applicable Law, such information regarding and access to Accountholders as Zale or any Zale Affiliate may reasonably request in connection with the marketing and servicing of such products and the marketing of such services.  If and to the extent that all or any portion of an insurance premium is billed to an Accountholder by Bank and is subsequently written off by Bank in accordance with Bank’s policies regarding the Card Program, the Zale Affiliate offering such products and services shall be entitled to invoice and pursue its rights and remedies directly against such Cardholder as provided in the Insurance Agreement.

SECTION 3.17               Zale Acquisitions; Unauthorized Goods and Services.

(a)           In the event that, during the Term, Zale acquires a business (an “Acquired Business”), the following provisions shall apply:

(i)            If such business already has an existing private label credit card program and such program remains in effect following the closing of Zale’s purchase of such Acquired Business, notwithstanding any other provision hereof to the contrary, the credit card program of the Acquired Business shall not initially be covered by this Agreement.  Upon termination or expiration of such existing private label agreement, if Zale does not wish to continue to have such existing private label credit card program continued by the then current provider of such program, Zale shall so notify Bank prior to such termination or expiration.  If such Acquired Business offers goods and services reasonably consistent with the Authorized Goods and Services offered by Zale, Bank shall have an option, exercisable upon delivery of written notice to Zale within thirty (30) days of Bank’s receipt of Zale’s notice, to become the provider of such credit card program upon terms and conditions no less favorable to such Acquired Business than those contained in this Agreement.  If such Acquired Business offers goods and services which are not reasonably consistent with the Authorized Goods and Services offered by Zale, Zale and Bank shall negotiate in good faith in an attempt to reach agreement on the terms and conditions upon which Bank would provide such program.  In the event Bank does not exercise its option to provide such program or in the event Zale and Bank are unable to agree upon such terms and conditions within thirty (30) days following Bank’s receipt of Zale’s notice, as the case may be, Zale may enter into an agreement for a private label credit card program with a Person other than Bank in respect only of the goods and services sold by the Acquired Business at the time of such acquisition by Zale.

(ii)           If such Acquired Business does not have a private label credit card program which will remain in effect following the closing of such purchase and such Acquired Business offers goods and services reasonably consistent with the Authorized Goods and Services offered by Zale, Zale may elect, upon written notice to Bank within thirty (30) days following the acquisition of such Acquired Business, to have such Acquired Business covered by the provisions of this Agreement, and, in the event Zale so elects, Bank and Zale shall cooperate to cause the addition of such Acquired Business to this Agreement as efficiently and effectively as reasonably possible.  If Zale does not elect within such thirty (30)-day period to have such Acquired Business covered by this Agreement or if the Acquired Business offers goods and services which are not reasonably consistent with the Authorized Goods and Services offered by Zale and Zale wishes to have a private label credit card business for such Acquired Business, Zale shall so notify Bank, and Bank and Zale shall negotiate in good faith in an attempt to reach agreement on the terms and conditions upon which Bank would provide such program.  In the event Zale and Bank are unable to agree upon such terms and conditions within thirty (30) days following Zale’s notice to Bank, Zale may enter into an agreement for such program with a Person other than Bank in respect only of the goods and services sold by the Acquired Business at the time of such acquisition by Zale.

(iii)          In the event that an Acquired Business has an existing private label credit card program that will remain in effect following the closing of Zale’s purchase of such Acquired Business and such Acquired Business offers goods and services reasonably consistent with the Authorized Goods and Services offered by Zale, and Zale desires to use the Zale Marks (existing as of the date hereof) in connection with such private label credit card program, the parties hereto hereby agree to use their best efforts to cooperate and negotiate in good faith in an attempt to reach a mutual agreement to facilitate the separate use by Zale of the Zale Marks in connection with such private label credit card program until expiration (excluding any renewals) or other termination of such private label credit card program.

(b)           In the event that, during the Term, Zale offers goods and services for sale other than Authorized Goods and Services (such goods and services being “Unauthorized Goods and Services”) and decides to have a separate private label credit card program for such Unauthorized Goods and Services, Zale shall so advise Bank, and Zale and Bank shall negotiate in good faith, for a period of thirty (30) days following Zale’s notice to Bank (during which period Zale agrees to negotiate exclusively with Bank), in an attempt to reach agreement on the terms and conditions upon which such program would be provided by Bank.  In the event Zale and Bank are unable to agree upon such terms and conditions within such thirty (30) day period, notwithstanding any other provision hereof to the contrary, Zale may enter into an agreement for such program with a Person other than Bank.

SECTION 3.18               Purging Accounts.  Bank agrees not to purge any Account because of lack of debit or credit activity other than any such Account which has not had any debit or credit activity for a period of at least thirty-six (36) consecutive months.  Bank agrees to provide reasonable advance notice to Zale of any purging of accounts.

SECTION 3.19               Monthly Cardholder Statements—Inserts and Messages.

(a)           Zale shall have the right to provide up to the maximum number of statement inserts that may reasonably be accommodated (and one payment remittance envelope with bangtail advertisement per month) for inclusion in monthly statements mailed by Bank to Cardholders; provided, however, Zale shall not have the right to include any inserts to Cardholders who meet Bank’s exclusion criteria for Authorized Goods and Services or any other products or services that are required to be paid for by a Cardholder with the Card.  For the purpose of this Section 3.19, “exclusion criteria” means the criteria generally applied by Bank with respect to the exclusion of Cardholders, including due to delinquency, closure, death or other similar criteria.  Zale will be solely responsible for the cost of producing the materials, delivering the materials to a location reasonably designated by Bank, and, to the extent the inclusion of any insert increases the postage for mailing such statements over the amount Bank would otherwise have to pay if such inserts were not included, within thirty (30) days following receipt of an invoice from Bank for such increased cost, Zale shall pay such increased postage cost.  Statement inserts and bangtail payment envelopes shall be subject to reasonable size, materials, and weight specifications of Bank.  Zale agrees that such inserts and/or bangtails will not (i) reference Bank without Bank’s prior written approval, except in respect of the Card Program; or (ii) advertise or promote credit products or credit services offered by Bank or its Affiliates other than the Card Program and insurance products and services offered by Zale or any Zale Affiliate.  Zale’s right to include statement inserts in monthly statements shall be subject to Bank’s need to use available insertion space for legal notices to Cardholders.  Bank shall not be entitled to share in any profits, fees or commissions resulting from the inclusion of such inserts which relate to those types of products or services offered by Zale or any Zale Affiliate as part of its regular product offering from time to time (including without limitation any such co-branded products or services), nor, subject to Section 3.19(c) hereof, shall Bank be entitled to share in any proceeds resulting from the sale of any other product or service (whether offered by Zale or a Zale Affiliate as a part of its regular product offering).

(b)           To the extent Zale does not utilize the maximum amount of inserts that may be reasonably accommodated in Account statements or a bangtail advertisement on any included remittance envelope, Bank shall have the right, at Bank’s sole cost and expense, to place inserts in such statements or use such bangtail to promote Bank Products and Services; provided, however, that Bank shall not use such inserts or bangtail to promote any product or service of Bank or any Affiliate of Bank that is also offered by Zale or any Affiliate of Zale (including without limitation any insurance or insurance-related product or service).  Bank agrees that, in any event, such inserts will not:  (i) reference Zale or any Zale product or service without Zale’s prior written approval in each instance (which approval can be withheld in Zale’s sole discretion); or (ii) advertise or promote products which compete with Authorized Goods or Services offered by Zale or its Affiliates.

(c)           Either Bank or Zale may propose to the other party hereto an opportunity for utilizing an insert or inserts for the purpose of marketing goods or services of a third party unrelated to either Zale or Bank (which shall be goods or services which do not compete with those offered by either Bank or Zale or any Affiliate of Bank or Zale).  In the event Bank and Zale agree to utilize such insert or inserts for such purpose, Bank and Zale shall share equally any profits resulting from the sale of such products or services so sold.

(d)           In addition to the foregoing rights described in this Section 3.19, Zale shall have the right to request that messages, coupons and/or advertisements be printed on the monthly statements mailed to all Cardholders or specific Cardholders or groups of Cardholders, based on selected Account data, geographic location, or Bank’s Cardholder Account number, as determined by Zale, and Bank shall place on such statements such messages, coupons and/or advertisements as may be requested from time to time by Zale; provided, however Zale shall not have the right to include any messages, coupons and/or advertisements to Cardholders who meet Bank’s exclusion criteria for Authorized Goods and Services or any other products or services that are required to be paid for by a Cardholder with the Card.  Bank shall not be entitled to share in any fees or commissions paid to Zale by third party vendors based on the sales of any products or services of such third party vendors procured by Zale (other than Authorized Goods and Services) that are sold to Cardholders as a result of such messages, coupons or advertisements.

(e)           Bank shall not place any messages, coupons, advertisements or other information on statements for the purpose of soliciting sales of products or services of Bank or any other Person without Zale’s prior written consent; provided that Bank shall be entitled to place information on the statements concerning the Bank Products and Services, the Card Program and the administration or collection of Accounts without the prior written consent of Zale.

SECTION 3.20               Access to Products and Services; Enhancements.  Zale may, from time to time, request improvements or enhancements (including without limitation systems and operations improvements or enhancements) in connection with the Card Program, and Bank agrees to use commercially reasonable efforts to assist Zale in developing specifications for the scope of such system improvements or enhancements, including but not limited to the estimated cost of development of such improvements or enhancements and the cost of providing such improvements or enhancements to Zale; provided, however, that any improvements or enhancements required pursuant to Section 3.20 hereof shall be provided by Bank at no cost or expense to Zale.  Bank agrees to provide all such system improvements or enhancements on the terms and conditions to which Zale and Bank may mutually agree.  The parties agree to cooperate with respect to the development and implementation of any such system improvements or enhancements in a timely manner.

SECTION 3.21               Programs.  Pursuant to the terms of this Section 3.21, Bank will make available the following credit card programs, and Bank shall have recourse against Zale for any related credit losses to the extent specified below.

(a)           Big Ticket Recourse Program.  Bank and Zale agree that (with respect to both new and existing Accounts) in any case where the credit line requested or the Card Sale gross amount is more than $10,000 (or such lower amount as to which Bank may determine on a case-by-case basis), and where Bank would otherwise approve the Account (based on Bank’s Account Issuance Criteria) but not grant an initial credit line or a credit line increase greater than or equal to the amount requested, and where the Big Ticket Recourse Program risk criteria for customers or applicants are met as determined from time to time by Bank in its sole discretion, such Accounts shall be eligible for the “Big Ticket Recourse Program”, as described below.  In no event shall the aggregate amount of receivables under the Big Ticket Recourse Program at any time exceed                                      [redacted].

(i)            Approval Process.  Bank shall, promptly upon receipt, refer to Zale Credit Applications or Card Sales involving accounts that are eligible to be included in the Big Ticket Recourse Program.  Consistent with credit review guidelines approved by Bank (Bank’s approval not to be unreasonably withheld, conditioned or delayed), Zale shall determine, in compliance with Applicable Law, whether to approve or not approve any such referred Account for the Big Ticket Recourse Program (any Account so approved being a “Big Ticket Recourse Account”).

(ii)           Recourse Liability.  Bank shall extend credit in the amount requested for Big Ticket Recourse Accounts, and, except as otherwise provided herein, Zale shall be liable for and bear all of the losses resulting from charge off of the principal balances of such Big Ticket Recourse Accounts in accordance with this Agreement, including, without limitation:  (i) any existing principal balance at the time the Account becomes a Big Ticket Recourse Account and (ii) all subsequent charges to the Big Ticket Recourse Account for the duration of the Account.  Zale’s recourse liability for Big Ticket Recourse Accounts shall be calculated on a monthly basis and charged against the Big Ticket Reserve Account as set forth in this Section 3.21(a) up to the amount of such Account approved by Zale as set forth in this Section 3.21(a).  Any Accounts in the Big Ticket Recourse Program will be subject to Chargeback to Zale for Cardholder fraud as set forth in this Section 3.21(a).  If the Zale Credit Services Department requests that Bank approve, and Bank so agrees, any such Account prior to Bank’s satisfactory completion of its normal authentication procedures, Zale shall bear one hundred percent (100%) of the principal amount of any loss on such Big Ticket Recourse Account resulting from Cardholder fraud.  With respect to all other Big Ticket Recourse Accounts, Zale shall be responsible only for the principal amount of fraud losses in excess of the credit limit that Bank would otherwise have approved.  Bank shall have no recourse to Zale with respect to the charge off of principal balances resulting from Big Ticket Recourse Account credit line increases that were not expressly approved by Zale.  As of the Effective Date, Bank does not reclassify Big Ticket Recourse Accounts to non-recourse status on its data processing system.  Bank may develop means that Bank determines, in its sole discretion, will allow Big Ticket Recourse Accounts to be reclassified to non-recourse status.  In such event, Bank shall consider reclassification of zero balance Big Ticket Recourse Accounts and the removal of such Accounts from the Big Ticket Recourse Program.  Upon removal of any Account from the Big Ticket Recourse Program, Zale shall have no further liability for any such Account under this Agreement.  Bank may, at its option, request that Zale bear the costs associated with any systems development related to the means as set forth in this Section 3.21(a)(ii).  If Zale elects not to bear such costs, Bank shall have no further obligation to review Big Ticket Recourse Accounts for potential removal from the Big Ticket Recourse Program.  The parties hereto hereby agree that the rights and obligations set forth in this Section 3.21(a)(ii) shall survive the termination of this Agreement.

(iii)          Merchant Fees.  Bank and Zale agree that Merchant Fees in effect from time to time pursuant to Section 4.1 of this Agreement shall be reduced by 160 basis points for Big Ticket Recourse Accounts.

(iv)          Termination.  Either party may terminate the Big Ticket Recourse Program at any time by providing thirty (30) days prior written notice to the other party, which notice shall be deemed given upon receipt by the non-terminating party.  Bank shall, at Zale’s request, operate the Big Ticket Recourse Program following termination for a wind-down period not to exceed 90 days after the date of such termination.  Within ten (10) days of receipt by Zale of a notice of termination of the Big Ticket Recourse Program from Bank, or upon receipt by Bank of any notice of termination of the Big Ticket Recourse Program from Zale, Zale shall specify the length of any wind-down period (not to exceed ninety (90) days); provided, however, Zale may, at its discretion, shorten, but not lengthen, the wind-down period by giving Bank ten (10) days prior written notice.

(b)           60/40 Program.  Bank and Zale agree that Accounts in the 60/40 Program shall be operated pursuant to this Section 3.21 and all Applicable Law:

(i)            Approval Process.  Bank shall extend credit in the amount required to complete a purchase on either a new or existing Account for those Cardholders that qualify for a minimum credit line of $500.00 but do not qualify for the amount of credit requested for such purchase; provided, that such Cardholder makes a down payment of not less than forty percent (40%) of the difference between the available credit on the

Account (including any credit line increase granted at the time of purchase) and the full amount of such purchase (including taxes and any other charges).  (The program described in the immediately preceding sentence is referred to herein as the “60/40 Program”, and an Account that includes a purchase made pursuant to the 60/40 Program is referred to herein as a “60/40 Account”).  Bank and Zale acknowledge that rounding and calculation errors may result in minor variances from the forty percent (40%) down payment requirement.  For purposes of this Agreement, down payments of not less than 35% on not more than 5% of the total volume of purchases made under the 60/40 Program shall be considered within the scope of the 60/40 Program, and shall not constitute a store violation.

(ii)           Recourse Liability.  For purposes of this Agreement, any 60/40 Account for which the total new balance resulting from a transaction made under the 60/40 Program exceeds four hundred percent (400%) of the Account’s existing credit line immediately prior to such 60/40 Program transaction shall constitute a 60/40 Recourse Account (“60/40 Recourse Account”).  All outstanding balances on any 60/40 Recourse Accounts, including any balances resulting from a transaction made under the 60/40 Program, any existing balances at the time the Account is identified as a 60/40 Recourse Account, and all subsequent purchases on any 60/40 Recourse Account, shall be included in the calculation of the 60/40 Recourse Amount Due (as defined below).  No later than the thirtieth (30th) day of each month during the Term, beginning on October 30, 2010, and for so long as any 60/40 Recourse Account exists, Bank shall calculate and bill Zale for, and Zale shall be liable for, an amount equal to the amount by which the Annualized Net Charge-offs of the 60/40 Accounts for the immediately preceding month exceed ten percent (10%) of the aggregate amount of all 60/40 Recourse Account balances (the “60/40 Recourse Amount Due”).  For purposes herein, “Annualized Net Charge-offs” shall mean (A) the sum of (1) gross losses minus (2) late fee and finance charge reversals, multiplied by (B) twelve (12).  Zale’s liability for the 60/40 Recourse Amount Due shall be calculated on a monthly basis and charged against the 60/40 Reserve Account as outlined below.  Commencing in January 2011, and for each succeeding January during the Term, Bank and Zale will review the loss sharing results and the parties will make a determination as to whether the Zale loss share exceeds the actual principal loss minus ten percent (10%) of the average accounts receivable, with any loss in excess of such amount to be refunded by Bank to Zale.  Once a 60/40 Recourse Account balance is reduced to the amount of the credit line in existence immediately prior to the transaction made under the 60/40 Program that caused such Account to be identified as a 60/40 Recourse Account, Zale shall have no liability, whether now or hereafter, for such Account under this Agreement, unless the Cardholder makes a subsequent transaction made under the 60/40 Program resulting in such Account being identified as a 60/40 Recourse Account.  If a Cardholder returns merchandise purchased in a transaction made under the 60/40 Program, and Zale issues a full credit for the amount charged to the Card in the 60/40 Program transaction, and there are no other 60/40 Program outstanding balances on the 60/40 Recourse Account, then at Zale’s request, Bank will remove the Account from the 60/40 Program, and Zale shall have no further liability for such Account under this Agreement.  At no time shall the aggregate amount of receivables for the 60/40 Recourse Accounts under the 60/40 Program exceed                                [redacted].

(iii)          Termination.  Either party may terminate the 60/40 Program at any time by providing thirty (30) days prior written notice to the other party, which notice shall be deemed given upon receipt by the non-terminating party.  Bank shall, at Zale’s request, operate the 60/40 Program following termination for a wind-down period not to exceed ninety (90) days after the date of such termination.  Within ten (10) days of receipt by Zale of a notice of termination of the 60/40 Program from Bank, or upon receipt of any notice of termination of the 60/40 Program from Zale, Zale shall specify the length of any wind-down period (not to exceed ninety (90) days); provided, however, Zale may, at its discretion, shorten, but not lengthen, the wind-down period by giving Bank ten (10) days prior written notice.

(c)           Recourse Reserve Requirement.  The Big Ticket Reserve Amount shall be equal to the sum of (A) and (B) below and the 60/40 Reserve Amount shall be equal to the sum of (C) and (D) below:

(A)                          five percent (5%) of all Big Ticket Recourse Account outstanding balances less than sixty (60) days delinquent;

(B)                           one hundred percent (100%) of all Big Ticket Recourse Account outstanding balances greater than fifty-nine (59) days delinquent (the sum of clauses (A) and (B) of this Section 3.21(c) being the “Big Ticket Reserve Amount”);

(C)                           five and one half percent (5.5%) of all 60/40 Recourse Account outstanding balances less than thirty (30) days delinquent; and

(D)                          seventy five percent (75%) of all 60/40 Recourse Account outstanding balances greater than twenty-nine (29) days delinquent (the sum of clauses (C) and (D) of this Section 3.21(c) being the “60/40 Reserve Amount”).

(d)           Reserve Funding and Reporting.

(i)            Bank shall calculate the Reserve Amounts each month, not later than thirty (30) days from the end of the month for which the calculation is made.  If, as of the monthly calculation, the balance in a Reserve Account is less than the corresponding Reserve Amount, Zale shall promptly deposit via wire transfer the difference in the appropriate Reserve Account following receipt by Zale from Bank of the calculations (in reasonable detail), of the amount due.  If, as of the monthly calculation, the balance in the Reserve Account is greater than the Reserve Amount required for such Reserve Account, Bank shall promptly withdraw the difference from the appropriate Reserve Account and pay the difference to Zale via wire transfer.  Bank may deduct or recoup any amounts owed which are not paid within fifteen (15) business days after the Reserve Amount calculation is delivered to Zale from Settlements due to Zale pursuant to Section 3.8 of this Agreement.  If either the funds in the Reserve Accounts or the Settlement amount due Zale is insufficient to cover the amount due from Zale to appropriately fund the Reserve Accounts, Bank may deduct or recoup the amounts owed by Zale to fund a Reserve Account as provided herein, or any remaining portion thereof from subsequent amounts due Zale under this Agreement and shall promptly deposit any such amount into the appropriate Reserve Account.  Zale agrees that any deduction made by Bank from amounts Zale otherwise owes to Bank pursuant to this Section 3.21(d)(i) is an act of recoupment, not a setoff.  As applicable, the Recourse Reserve Requirements, Reserve Funding, and Reserve Reporting shall survive the termination of the Big Ticket Recourse Program, the 60/40 Program, and this Agreement, until such time as Zale’s recourse obligations under those programs have been fully satisfied.  Upon such satisfaction, any remaining amounts shall be promptly paid by Bank to Zale, together with the interest thereon.

(ii)           Bank will analyze and present to the Program Committee the historical loss and delinquency performance of the Big Ticket Recourse Program and the 60/40 Recourse Accounts on a quarterly basis.  Zale may initiate a request to lower the Reserve Requirements, which shall be reviewed by the Program Committee; provided, however, any final decision to lower the Reserve Requirements shall remain in the sole discretion of Bank.

(iii)          Bank shall provide monthly reporting in reasonable detail for each program as set forth below:

(A)                          Big Ticket Recourse Accounts — account level status and aging, inclusive of all current, delinquent and charge off accounts.

(B)                           60/40 Recourse Accounts — portfolio aging and roll rates, account level detail for all recourse balance accounts and realized losses.

(C)                           The monthly interest calculation for each Reserve Account and amount on deposit in each Reserve Account as of the date of such report.

(iv)          All reporting shall be in reasonable detail and shall be provided to Zale no later than the last day of the calendar month following the month for which the report is made.

SECTION 3.22               Sales Tax Credits.  Any sales tax credit resulting from a Credit, Chargeback or charge-off of an Account or receivable by Bank or for any other reason shall be for the sole account of Zale and, to the extent Bank receives the benefit of any such credit, Bank shall promptly pay or credit Zale the amount of any such sales tax credit.  Bank agrees to cooperate with Zale in claiming and securing any such benefit.  Without limiting the generality of the foregoing, Bank shall provide Zale information on a monthly basis regarding Credits, Chargebacks and charge-offs, which information shall include, at a minimum, the amount of the Credit, Chargeback or charge-off, the customer name and the customer address.  Zale, at its discretion, may then calculate and prepare refund claims for the sales taxes paid with respect to the original credit transaction.  At Zale’s request, Bank will promptly sign, and Zale will file, such refund claims.  To the extent that a taxing jurisdiction disputes or denies any refund claim, Zale will have the authority to negotiate with the taxing jurisdiction on behalf of Bank, and Bank hereby appoints Z Del and Zale Puerto Rico, and each of them, its attorney-in-fact for all such purposes.  Zale will bear the costs of any such negotiations and shall reimburse Bank for any and all reasonable costs and expenses incurred by Bank in performing Bank’s obligations under this Section 3.22.

SECTION 3.23               Zale Letter of Credit.

(a)           Subject to Section 3.23(c), Zale hereby covenants and agrees that it shall obtain and maintain in full force and effect at all times during the Term an irrevocable stand-by letter of credit in an amount equal to ten million dollars $10,000,000, subject to and in accordance with the terms and conditions set forth below and in a form acceptable to Bank consistent with the standard form utilized by Bank of America or another issuer acceptable to Bank (the “Permanent Letter of Credit”).  Zale shall replenish the Permanent Letter of Credit within thirty (30) days to eliminate any deficit in an amount equal to or greater than two hundred fifty thousand dollars $250,000, in the aggregate, that is created as a result of a draw or draws by Bank.

(b)           Subject to Section 3.23(c), Zale hereby covenants and agrees that during the Term it shall obtain and maintain in full force and effect at all times during the time period commencing on November 15 of each year and continuing until March 31 of the following year (the “Security Period”) an additional irrevocable stand-by letter of credit in an amount equal to, (i) for the initial Security Period, three million five hundred thousand dollars $3,500,000 and (ii) for each Security Period other than the initial Security Period, one percent (1%) of the Net Card Sales for the year ending on October 31 of the year in which the applicable irrevocable stand-by letter of credit is obtained, in each case subject to and in accordance with the terms and conditions set forth below and in a form acceptable to Bank consistent with the standard form utilized by Bank of America or another issuer acceptable to Bank (the “Seasonal Letter of Credit,” and, together with the Permanent Letter of Credit, the “Letters of Credit”).

(c)           Zale acknowledges and agrees that Bank shall have the right in its sole and absolute discretion (without prior notice to or consent by Zale):  (i)  to make full or partial draws on the Letters of Credit at any time in an amount equal to any amounts to which Bank is entitled to receive from Zale and that have not been paid pursuant to the terms of this Agreement, including without limitation, Chargebacks, returns, the non-delivery of merchandise, amounts owed under the terms of any recourse programs, and In-Store Payments (“Contingent Liabilities”); (ii) to make full or partial draws on the Permanent Letter of Credit upon the receipt of notice of non-renewal of the Permanent Letter of Credit; (iii) to make full or partial draws on the Permanent Letter of Credit upon the failure of Zale to replenish the Permanent Letter of Credit as required by this Agreement to eliminate any deficit created as a result of a draw by Bank; or (iv) to make full or partial draws on the Permanent Letter of Credit upon the failure of Zale to deliver the Seasonal Letter of Credit prior to the beginning of any Security Period.  In the event Zale does not timely make any adjustment to the amount of the Seasonal Letter of Credit as required by Bank pursuant to such notice, Bank may deduct the amount of any such required adjustment from the Settlement Account or withhold any Settlement amounts due Zale to cover such adjustment.  Zale agrees that any deduction made by Bank from accounts Zale otherwise owes to Bank pursuant to this Section 3.23(c) is an act of recoupment, not a setoff.  Notwithstanding the foregoing, in the event Bank makes a partial draw on the Letters of Credit at any time in an amount less than two hundred fifty thousand dollars ($250,000.00), the draw shall be considered a final draw and Bank shall not have the right to make any further draws on the

Letters of Credit.  Zale shall take whatever action is required for the Letters of Credit to remain available for full or partial draws by Bank as set forth above during the Term, during any period following termination or expiration of this Agreement where the parties continue to comply with the terms and conditions of this Agreement pursuant to Section 5.4(d) and Section 5.4(e), and for a period of ninety (90) days following the final Card Sale under the terms of the Card Program.  Under no circumstances shall Bank’s decision to draw down any amount under the Letters of Credit constitute a waiver of any of Bank’s other rights under this Agreement, including without limitation Bank’s right to terminate this Agreement in accordance with Section 5.4.  The parties hereto hereby agree that the rights and obligations set forth in this Section 3.23(c) shall survive the termination of this Agreement.

(d)           The failure by Zale to obtain and maintain (i) the Permanent Letter of Credit in full force and effect at all times and (ii) the Seasonal Letter of Credit in full force and effect at all times during the Security Period shall constitute a material breach of an obligation to pay an amount under this Agreement as set forth in Section 5.4(b)(iii) of this Agreement.

(e)           Zale shall deliver to Citi:  (i)  no later than forty-five (45) days following the end of each of its fiscal quarters during the Term and (ii) no later than ninety (90) days following the end of each of its fiscal year ends during the Term, calculations of Net Debt Tangible Leverage and the Fixed Charge Ratio presented in a form substantially similar to Schedule 3.23(e)(1) attached hereto and an officer’s certificate, in a form substantially similar to the form of officer’s certificate set forth on Schedule 3.23(e)(2) attached hereto, certifying the accuracy of the Net Debt Tangible Leverage and the Fixed Charge Coverage Ratio.  If the Net Debt Tangible Leverage is below 1.5x for the immediately preceding two consecutive quarters and the Fixed Charge Coverage Ratio is above 1.25x for the immediately preceding two consecutive quarters, Zale may deliver a written notice to Bank seeking consent (such consent not to be unreasonably withheld, conditioned or delayed) to no longer maintain the Letters of Credit.  If, pursuant to this Section 3.23(e), Bank no longer holds the Letters of Credit, and at any time during the Term either, or both, of the Net Debt Tangible Leverage exceeds 1.5x or the Fixed Charge Coverage Ratio drops below 1.25x then Zale shall, within five (5) Business Days obtain and deliver to Bank the Permanent Letter of Credit pursuant to Section 3.23(a) and the Seasonal Letter of Credit pursuant to Section 3.23(b) and all agreements and obligations pursuant to this Section 3.23 shall be in full force and effect.

SECTION 3.24               Warranty Reinsurance.  Zale caused its affiliate, Zale Indemnity Company to issue a Contractual Liability Policy, effective as of June 30, 2009 with Citibank (South Dakota), N.A. as the third party beneficiary, which is fully incorporated herein by reference (the “Warranty Reinsurance”).  As of the Effective Date, Zale shall have entered into an amended contractual liability policy acceptable to Bank, such policy to be substantially similar to the form of the Warranty Reinsurance (the “New Warranty Reinsurance”).  The New Warranty Reinsurance shall, among other things, insure this Agreement.  From and after the Effective Date, the failure by Zale to at all times maintain in full force and effect the New Warranty Reinsurance shall constitute a material breach of an obligation to pay an amount under this Agreement as set forth in Section 5.4(b)(iii) of this Agreement.  The parties hereto hereby agree, pursuant to the terms of the Warranty Reinsurance and the New Warranty Reinsurance, as applicable, that the rights and obligations set forth in this Section 3.24 shall survive the termination of this Agreement for a period of twelve (12) months after the final Card Sale.

SECTION 3.25               Insurance Recoveries.

(a)           Pursuant to Section 3.16 of this Agreement and Section 3(d) of the Insurance Agreement, Zale may (but is not obligated to) pursue recovery from Cardholders of billed insurance premiums (“Insurance Recoveries”) charged to Accounts that are subsequently charged off by Bank; provided, however, it being understood by the parties hereto that Bank currently includes billed insurance premiums in the balance of charged off Accounts sent to recovery agencies.  Bank and Zale agree as follows with respect to Insurance Recoveries:

(i)            Bank will continue to include Insurance Recoveries in its collection and recovery of charged off Accounts, and shall be entitled to retain all amounts collected in connection therewith; and

(A)                          Bank agrees to timely apply all payments to the Account balance arising from credit insurance benefit payments to reduce or avoid a Chargeback; and

(B)                           Bank will pay to Zale Insurance an amount equal to 2.27% of portfolio gross recoveries beginning on the date of this Agreement until termination of the Insurance Recovery Program.

(b)           The Insurance Recovery Program shall terminate at the earlier of:

(i)            The termination or expiration of this Agreement, including any renewals; or

(ii)           The termination or expiration of the Insurance Services Agreement, including any renewals; or

(iii)          Upon 30 days written notice of termination of the Insurance Recovery Program by either party.

(c)           If the Insurance Recovery Program terminates prior to either the termination or expiration of either of this Agreement or the Insurance Agreement, in each case, in accordance with their terms, the Insurance Recovery balances charged off after the termination of the Insurance Recovery Program shall be excluded by Bank from its collection and recovery efforts.  In such event, Zale shall be entitled to attempt recovery of such charged off Insurance Recovery balances directly with the customer.

ARTICLE IV

FEES AND CERTAIN OTHER PAYMENTS

SECTION 4.1                 Fees and Certain Other Payments.

(a)           For each Card Sale made by Zale, during the first year of the Initial Term, Bank shall charge and Zale shall pay a fee expressed as a percentage of the Card Sale as set forth on Schedule 4.1(a)(1).  For each Card Sale made by Zale during the Term (other than during the first year of the Initial Term), Bank shall charge and Zale shall pay a fee expressed as a percentage of the Card Sale as set forth on Schedule 4.1(a)(2) (the fees set forth on Schedule 4.1(a)(1) and (2), collectively, the “Merchant Fees”).  The Merchant Fees for each year of the Term (except for the first year of the Term) shall be determined based on the Net Card Sales from the immediately prior year of the Term.  The Merchant Fee will be calculated in accordance with Section 4.1(b) of this Agreement and shall be subject to adjustment as provided herein.

(i)            Merchant Fee Adjustments Due to Prime Rate Changes.  In addition to Merchant Fee changes provided for in clause (iii) below, the Merchant Fees applicable to all Credit Plans as outlined above, are subject to change on the first Business Day of each calendar month during the Term based on changes to the Prime Rate as set forth on Schedule 4.1(a)(i) and subject to Section 5.4(b)(xi); provided, however, if making a change in the Merchant Fee in the amount as set forth on Schedule 4.1(a)(i) would result in Bank exceeding the Prime Rate Merchant Fee Cap, Bank shall be entitled to adjust the Merchant Fee in an amount less than as set forth on Schedule 4.1(a)(i).

(ii)           [Intentionally omitted.]

(iii)          Merchant Fee Adjustments Due to Changes in Applicable Law and Net Credit Sales on the Regular Revolve Plan.  At any time, and from time to time, from and after the Effective Date, in the event (A) there is any change in Applicable Law that could, in Bank’s reasonable discretion, impact the Card Program, the Accounts or the Credit Card Agreements, or (B) Net Credit Sales on the Regular Revolve Plan constitute more than                              [redacted] of the total Net Credit Sales for any consecutive three (3) month period, Bank shall have the right to adjust any one or more, or all of the Merchant Fees, subject to Section 5.4(b)(xii).

(b)           Zale shall pay Bank (and to the extent Bank owes Zale a Merchant Fee, Bank shall pay Zale) a Merchant Fee calculated based upon the Sales Data remitted to Bank by Zale pursuant to Section 3.8(a) hereof.  Neither Bank nor Zale shall be entitled to any Merchant Fee with respect to any sales of insurance products or services pursuant to Section 3.16 hereof or sales of products or services via inserts pursuant to Section 3.20.

ARTICLE V

MISCELLANEOUS

SECTION 5.1                 Indemnification.

(a)           Indemnification by Zale.  Zale shall be liable to and shall indemnify, defend and hold harmless Bank, its Affiliates and their respective officers, employees and directors (collectively, “Bank Indemnified Persons”) from any losses, damages, liabilities, costs and expenses (including reasonable outside attorney’s fees and disbursements) incurred by any Bank Indemnified Person arising out of:

(i)            Any Claim or setoff made by or on behalf of a Cardholder relating to Card Sales or Credits submitted by Zale pursuant to this Agreement to the extent related to Zale’s acts or omissions.

(ii)           Any negligent, reckless or wrongful acts or omissions by Zale or any employee, agent or representative of Zale, in connection with the furnishing of any Authorized Goods and Services purchased by Cardholders pursuant to this Agreement.

(iii)          Any Claim by a Cardholder, any Governmental Authority or any other third party to the extent relating to a violation of Applicable Law by Zale or its employees, agents or representatives in connection with the furnishing of any product or service by Zale to any Cardholder.

(iv)          Death or injury to any Person or the loss, destruction or damage to any property arising out of the furnishing by Zale of any Authorized Goods and Services (including any product liability or warranty claim with respect thereto) purchased with the Card.

(v)           Any Claim of a third party in connection with the use of any Zale Mark on the Card or in advertising, marketing, promoting or administering the Card Program, but only to the extent such use was approved by Zale.

(vi)          Any breach by Zale of any representation, warranty, covenant, agreement or obligation under this Agreement.

(vii)         The negligence, willful misconduct, misfeasance, malfeasance or fraudulent acts of any employee, agent or representative of Zale.

(viii)        Any Claim arising out of any jewelry or merchandise offers that are sent by Zale, whether directly or indirectly, its Affiliates, or by Bank at Zale’s request, to the customers of an Affiliate of Bank.

(ix)           Any Claim arising out of any and all advertising, promotions and marketing programs, materials (in any media form), documents for Authorized Goods and Services or materials or other items to the extent conducted or produced by or at the direction of Zale.

(x)            Any Claim arising out of a failure of Zale’s systems or operations relating to the Card Program.

(xi)           Any Claim arising directly or indirectly out of (A) the sale by Zale of the BBB brand and related assets and liabilities to Finlay; and (B) the offering of the Card Program to BBB customers under the terms of this Agreement, including without limitation any claims by Finlay related to the Settlement of transactions involving BBB customers.

(xii)          Any Claim arising out of or related to any Second Look Program entered into by Zale with any third party.

(b)           Indemnification by Bank.  Bank shall be liable to and shall indemnify, defend and hold harmless Zale, its Affiliates and their respective officers, employees and directors (collectively, “Zale Indemnified Persons”) from any losses, damages, liabilities, costs and expenses (including reasonable outside attorney’s fees and disbursements) incurred by any Zale Indemnified Person arising out of:

(i)            Any Claim by or on behalf of a Cardholder to the extent relating to any acts or omissions by Bank or its employees, agents or representatives in connection with such Cardholder’s Account that resulted from Bank’s acts or omissions.

(ii)           Any Claim arising out of Zale’s reasonable compliance with the Operating Regulations or any failure of the Required Disclosures to comply in any respect with Applicable Law.

(iii)          Any Claim by a Cardholder, any Governmental Authority or any other third party to the extent relating to a violation of Applicable Law by Bank or its employees, agents or representatives or wrongful acts or omissions by Bank in connection with the furnishing of any product or service by Bank to any Cardholder.

(iv)          Any Claim of a third party in connection with the use of any Bank Mark on any Card or in advertising, marketing, promoting or administering the Card Program.

(v)           Any breach by Bank of any representation, warranty, covenant, agreement or obligation under this Agreement.

(vi)          Any Claim arising out of a failure of Bank’s systems or operations relating to the Card Program.

(vii)         The negligence or willful misconduct (including, without limitation, the misfeasance, malfeasance or fraudulent acts of any employee, agent or representative of Bank) of Bank.

(viii)        Any Claim arising out of any and all advertising, promotions and marketing programs, inserts, documents for Authorized Goods and Services or materials or other items to the extent conducted or produced by or at the direction of Bank.

(c)           Notice of Claim.  If any claim is made or any suit or action is commenced against an Indemnified Party in respect of which indemnification may be sought under this Section 5.1, such Indemnified Party shall give the Indemnifying Party written notice thereof promptly, but in any event no later than thirty (30) days after the Indemnified Party becomes aware of such claim, suit or action, provided that the failure to so notify the Indemnifying Party within such thirty (30) day period shall not relieve the Indemnifying Party of its indemnification obligations under this Section 5.1, except to the extent that such failure actually and materially prejudices the Indemnifying Party.  The Indemnifying Party will be entitled to assume the defense thereof and to take over and control the settlement thereof (with counsel reasonably satisfactory to the Indemnified Party) at the Indemnifying Party’s cost and expense by giving written notice of its intention to do so to the Indemnified Party within thirty (30) days after receipt by the Indemnifying Party of notice of the claim, suit or action.  If the Indemnifying Party assumes the defense of any claim, suit or action, it shall not settle such claim, suit or action unless the Indemnified Party consents to such settlement, which consent shall not be unreasonably conditioned, withheld or delayed unless the Indemnified Party is not being unconditionally released from all liabilities in respect of such indemnified claim.  Notwithstanding the assumption by the Indemnifying Party of the defense of any claim, suit or action, the Indemnified Party will be permitted to join in the defense thereof and to employ counsel at its own cost and expense.  If the Indemnifying Party fails to notify the Indemnified Party of its desire to assume the defense of any claim, suit or action or notifies the Indemnified Party that it will not assume the defense thereof, then the Indemnified Party may assume the defense thereof, at the Indemnifying Party’s cost and expense.  Any compromise of, or any final judgment entered on or in, any claim, suit or action which the Indemnifying Party declines to defend in accordance with this Agreement, will be deemed to have been consented to by, and will be binding upon, the Indemnifying Party as fully as if the Indemnifying Party had assumed the defense thereof and a final judgment or decree had been entered in such suit or proceeding, or with regard to such claim, by a court of competent jurisdiction for the amount of such settlement, compromise, judgment or decree.  In any case, the Indemnifying Party and the Indemnified Party shall cooperate (at no cost to the Indemnified Party) in the settlement or defense of any such claim, suit or action.

(d)           Payment of Indemnified Amounts.  The Indemnified Party shall notify the Indemnifying Party of any amounts due and owing by the Indemnifying Party under this Section 5.1 and the Indemnifying Party shall pay such amounts to the Indemnified Party within thirty (30) days after receipt of such notice.

(e)           Survival.  Except for this Section 5.1 and Section 5.4(c), 5.4(g), 5.5, 5.7 and 5.8, 5.10, 5.13, 5.18, 5.26 and any other provision which pursuant to its terms shall survive termination of this Agreement, no other terms of this Agreement will survive the termination of this Agreement.

SECTION 5.2                 Card Program Promotion; Advertising and Service Marks.

(a)           Limited License.  Subject to Zale’s prior review and approval of such use and to Zale’s reasonable specifications, Zale hereby authorizes Bank, for purposes of this Agreement, to use Zale Marks on the Cards and in advertising, marketing, promoting and administering the Card Program.  Bank hereby authorizes Zale, subject to any further limitations set forth in Section 5.2(f)(i), and for purposes of this Agreement, to use any of Bank’s name, logos, trademarks, service marks, or other proprietary designations on the Cards and in advertising, marketing, promoting and administering the Card Program, subject to Bank’s prior review and approval of such use and to Bank’s reasonable specifications.

(b)           Promotion of the Card Program.  Bank and Zale agree to cooperate in the development of advertising, marketing, and promotional materials (in any media form), as well as operating forms and other materials which promote the Card and any Card related programs (collectively or individually, the “Promotional Materials”).  Zale and Bank shall promote, participate in and support the Card Program throughout the Term.  Zale shall provide support for the Card Program at its Stores in a manner reasonably consistent with the support provided by

Zale under the terms of the Original Agreement.  Zale shall encourage customers to apply for Cards and shall encourage Cardholders to use Cards for purchases of Authorized Goods and Services.  Promotion of the Card Program by Zale shall be generally consistent with industry practices.  Zale shall display at each of its Stores advertising and promotional materials relating to the Card Program, including without limitation, signage promoting the Special Credit Plans.  Zale shall only use or display promotional materials relating to the Card Program in accordance with the Operating Regulations.

(i)            Each of Zale and Bank (the “Proposing Party”) acknowledges and agrees that it will present all Promotional Materials to the other party hereto (the “Non-Proposing Party”) for such Non-Proposing Party’s review and, except to the extent provided in clause (ii) of this Section 5.2(b) below, written approval, in accordance with the provisions of this Section 5.2(b)(i).  The Proposing Party will deliver Promotional Materials to the Non-Proposing Party at least four (4) Business Days prior to the last date upon which preliminary changes can be made to such materials.  The Non-Proposing Party will review such Promotional Materials promptly and shall respond to the Proposing Party within two (2) Business Days following the Non-Proposing Party’s receipt of such materials.  The Proposing Party will allow itself sufficient time to make changes as required by the Non-Proposing Party including time to provide the Non-Proposing Party with the revised Promotional Materials for the Non-Proposing Party’s review and written approval before such materials are utilized.  In the event the Non-Proposing Party does not approve the Promotional Materials submitted by the Proposing Party, the Non-Proposing Party shall specify in reasonable detail the basis for such non-approval and shall cooperate in good faith with the Proposing Party to resolve any objection to the proposed Promotional Materials as promptly as reasonably possible with the objective of permitting the Proposing Party to utilize the Promotional Materials within a time frame reasonably proposed by the Proposing Party.

(ii)           Promptly following the Effective Date, Bank shall develop and submit to Zale forms of Required Disclosures (including without limitation Required Disclosures regarding the Special Credit Plans described in Schedule 1.1) for use by Zale in connection with advertisements and other Promotional Material, together with such instructions, based upon Bank’s reasonable interpretation of Applicable Law, for use of such Required Disclosures.  Zale shall provide Bank a copy of any such proposed use of the forms of Required Disclosures in any Promotional Material prior to such use and, provided such Required Disclosures are used by Zale in accordance with such instructions, Zale’s use of the Required Disclosures in such Promotional Material shall be deemed to have been approved by Bank.

(iii)          The Proposing Party will deliver Promotional Materials in substantially the form and/or format media as they are intended to be utilized.  Non-printed Promotional Materials shall be accompanied by a written transcript.

(iv)          Notwithstanding anything else to the contrary herein, (A) the Proposing Party will be solely responsible for, and will indemnify the Non-Proposing Party (subject to Section 5.1(a) against, any claim and expense incurred by the Non-Proposing Party as a result of the Proposing Party’s use of materials not approved or deemed approved by the Non-Proposing Party in accordance with the terms of this Section 5.2; and (B) the Non-Proposing Party will have the option to terminate this Agreement upon reasonable notice if the Proposing Party’s persistent failure to comply with the terms of this Section 5.2 places the Non-Proposing Party at material risk.

(c)           Cardholder Solicitation.  Bank will share customer and customer-related information with Zale and its Affiliates to the full extent allowed by Applicable Law, including without limitation through periodic, weekly, file updates.  Bank shall take all such actions as are commercially reasonable and not in violation of Applicable Law to enable it to provide customer and customer-related information to Zale.  Any and all customer information collected by Zale shall be and remain the property of Zale.  Bank shall not distribute its Cardholder list or any portion thereof to any third party (other than a third party performing services for Bank pursuant to this Agreement and only to the extent such third party requires such information to perform such services).  Zale may use Cardholder names and addresses to conduct promotional programs for Authorized Goods and Services.  Cardholder information may be used by Bank or its Affiliates only for the purposes and objectives set forth in this Agreement and in exercise of its rights hereunder (including without limitation marketing by Bank or its Affiliates of Bank Products and Services, to the extent permitted herein).  In any event Bank shall not use any Cardholder information in any manner that is injurious to Zale’s retail business.

(d)           Use of Promotional Materials.  Notwithstanding anything to the contrary herein, Zale and Bank each acknowledges and agrees that wherever the approval of the other party is required, it will not use, publish or distribute (in any media form) Promotional Materials without the prior written approval of such other party, which prior written approval shall not be unreasonably conditioned, withheld or delayed.

(e)           Marketing Fund.  During the Term, Bank and Zale shall create a marketing fund available in order to market the Card Program (the “Marketing Fund”).

(i)            Beginning on October 1, 2011 and on each October 1 thereafter during the Term, Bank and Zale shall commit to accrue                        [redacted] basis points of Net Card Sales from the prior year, for the purposes of this Section 5.2(e), such year to commence on the October 1 and end on September 30.

(ii)           Bank shall commit to accrue the amounts set forth on Schedule 5.2(e)(ii) during the time periods set forth on such schedule.

(iii)          The expenditure of the Marketing Fund shall be for the marketing of the Card Program through new initiatives that are above and beyond the typical, expected level of program promotional efforts engaged in by the parties under the terms of the Original Agreement including without limitation, the following:

(A)          10% off offers tied to the card;

(B)           employee incentive programs tied to the card;

(C)           additional offerings of longer term promotions (18 month no interest for example) at a reduced MDR;

(D)          current purchases that include discount offers for future purchases tied to the card;

(E)           gift with purchase programs tied to the card;

(F)           additional merchandise discounts for Card Sales;

(G)           re-issue;

(H)          sweepstakes; and

(I)            and any other materials and expenses promoting the Card Program

Prior to the expenditure of any amount from the Marketing Fund, such planned expenditure shall be approved in writing by Bank and Zale.  Bank and Zale agree to work together to develop and execute marketing efforts to promote the Card Program and as programs are executed Bank and Zale each party hereto shall agree to an allocation of the funding of the expenses incurred for said approved programs from the Marketing Fund.  Bank and Zale shall use their respective commercially reasonable efforts to spend the full amount committed to the Marketing Fund each year.  If after such commercially reasonable efforts to spend the committed amounts, there remain unspent amounts, any unspent amounts in the Marketing Fund shall be considered not to be spent and neither Bank nor Zale will be required to spend those amounts.  Upon termination of the Agreement for any reason, neither party shall be obligated to expend directly any portion of the Marketing Fund that is then not expended.

(f)            Promotions for Authorized Goods and Services.

(i)            Zale will not publish or distribute (in any media form) promotional offers targeted at the customers of an Affiliate of Bank (because they are customers of an Affiliate of Bank) without the prior written consent of Bank.  Bank or its Affiliate shall have final approval with respect to the general design of all promotional offers, and Zale shall have the exclusive approval with respect to the design, layout and content of any merchandise offer.  Zale shall incorporate any and all revisions required as a condition of approval by Bank, and shall bear all costs related thereto.  Bank or its Affiliate shall determine in its sole discretion: (i) whether to permit any proposed promotional offer; (ii) the timing of any promotional offer; and (iii) the customers of the Affiliate who will receive any promotional offers.

(ii)           Zale acknowledges the exclusive proprietary interest of Bank and/or its Affiliates in and rights to all Citi logos, trademarks, trade names, service marks, branding and “look and feel” as well as any unique logo, trademark, trade name or service mark that may be created for a promotional offer.  Bank or its Affiliate hereby grants Zale a limited license to use said logos, trademarks and trade names solely in connection with an approved promotional offer, provided Zale obtains Bank’s or Affiliate’s prior written approval of such use.  Zale recognizes and acknowledges that it shall acquire no right in or to these logos, trademarks, trade names, service marks and trade dress.  Bank or its Affiliate may, at their sole discretion, deny or limit Zale’s use of such logos, trademarks, trade names and service marks.

(iii)          Bank and Zale agree that with respect to any marketing activity undertaken pursuant to this Agreement, any Affiliate of Bank whose customers receive a promotional offer shall be considered a third party beneficiary under this Agreement.

SECTION 5.3                 Books and Records.  Zale shall retain an original copy of each Sales Slip and Credit Slip for one hundred and eighty (180) days following the date of the Card Sale and a microfilm or other copy (including without limitation electronic imaging) thereof for a total of seven (7) years (or such lesser period as may be required by Applicable Law).  Upon Bank’s reasonable request to a Zale designated member of the Client Relationship Team, Zale will send to Bank within fourteen (14) days of such request a copy of any Sales Slip or Credit Slip retained by Zale, provided that such requested Credit Slip or Sales Slip relates to a Card Transaction occurring within the two (2) year period prior to Bank’s request.  To the extent Bank requests a Sales Slip or Credit Slip related to a Card Transaction which occurred more than two (2) years prior to Bank’s request, to the extent Zale has retained such Sales Slip or Credit Slip, Zale will use commercially reasonable efforts to locate and send to Bank such Sales Slip or Credit Slip as promptly as reasonably practicable.

SECTION 5.4                 Term and Termination.

(a)           Term.  This Agreement will become effective on the Effective Date.  Subject to earlier termination as provided herein, this Agreement will remain in effect until the close of business on the date that is five years from execution of this Agreement (the “Initial Term”).  This Agreement shall automatically renew for successive two year periods after the Initial Term and any subsequent applicable term (each a “Renewal Term”, and together with the Initial Term, the “Term”), unless Bank or Zale provides the other party with written notice of termination no less than six (6) months prior to the end of the Initial Term or any Renewal Term.  The termination of this Agreement will not affect the rights and obligations of the parties with respect to transactions and occurrences prior to the effective date of termination, except as otherwise provided herein.

(b)           Termination.  This Agreement may be terminated prior to the end of the Term as follows:

(i)            by Bank or Zale immediately upon notice to the other party in the event such other party (a) elects to wind up or dissolve its operations or is wound up and dissolved for reasons of insolvency, (b) makes an assignment for the benefit of creditors, (c) files a voluntary petition in bankruptcy or for reorganization or is adjudicated as bankrupt or insolvent, or (d) has a liquidator or trustee appointed over its affairs and such appointment shall not have been terminated and discharged within thirty (30) days thereof;

(ii)           by Bank or Zale upon sixty (60) days’ prior written notice to the other party in the event that such other party becomes insolvent or repeatedly fails to pay its debts as they become due and such condition shall not have been cured prior to the expiration of such sixty (60) day notice period;

(iii)          by Bank or Zale upon not less than thirty (30) days’ notice to the other party in the event such other party materially breaches its obligations hereunder and fails to cure such breach within thirty (30) days following receipt of written notice thereof or, if such breach is a breach of an obligation other than an obligation to pay any amount hereunder and such breach is not capable of being cured within such thirty (30)-day period, such party fails to implement procedures to cure such breach within such thirty (30)-day period and thereafter diligently pursue such cure;

(iv)          by Bank or Zale, upon thirty (30) days’ prior written notice of a Repeated and Material Breach by Zale or Bank, respectively;

(v)           by Bank upon not less than one hundred eighty (180) days prior written notice to Zale in the event the aggregate amount of Net Card Sales of Zale during any twelve (12) consecutive calendar month period (the “Decrease Period”) decreases below the Minimum Volume Amount.  Notwithstanding anything to the contrary in the Agreement and for the avoidance of doubt, Bank shall have the right to terminate the Agreement in accordance with the terms and conditions of this Section 5.4(b)(v) at any time regardless of when or whether Bank has previously given notice hereunder, including without limitation, after either party has provided notice of termination pursuant to Section 5.4(a) of the Agreement;

(vi)          by Bank or Zale, upon three (3) months’ prior written notice if (A) the other party has intentionally or willfully violated Applicable Law and such violation has an adverse impact on the Card Program taken as a whole; provided that the non-breaching party shall be entitled to terminate this Agreement immediately at any time during such three (3) month period if the breaching party is not using commercially reasonable efforts to cure such act or omission that violated Applicable Law, (B) the other party has violated Applicable Law with respect to the Card Program, or (C) a Governmental Authority has determined that the operation of the Card Program or the practices utilized by the other party in connection with the Card Program violated Applicable Law; provided, however, in each of clauses (A) and (B) such violation of Applicable Law is to be determined by a court of competent jurisdiction; provided, further in the case of clause (B) or (C) the non-breaching party shall, upon written notice to the breaching party, provide the breaching party ten (10) days to cure such act or omission that was found to have violated Applicable Law prior to delivering the written notice described in clauses (B) or (C);

(vii)         by Bank upon not less than one hundred eighty (180) days’ prior written notice to Zale in the event that during any twelve (12) consecutive calendar month period Net Card Sales decrease by twenty percent (20%) or more from the immediately prior twelve (12) consecutive calendar month period;

(viii)        by Bank upon thirty (30) days’ prior written notice to Zale in the event of a Material Adverse Effect;

(ix)           by Bank upon sixty (60) days’ prior written notice to Zale in the event a Change of Control shall have occurred with respect to Zale;

(x)           by either party, within sixty (60) days following payment by Bank, within any consecutive twenty-four (24)-month period, of $10,000,000 or more in liquidated damages for Bank’s failure to achieve Performance Standards hereunder and failure of Bank and Zale, within thirty (30) days following the terminating party’s notice to the other party hereto, to agree upon appropriate amendments to such Performance Standards;

(xi)          by Zale, upon not less than sixty (60) days prior written notice to Bank, in the event that the Merchant Fees have been adjusted pursuant to Section 4.1(a)(i) by an aggregate of 50 basis points or more in any twelve (12) month period or by an aggregate of two hundred fifty (250) basis points or more in any five (5) year period during the Term (the “Prime Rate Merchant Fee Cap”); provided, however, that, upon receipt of any such notice from Zale, Bank shall have thirty (30) days to reduce any increase in the Merchant Fees that was made pursuant to Section 4.1(a)(i) below the Prime Rate Merchant Fee Cap, and if Bank does so, then Zale’s termination right under this Section 5.4(b)(xi) shall be extinguished and of no further force or effect; provided, further, however, that if Bank does not cure or rescind such increase in Merchant Fees during such thirty (30) day period, Bank shall continue to have the right to maintain the increased Merchant Fees until the earlier of the effective date of the termination of this Agreement pursuant to this Section 5.4(b)(xi) and the date on which Zale’s purchase of the Card receivables and Accounts is completed pursuant to Section 5.4(d) hereof (it being understood and agreed by the parties that any such termination notice by Zale must be delivered to Bank within thirty (30) days of the date on which Zale first became aware of an increase in the Merchant Fees in excess of the Prime Rate Merchant Fee Cap; it also being understood and agreed by the parties that the Prime Rate Merchant Fee Cap is a separate cap on Merchant Fees from the Applicable Law and Regular Revolve Merchant Fee Cap);

(xii)         by Zale, upon not less than sixty (60) days prior written notice to Bank, in the event that the Merchant Fees have been adjusted pursuant to Section 4.1(a)(iii) by an aggregate of 50 basis points or more in any twelve (12) month period or by an aggregate of two hundred fifty (250) basis points or more in any five (5) year period during the Term (the “Applicable Law and Regular Revolve Merchant Fee Cap”); provided, however, that, upon receipt of any such notice from Zale, Bank shall have thirty (30) days to reduce any increase in the Merchant Fees that was made pursuant to Section 4.1(a)(iii) below the Applicable Law and Regular Revolve Merchant Fee Cap, and if Bank does so, then Zale’s termination right under this Section 5.4(b)(xii) shall be extinguished and of no further force or effect; provided, further, however, that if Bank does not cure or rescind such increase in Merchant Fees during such thirty (30) day period, Bank shall continue to have the right to maintain the increased Merchant Fees until the earlier of the effective date of the termination of this Agreement pursuant to this Section 5.4(b)(xii) and the date on which Zale’s purchase of the Card receivables and Accounts is completed pursuant to Section 5.4(d) hereof (it being understood and agreed by the parties that any such termination notice by Zale must be delivered to Bank within thirty (30) days of the date on which Zale first became aware of an increase in the Merchant Fees in excess of the Applicable Law and Regular Revolve Merchant Fee Cap; it also being understood and agreed by the parties that the Applicable Law and Regular

Revolve Merchant Fee Cap is a separate cap on Merchant Fees from the Prime Rate Merchant Fee Cap);

(xiii)        by either party in accordance with the terms set forth in Section 5.4(a); or

(xiv)        by Bank, immediately and automatically, without notice, upon the rejection of this Agreement in any bankruptcy of Zale.

(c)           Amounts Due Upon Termination.  Upon termination of this Agreement, all amounts payable by Zale to Bank or by Bank to Zale shall be automatically due and payable in full in accordance with this Agreement without demand or notice of any kind.

(d)           Purchase Option Following Termination or Expiration—Zale.  Upon termination of this Agreement (x) by Zale as a result of the events described in Section 5.4(b)(i), (ii), (iii), (iv), (vi), (x), (xi), (xii) or (xiii) or (y) by Bank as a result of the events described in Section 5.4(b)(v), (vii), (viii), (ix), (x) or (xiii), Zale (or its designee) will have the right, but not the obligation (subject to clause (e) below), to purchase from Bank, its successors and assigns, and Bank shall be obligated to sell to Zale (or its designee), all of the then outstanding Card receivables and Accounts, for an aggregate purchase price determined in accordance with Section 5.4(f) below, free and clear of any and all liens, claims, charges and encumbrances (i) in the event of a termination by Zale, by delivering notice of its intent to exercise the purchase right set forth in this Section 5.4(d) concurrently with any notice of termination Zale is required to deliver to Bank under this Section 5.4 or (ii) upon any termination of this Agreement by Bank or any expiration of this Agreement, by delivering notice to Bank within sixty (60) days following receipt by Zale of notice of termination of this Agreement by Bank (the date on which such notice is delivered by Zale to Bank being the “Call Determination Date”), but in any event, not later than the effective date of the termination or expiration of this Agreement.  Following such election, Bank shall, as promptly as commercially reasonable, and in any event not later than one hundred eighty (180) days after the Call Determination Date, on a Business Day reasonably agreed to by Zale, transfer and assign such Card receivables and Accounts to Zale (or its designee), free and clear of any and all liens, claims, charges and encumbrances, and, in connection therewith, agrees to execute such agreements, documents, instruments of transfer, lien releases and financing statements, all upon such terms and conditions as are reasonable and customary for such transactions, and take such other action, as Zale (or its designee) may reasonably request, to effect or evidence such transfer, and furthermore, during such one hundred eighty (180) day period the parties agree to continue to abide by the terms and conditions of this Agreement and Bank agrees to continue to provide all of the services to be provided by Bank hereunder in connection with the Card Program, pursuant to the terms and conditions of this Agreement.  Concurrently with such purchase, and as a condition thereto, Zale (or its designee) shall pay Bank the full amount of the purchase price therefor in immediately available funds, in United States dollars, to such account maintained with a bank as Bank shall reasonably designate in writing.  The parties hereto further agree that, unless otherwise agreed to in writing by both parties hereto, the closing of any of the transactions contemplated by this Section 5.4(d) shall not occur during the period from October 1 through December 31 of any year, but, to the extent it would otherwise have occurred during such period, they shall occur instead on January 15 of the immediately following year.

(e)           Put Option.  Upon termination of this Agreement by Bank (and not by Zale) as a result of any of the events described in Section 5.4(b)(i), (ii), (iii), (iv), or (vi) and for a period of thirty (30) days thereafter, Bank will have the right, but not the obligation (subject to clause (d) above), upon written notice to Zale during such thirty (30) day period (the date on which such notice is delivered by Bank to Zale being the “Put Determination Date”), to sell to Zale, its successors and assigns,  and Zale shall be obligated to purchase from Bank, all of the then outstanding Card receivables and Accounts, for an aggregate purchase price determined in accordance with Section 5.4(f) below, free and clear of any and all liens, claims, charges and encumbrances.  Following such election, Bank shall as promptly as commercially reasonable, and in any event not later than on hundred eighty (180) days from the Put Determination Date, on a Business Day reasonably acceptable to Zale, transfer and assign such Card receivables and Accounts to Zale or its designee, free and clear of any and all liens, claims, charges and encumbrances, and, in connection therewith, agrees to execute such agreements, documents, instruments of transfer, and financing statements, all upon such terms and conditions as are reasonable and customary for such transactions, and take such other action as Zale may reasonably request, to effect or evidence such transfer, and furthermore, during such one hundred eighty (180) day period the parties agree to continue to abide by the terms and conditions of this Agreement and Bank agrees to continue to provide all of the services to be provided by Bank hereunder in connection with the Card Program, pursuant to the terms and conditions of this Agreement.  Concurrently with such purchase, and as a condition thereto, Zale shall pay Bank the full amount of the purchase price therefor in immediately available funds, in United States dollars, to such account maintained with a bank as Bank shall reasonably designate in writing.  The parties hereto further agree that, unless otherwise agreed to in writing by both parties hereto, the closing of any of the transactions contemplated by this Section 5.4(e) shall not occur during the period from October 1 through December 31 of any year, but, to the extent it would otherwise have occurred during such period, they shall occur instead on January 15 of the immediately following year.

(f)            Purchase Price.  Any purchase and sale of the outstanding Accounts and Card receivables pursuant to Section 5.4(d) or (e) above shall be at a purchase price to be agreed upon by Bank and Zale; provided, however, that if Bank and Zale cannot so agree upon a purchase price for such outstanding Accounts and Card receivables within thirty (30) days following notice of such purchase and sale, the purchase price shall be the value to Bank, as determined using any and all reasonable and available methodologies generally accepted in the industry, of the outstanding Card receivables on a going concern basis on the date of transfer arrived at by a neutral, independent public accounting firm which is one of the six (6) largest recognized public accounting firms in the United States, which does not represent any of the parties hereto, and which is qualified to provide valuation services similar to those to be provided hereunder (the “Designated Third Party”), the identity of which Designated Third Party shall be agreed upon by Bank and Zale.  Bank and Zale agree to provide the Designated Third Party access reasonably necessary to assist in such valuation.  Such information shall be deemed confidential, provided that Zale may share such valuation with a bona fide prospective purchaser of all or any portion of such outstanding Accounts and/or Card receivables, and, provided further, that such prospective purchaser first executes a reasonable confidentiality agreement provided by Bank.  The expense of such valuation by the Designated Third Party shall be shared equally by Bank and Zale.

(g)           Cardholder List.  Bank covenants and agrees that, following the closing of any purchase and sale of the outstanding Accounts and Card receivables pursuant to Section 5.4(d) or (e) above, the use by Bank or its Affiliates of the Cardholder Lists for any purpose including, without limitation, any solicitation of Cardholders of such Accounts by Bank or its Affiliates or any third party or the disclosure or sale of such Cardholder Lists to third parties, is prohibited and is subject to the confidentiality provisions of Section 5.8 of this Agreement; provided, however, that Bank shall be entitled to use the Cardholder Lists in connection with products and services offered by Bank or one of its Affiliates to the extent such Cardholder is an existing customer for products and/or services of Bank other than those offered in connection with the Card Program or use such information for any purpose, including to issue to Cardholders a general purpose bank credit card or other private label credit card, to the extent Bank obtains such information from any source other than in connection with the Card Program.  In the event that neither party exercises its right to effect a purchase and sale of the outstanding Accounts and Card receivables pursuant to Section 5.4(d) or (e) above, all right, title and interest in the Cards, Accounts, Cardholder Agreements and Cardholder Lists shall remain with Bank.  Zale shall have no right, title or interest in or to the Cards, Accounts, Cardholder Agreements and Cardholder Lists.  Bank’s exclusive ownership and rights to the Cardholder Lists shall include the right to use the Cardholder Lists for any purpose, including the right to use the Cardholder Lists to issue to Cardholders a general purpose bank credit card or other private label credit card in substitution of their existing Card at any time prior to or following termination of this Agreement, or to offer Cardholders an additional or alternate general purpose bank credit card or other private label credit card.

SECTION 5.5               Termination-related Obligations; Sunset Management.

(a)           Upon expiration or any termination of this Agreement, Zale will promptly submit to Bank all Sales Data for Card Transactions which have occurred up to the date of termination.  In the event a party exercises its right to effect a purchase and sale of the outstanding Accounts or Card receivables pursuant to Section 5.4(d) or (e) above, Bank will cooperate with Zale and provide Zale with reasonable assistance to assure the orderly transfer of Zale’s Sales Data, all books and records relating to the Card Program (other than Bank’s internal financial books and records related solely to Bank’s profits and losses in connection with the Card Program) and all Account and other data relating to the Card Program to Zale or to a new third party provider designated by Zale and shall use its commercially reasonable efforts to minimize any disruption or interruption of the services provided by Bank hereunder.  Bank’s termination-related obligations will include allowing Zale, its agents, contractors and consultants reasonable access to all systems and data then being used by Bank to provide the services provided by it under this Agreement and access to responsible Bank personnel engaged in the performance of this Agreement.  Zale’s access for termination-related services is subject to reasonable protections for confidentiality, security, audits, and third party contracts.

(b)           [Intentionally Omitted.]

(c)           Bank agrees to provide Zale with the information reasonably required to allow Zale to execute a formal Request for Proposal (RFP) Process to identify and select a new service provider.  Zale will submit such reasonable information requests to Bank and Bank agrees to provide such information (the RFP Data) in a timely manner.  The nature of the information will be consistent with that required for a third party to evaluate the Zale credit program and submit a binding bid as is customary in RFP processes of this scale.  For avoidance of doubt, Bank also agrees to provide information should Zale issue an RFP for a Second Look Provider recognizing that the information will be more limited.  Zale shall not be permitted to share with any third party any information provided by Bank pursuant to this Section 5.5(c) unless and until such third party enters into a non-disclosure agreement with respect to such information with Bank on terms and conditions reasonably satisfactory to Bank.

(d)           Upon termination of this Agreement, the parties shall endeavor, in good faith, to close any transaction contemplated by Section 5.4(d) or (e) and to complete the related transition as promptly as commercially reasonable and in any event not later than one hundred eighty (180) days after the Call Determination Date or the Put Determination Date, as applicable, and the parties shall continue to comply with the terms and conditions of this Agreement until the date of the closing of such transaction.  Upon termination of this Agreement, without prejudice to the rights and remedies available to either party as a result of the breach hereof by the other, each party shall pay its own costs and expenses associated with Zale’s moving to a new service provider.

(e)           Upon termination by Bank (and not by Zale) pursuant to Section 5.4(b)(i), (ii) or (iii) hereof, or upon expiration of this Agreement, Zale will pay Bank for transitional services rendered after expiration or termination of this Agreement at commercially reasonable rates and as may be mutually agreed by the parties hereto and will reimburse Bank for reasonable out-of-pocket expenses for which Zale has given prior written approval.  Zale will also pay all transfer and similar charges owed to third parties in connection with the legal, physical or electronic transfer of Sales Data, books and records and Account or other data.

(f)            During the last ninety (90) days prior to any termination or expiration of this Agreement, (i) Bank will not transfer any Bank member of the Client Relationship Team to other assignments without prior written approval of Zale, which approval shall not be unreasonably withheld if Bank demonstrates to Zale that such transfer would not be detrimental to Zale or the Card Program, and (ii) Bank will use commercially reasonable efforts to support Zale’s transition of the Card Program to another provider.

(g)           In the event of the closing of any transaction contemplated by Section 5(d) or (e) hereof, the parties hereto agree to enter into an interim servicing agreement, consistent with the provisions of this Section 5.5, upon such terms and conditions, including interim servicing and compensation, as are commercially reasonable and as may be mutually agreed upon by the parties hereto.

SECTION 5.6               Status of the Parties.  In performing their responsibilities pursuant to this Agreement, Bank and Zale are in the position of independent contractors.  This Agreement is not intended to create, nor does it create and shall not be construed to create, a relationship of partner or joint venture or an association for profit between Bank and Zale.  Further, notwithstanding anything to the contrary contained in this Agreement, any third party designated by any party to this Agreement to perform obligations or functions of such party under this Agreement, including without limitation, obtaining Authorization or performing data capture, remittance or Settlement functions, will be subject to the approval of the other parties to this Agreement (which approval shall not be unreasonably conditioned, withheld or delayed) and will be deemed to be the agent of the designating party for all such purposes and not the agent of any other party hereto, and such designating party shall be fully liable for the fees and actions of any such third party with respect to the performance of such functions.

SECTION 5.7               Force Majeure.  Neither party to this Agreement will be liable to the other by reason of any failure in performance of this Agreement in accordance with its terms if such failure arises out of causes beyond the control and without the fault or negligence of such party; provided, however, that Bank shall not be excused from any failure of its obligations to have and implement backup capacity, failover plans or disaster recovery procedures in the event of a force majeure, except to the extent Bank is prevented from implementing such backup capacity, failover plans or disaster recovery procedures because of such force majeure event.  Such causes may include, but are not limited to acts of God or of the public enemy, acts of civil or military authority, fires, floods, earthquakes, embargoes, work stoppages, labor disputes, strikes, epidemics, pandemics, war, acts of terrorism, nuclear disasters, riots, rebellions, revolutions in any country or war.  In the event of any force majeure occurrence, the disabled party shall use its best efforts to meet its obligations as set forth in this Agreement.  The disabled party shall promptly and in writing advise the other party if it is unable to perform due to a force majeure event, the expected duration of such inability to perform, and of any developments (or changes therein) that appear likely to affect the ability of that party to perform any of its obligations hereunder in whole or in part.

SECTION 5.8               Confidentiality.

(a)           In performing its obligations under this Agreement, each party may have access to and receive certain confidential or proprietary information about the other party.  All information, in any form, supplied to one party hereto (the “Receiving Party”) by, or at the direction of, the other party (the “Furnishing Party”) relating to, without limitation, either party’s marketing philosophy and objectives, competitive advantages and disadvantages, Cardholder and customer names and addresses, financial results, technological development, Store locations, sales volume(s), merchandise mix, business relationships and methods of transacting business, customers and dealers, operational and data processing capabilities, systems software and hardware and the documentation thereof or other information of the business or affairs of each party, its parent, or its affiliated and subsidiary companies which that party reasonably considers confidential and/or proprietary and any other information relating to the transactions contemplated by this Agreement, including any copies, excerpts, summaries, analyses or notes of the foregoing generated by the Receiving Party (collectively, the “Confidential Information”), will be treated as confidential as provided herein.  For purposes hereof, “Confidential Information” shall not include (i) information that is publicly available at the time it was provided by the Furnishing Party or which subsequently becomes publicly available other than as a result of a breach of the provisions of this Section 5.8; (ii) information obtained from a third party unaffiliated with the Furnishing Party (provided such party was not bound by confidentiality agreements with the Furnishing Party); (c) information independently developed by the Receiving Party without reference to the Confidential Information; or (iv) information in the possession of the Receiving Party prior to its disclosure by the Furnishing Party to the Receiving Party.  The Receiving Party acknowledges that Confidential Information includes, without limitation, information which is stored in printed or electromagnetic forms and furnished to it by the Furnishing Party or at the direction of the Furnishing Party.

(b)           All Confidential Information (i) shall remain the property of the Furnishing Party, (ii) shall be treated as confidential by the Receiving Party, taking such action as shall be necessary or desirable to preserve and protect the confidentiality of the information and in any event using means not less than those used to protect its own confidential information; and (iii) shall not be disclosed to any third party other than the Receiving Party and its directors, officers, employees (with respect to Zale, such of its directors, officers, or employees of any of its operating divisions/subsidiaries which accept or may consider accepting the Card, and, with regard to Bank, such of its directors, officers, employees of Bank, or its Affiliates which are involved in the development of the Card Program) who are engaged in the implementation of policies, programs or procedures with regard to the acceptance of the Card by Zale or the financial advisors, accountants or attorneys of either of Bank or Zale (each an “Authorized Person”) without the Furnishing Party’s prior written consent.  If any party to this Agreement should disclose Confidential Information to any third party other than an Authorized Person, such party shall promptly notify the other parties to this Agreement and shall require said third party to agree to the confidentiality provisions set forth in this Section 5.8.

(c)           In the event that the Receiving Party or any Authorized Person becomes legally compelled (including without limitation, by law, rule, regulation, stock exchange or Governmental Authority as part of a judicial or administrative proceeding (including without limitation, by deposition, interrogatory, request for information or documents, subpoenas, civil or criminal investigative demand or otherwise)) to disclose any of the information, the Receiving Party shall provide the Furnishing Party with immediate written notice of such requirement so that the Furnishing Party may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 5.8.  Bank acknowledges that Zale will be filing a copy of this Agreement as an exhibit to its SEC filings and consents thereto.

(d)           The terms of this Section 5.8 will survive the termination of this Agreement and will continue for a period of three (3) years thereafter.

SECTION 5.9               Access to Cardholder List.  Zale may request from Bank, and Bank shall provide promptly, and in any event within ten (10) Business Days of such request, the names and addresses of Cardholders who have opened Accounts at Stores.  The provision of such names and addresses more frequently than once per calendar month will be upon the agreement of the parties.  Zale’s use of such Cardholder information obtained from Bank shall be limited to the sale and sales promotion of Authorized Goods and Services and goods and services pursuant to inserts to the extent contemplated by Section 3.19 hereof.  Except as specifically provided herein, during the Term any other use of such Cardholder information by Zale including, without limitation, the disclosure or sale of such information to third parties, is prohibited and is subject to the confidentiality provisions of Section 5.8 of this Agreement, provided that such prohibition does not apply to any information concerning such Cardholders that Zale has otherwise obtained or compiled (including information obtained or compiled by third parties).  In accordance with Applicable Law, Bank shall provide a procedure for Cardholders to “opt out” with respect to the provision of information related to any such

Cardholder by Bank to Zale and otherwise use reasonable efforts to be able to disclose such information to Zale.

SECTION 5.10             Arbitration.  If the parties hereto are unable to resolve any Dispute, such Dispute shall be submitted to arbitration in accordance with the procedures hereof.  The arbitration shall be initiated by a party’s delivering to the other parties hereto a notice of intention to arbitrate (the “Arbitration Notice”).  The arbitration shall be held in Dallas County, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect at the time the arbitration is instituted and as provided herein.  In the event of any inconsistency between such Rules and this Agreement, this Agreement shall control.  Unless the parties agree to a single arbitrator, the arbitration shall be conducted before three (3) independent and impartial arbitrators, none of whom shall be affiliated with either party hereto.  Within ten (10) days of the date of the Arbitration Notice each party shall notify the other of its choice of an arbitrator.  Each party shall have the right, for a period of ten (10) days following its receipt of notice of a proposed arbitrator from the other party, to investigate the arbitrator so chosen to verify his or her impartiality.  Thereafter, the two (2) arbitrators so chosen shall choose the third arbitrator who shall be the chairman of the panel of the three arbitrators.  All arbitrators, prior to their service, shall disclose all actual or perceived conflicts of interest involving the subject matter of the Dispute or with the parties.  In the event the parties agree to a single arbitrator, the selection of the arbitrator shall be made by mutual consent.  The three (3) arbitrators (or the single arbitrator, if the parties so choose, in either case, the “Tribunal”) selected shall hear and decide the arbitration case.  The arbitration shall be governed by the Federal Arbitration Act (9 U.S.C. §§ 1-16) to the exclusion of any provision of state law inconsistent therewith and which would produce a different result, and the parties hereto hereby agree to be bound by the decision of the arbitrators and that judgment thereon may be entered by any court having jurisdiction thereof.  The Tribunal shall determine the fact-based claims of the parties and render its final decision in accordance with the substantive laws of the State of Texas, exclusive of its conflict of law rules.  The limitations on any actions will be determined under Texas law.  The Tribunal may, in the course of proceedings, order any provisional remedy or conservatory measure, including, but not limited to attachment, preliminary injunction or the deposit of specified security, which it considers to be necessary, just and suitable under the circumstances.  The failure of a party to comply with such an interim order, after due notice and opportunity to cure such non-compliance, may be treated by the Tribunal as a default, and all or some of the claims or defenses of the defaulting party may be stricken and partial or final decision entered against such party, or the Tribunal may award such lesser sanctions as it deems appropriate.  A request for interim or provisional relief to a court shall not be deemed incompatible with the parties’ agreement to arbitrate or as a waiver of such agreement.  Within thirty (30) days after the Tribunal has been appointed, a preliminary hearing among the Tribunal and counsel for each party shall be held for the purpose of developing a plan for the management of the arbitration, all of which shall then be memorialized in an appropriate order.  The Tribunal shall actively manage the proceedings as it deems best so as to make such proceedings expeditious, economical and less burdensome and adversarial than litigation.  The Tribunal shall permit and facilitate such discovery as it shall determine appropriate and as the circumstances warrant, taking into account the needs of the parties and the desirability of making discovery expeditious and cost effective.  Such discovery may include pre-hearing depositions, particularly depositions of witnesses who will not appear personally before the Tribunal to testify, if there is a substantial demonstrated need therefor.  Papers, documents and written communications shall be served by the parties directly upon each other and the Tribunal.  All papers, documents, briefs, written communication, testimony and transactions, as well as any and all Tribunal decisions, shall be confidential and not disclosed to anyone other than the Tribunal, the parties or the parties’ attorneys and expert witnesses (where applicable to their testimony) except that upon written consent of the parties, such information shall be disclosed to additional third parties, and except that such information may be disclosed to the extent required by applicable law or pursuant to the rules of any foreign or domestic stock exchange on which shares of either party hereto are listed.  All third parties shall agree in writing to keep such information confidential.  The Tribunal may limit the issues so as to focus on the core of the dispute, limit the time allotted to each party for presentation of its case and exclude testimony and other evidence that it deems irrelevant, cumulative or inadmissible.  Notwithstanding the parties’ agreement regarding arbitration venue above, upon motion of either party, the Tribunal may temporarily relocate a hearing to a place designated by the Tribunal as may be necessary to hear the testimony of particular witnesses not subject to subpoena at the designated hearing site.  The purpose of such temporary relocation is to permit a hearing at a place where such witnesses can be compelled to attend.  With the consent of both parties, the testimony may be recorded before a single member of the Tribunal.  There shall be a stenographic transcript of the proceedings, the cost of which shall be borne equally by the parties pending the final decision of the Tribunal.  The Tribunal is empowered to award only compensatory damages as such may be limited by the terms of this Agreement.  Any compensatory damages awarded by the Tribunal in respect of failure to meet Performance Standards shall be reduced by the amount of any liquidated damages previously paid by Bank hereunder because of violation of such Performance Standard by Bank.  Each party hereby irrevocably waives any damages in excess of compensatory damages including a waiver of any punitive or multiple damages.  The Tribunal may, in its discretion, grant pre-decision interest and, if so, such interest shall be at commercial rates during the relevant period.  The Tribunal may award all or a part of a party’s reasonable attorneys’ fees and costs of arbitration, taking into account the final result of arbitration, the conduct of the parties and their counsel in the course of the arbitration and other relevant factors.  The Tribunal shall, in a final decision, assess the amount of the costs of the proceedings.  Prior to rendering its final decision, the Tribunal shall submit to the parties an unsigned draft of the proposed decision and each party, within five (5) Business Days after receipt of such draft decision, may serve on the other party and file with the Tribunal a written statement outlining any alleged errors of fact, law, computation or otherwise.  Within five (5) Business Days after receipt of such statement, the Tribunal shall render its final decision.  Any arbitration decision shall conform as closely as reasonably possible to the order or judgment which would be rendered by a court of the State of Texas.  Any arbitration decision shall state the reasoning on which it is based, although such reasons shall not be used as a basis of appeal or other judicial proceeding.  To the extent permitted by Applicable Law, any decision by the Tribunal shall not be res judicata or have any binding effect in any unrelated litigation or arbitration where any party to this Agreement may also be a party.

SECTION 5.11             Financial Information.  To the extent the statements referred to in this Section 5.11 are not publicly available, Zale shall cause Zale Corporation to provide or make available to Bank, during the Term, promptly following preparation thereof, (a) annual audited financial statements prepared by its independent accounting firm and (b) unaudited quarterly financial statements.

SECTION 5.12             Assignability; Successors and Assigns.  This Agreement and any of the rights, interests and obligations of either of the parties hereunder may be assigned to a parent, subsidiary, or Affiliate of either party, provided that any such assignee shall have as of the date of assignment a financial net worth equal to or greater than the assigning party as of the Effective Date and provided that any such assignment shall not release the assigning party of its duties and obligations hereunder.  In the event that either party or its parent is acquired by an unaffiliated third party, whether by merger, acquisition of stock or acquisition of all or substantially all of the assets of either party or its parent, this Agreement and any of the rights, interests and obligations of either of the parties hereunder may be assigned to such third party, provided that such third party shall have as of the date of assignment a financial net worth (on a combined basis with such party or its parent) equal to or greater than such party as of the Effective Date at the time of such assignment.  This Agreement may not otherwise be assigned (whether by operation of law or otherwise) without the prior written consent of the non-assigning party.  The rights and obligations of the parties hereto will inure to the benefit of and will be binding upon the successors and permitted assigns of each of them.

SECTION 5.13             Agreement Not to Sell, Securitization.

(a)           Except in connection with an assignment permitted pursuant to the provisions of Section 5.12 hereof or Section 5.13(b) below, Bank agrees that it will not sell, transfer, grant a security interest, lien, claim, charge or encumbrance in or on, or otherwise dispose of, any Account, or any receivable under any Account, during the Term or for any period thereafter when Zale has a right or an obligation to purchase the Accounts and/or receivables as provided herein.  Notwithstanding the foregoing, Bank may sell any Accounts which have been written off and closed by Bank in accordance with Bank’s standard operating procedures.

(b)           Bank shall have the right to securitize all or any portion of the Accounts and any receivables originated under an Account at any time.  Any right(s) to purchase the Accounts and such receivables which Zale may have hereunder shall be subject to Bank’s right to securitize or participate the Accounts and the receivables originated under an Account, and such rights shall be available to Zale only with respect to Accounts and such receivables owned by Bank at the time of such purchase; provided, however, that: (i) Bank shall securitize only on terms and conditions that permit such arrangements to be unwound or that allow removal or substitution of Card Program assets in the event of the exercise of the purchase right under Section 5.4(d) or (e) of this Agreement or in the event Bank’s securitization arrangements are terminated for any reason; (ii) neither Bank nor any Person who is a party to such securitization, participation or other financing arrangement involving Accountholder receivables and/or any legal or beneficial interest therein shall have the right to use the Zale Marks or otherwise refer to Zale in connection with any securitization, participation or financing in any disclosure material other than in accordance with traditional and customary standards, or as required or advisable under Applicable Law; and (iii) if Bank, in connection with any such securitization, intends to file with the Securities and Exchange Commission (the “SEC”) or otherwise make public information concerning Card Program performance, Bank shall only disclose Accountholder receivable and Accountholder performance information on a disaggregated basis to the extent that Bank, in its sole discretion, determines that such disclosure is required or advisable under Applicable Law or would otherwise facilitate such securitization in its view of then existing market conditions.  If, in connection with any securitization, Bank determines that it is required or advisable to disaggregate Card Program information in connection with any filing with the SEC, it shall notify Zale prior to filing such information with the SEC.  Notwithstanding the foregoing, except as may be required by Applicable Law in Bank’s sole discretion, Bank shall not publicly disclose any Card Program information that could be competitively disadvantageous to Zale.

SECTION 5.14             Cooperation.  Subject to legal privilege, each party hereto agrees to cooperate with and provide all reasonable assistance to the other party in connection with any litigation or government or regulatory investigation, whether in existence as of the Effective Date or hereafter initiated in connection with Zale’s credit card operations and Card Program.

SECTION 5.15             Amendment.  Except as otherwise provided herein, neither this Agreement nor any of its provisions will be amended or modified except in writing executed by a duly authorized officer of each party.

SECTION 5.16             Severability.  If any provision, or portion thereof, of this Agreement is held invalid, illegal, void or unenforceable by reason of any rule or law, administrative order, judicial decision or public policy, all other provisions of this Agreement will nevertheless remain in full force and in effect.

SECTION 5.17             Entire Agreement.  This Agreement, including the Operating Regulations, Performance Standards and any other schedules, exhibits and documents referenced herein, constitutes the entire agreement between the parties in connection with the Card Program and supersedes all prior agreements, supplements, negotiations and communications on such subject matter.

SECTION 5.18             Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of Delaware.

SECTION 5.19             Applicable Law or Regulation.  It is expressly understood that changes in the performance of either party’s obligations under this Agreement necessitated by a change in interpretation of any applicable federal or state statute or regulation will not constitute a breach of this Agreement.

SECTION 5.20             Waivers.  Neither party will be deemed to have waived any of its rights, powers or remedies under this Agreement unless such waiver is approved in writing by the waiving party.

SECTION 5.21             WAIVER OF JURY TRIAL.EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

SECTION 5.22             Notices.  Whenever notice or demand under this Agreement is given to or made upon either party by the other party, such notice or demand must be given in writing, either (i) by depositing it in the United States mail addressed to such party at its address as set forth below, with postage thereon prepaid, and any notice or demand so mailed will be deemed to have been given at the time when it was mailed, or (ii) by courier, telecopier (with accompanying delivery via overnight mail), or similar method, and such notice or demand will be deemed to have been given when the writing or other form of notice or demand is either personally delivered to the party, or telecopied or delivered to the address set forth below.  Notwithstanding the foregoing, notice of intent to terminate this Agreement and notice of default must be sent by certified or registered mail, postage prepaid, return receipt requested.

If to Bank:	Citibank (South Dakota), N.A.
710 East 60th Street North
Sioux Falls, South Dakota 57117
	Attention:	General Counsel
	Facsimile:	(605) 330-6745

with a copy to (which shall not constitute notice):

Citigroup Inc.
399 Park Avenue, 3rd Floor
New York, New York 10022
	Attention:	Deputy General Counsel, M&A Legal
	Facsimile:	(212) 559-7057

If to Zale:	Zale Delaware, Inc.
901 West Walnut Hill Lane
Irving, Texas 75038
Fax No: (972) 580-4670
Attn: Chief Financial Officer

With copies to:	Zale Delaware, Inc.
901 West Walnut Hill Lane
Irving, Texas 75038
Fax No: (972) 580-4934
Attn: General Counsel

EITHER PARTY HERETO MAY CHANGE THE ADDRESS TO WHICH NOTICE MUST BE SENT BY GIVING WRITTEN NOTICE OF SUCH CHANGE TO THE OTHER PARTY HERETO IN THE MANNER PROVIDED HEREIN.

SECTION 5.23             No Third-Party Rights.  Nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights in any person not party to this Agreement.

SECTION 5.24             Captions.  The captions used in this Agreement have been inserted for convenience of reference only and will not be deemed to limit or define the text of this Agreement.

SECTION 5.25             Counterparts.  This Agreement may be executed in separate counterparts, each of which will constitute an original but all of which will constitute one and the same Agreement.

SECTION 5.26             Consent to Jurisdiction.  The parties hereto irrevocably submit to the exclusive jurisdiction of (a) the courts of the State of Delaware and (b) the federal court sitting in the Delaware for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby.  The parties hereto agree to commence any action, suit or proceeding relating hereto either in the federal court sitting in the Delaware or, if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the courts of the State of Delaware.  The parties hereto further agree that service of any process, summons, notice or document by United States certified mail, postage prepaid, to such party’s address set forth above shall be effective service of process for any action, suit or proceeding in the State of Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 5.26.  The parties hereto irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the courts of the State of Delaware or (ii) the federal court sitting in the Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

ZALE DELAWARE, INC.		CITIBANK (SOUTH DAKOTA), N.A.

By:	/s/ MATTHEW W. APPEL	By:	/s/ DOUGLAS C. MORRISON
Name: Matthew W. Appel		Name: Douglas C. Morrison
Title: EVP and CFO		Title: VP and CFO

ZALE PUERTO RICO, INC.

By:	/s/ MATTHEW W. APPEL
Name: Matthew W. Appel
Title: EVP and CFO

Schedule 1.1 — Zale Marks

1.              Gordon’s

2.              Gordon’s Jewelers

3.              Gordon’s Jewelers (stylized)

4.              Gordon’s Joyeros (stylized)

5.              Misc. Design (Flying Z)

6.              Zales

7.              Zales Jewelers

8.              Zales the Diamond Store

9.              Zales the Diamond Store Outlet

10.       Zales the Online Diamond Store

Schedule 3.11(a) - Chargeback

ARTICLE VICODE	Definition	Explanation	Documentation to Support Chargeback	Documentation to Reverse Chargeback	Comments/Questions

01	Transaction without Required Authorization	A valid Authorization was not obtained.	Authorization Report for Sales Data; Cardholder Statement.	Valid Authorization Code

Chargeback will occur on the date of the earlier to occur of: (1) the date the underlying Account becomes one hundred fifty (150) days delinquent, or (2) the date the underlying Account is changed by Bank to a Bankruptcy status or is determined to be uncollectible as determined by Bank in its sole discretion.

02	Declined Authorization	The transaction was completed after the Company received a decline.	Authorization Report showing Decline; Cardholder Statement.	Valid Authorization Code

Chargeback will occur on the date of the earlier to occur of: (1) the date the underlying Account becomes one hundred fifty (150) days delinquent, or (2) the date the underlying Account is changed by Bank to a Bankruptcy status or is determined to be uncollectible as determined by Bank in its sole discretion.

ARTICLE VICODE	Definition	Explanation	Documentation to Support Chargeback	Documentation to Reverse Chargeback	Comments/Questions

03	Invalid Cardholder Account Number	The transaction was submitted using an Account number for which no valid Account exists or can be located.	Non-Post Report	Valid Cardholder Number

ARTICLE VICODE	Definition	Explanation	Documentation to Support Chargeback	Documentation to Reverse Chargeback	Comments/Questions

04	Late Presentation of Transaction

The time from transaction date to date of processing exceeds the 60-day limit allowed by Bank, and the transaction cannot be promptly collected from the Cardholder. In the event the Company’s employees or representatives accept payments at Company’s retail locations and such payment is returned to Company for insufficient funds, Company must present Bank with the insufficient funds item within sixty (60) days of the payment transaction date.

			Sales Ticket; Cardholder Statement.	Proof that transaction was presented to Bank within the 60 day notification period from date of transaction.

ARTICLE VICODE	Definition	Explanation	Documentation to Support Chargeback	Documentation to Reverse Chargeback	Comments/Questions

05	Cardholder Disputes Merchandise/Services

The Cardholder disputes the quality of merchandise purchased or service rendered or any portion thereof, and Company has not responded to such dispute in accordance with Section 3.11 of the Merchant Services Agreement and the Operating Regulations.

Explanation of cardholder dispute

Resolution of dispute by Company within time frame set forth in section 3.11 of the Merchant Services Agreement and the Operating Regulations as evidenced by a signed agreement. Partial/Full Credit posted to Account.

06	Alteration of Amount

The Cardholder claims that the purchase amount for which the Cardholder signed was altered after the Cardholder signed the Sales Slip and without the Cardholder’s consent or direction. Only the difference will be charged back to the Company.

			Cardholder’s Receipt does not match copy of Sales Ticket received from Company or the Bank’s Transaction Report.	POS Transaction Log proving Cardholder altered the amount.

ARTICLE VICODE	Definition	Explanation	Documentation to Support Chargeback	Documentation to Reverse Chargeback	Comments/Questions

07	Duplicate Processing	Cardholder claims they have been charged twice for a transaction.	Cardholder statement(s).	Production of two Sales Slips with different authorization codes. POS Transaction Log

ARTICLE VICODE	Definition	Explanation	Documentation to Support Chargeback	Documentation to Reverse Chargeback	Comments/Questions

08	Non-Receipt of Credit or Failure to Provide In-Store Payment

Cardholder claims that a Credit issued by the Company has never been posted to the Cardholder’s Account, Cardholder received a cash refund in connection with a Card Sale and the Cardholder did not pay the Bank for such Card Sale, or an In-Store Payment was not properly applied to Cardholder’s Account. The Chargeback is limited to the amount of the Credit or the In-Store Payment.

			Cardholder’s Credit Slip or Evidence of In-Store Payment and Credit or In-Store Payment was not received or posted to Cardholder’s Account.	Proof of Credit issued or In-Store Payment.

ARTICLE VICODE	Definition	Explanation	Documentation to Support Chargeback	Documentation to Reverse Chargeback	Comments/Questions

09	Unauthorized Purchase	The Cardholder claims that neither the Cardholder nor any party authorized by the Cardholder participated in the transaction and that the Cardholder has no knowledge of the transaction.	Claim from Cardholder, Copy of Billing Statement and Copy of Sales Slip.	Signed Sales Slip indicating Card was presented by a Cardholder or that Cardholder’s Identification was checked.

10	Missing Signature	The Application or the Sales Slip is missing the Cardholder signature and the Cardholder does not recognize the Card Sale.	Unsigned Sales Slip or Unsigned Application.	Signed Application or Signed Sales Slip.

ARTICLE VICODE	Definition	Explanation	Documentation to Support Chargeback	Documentation to Reverse Chargeback	Comments/Questions

11	Non-Receipt of Goods or Services

Company submitted a Card Sale in which the goods or services were not yet shipped or otherwise provided to the Cardholder or the Cardholder claims they have not received the goods or services for which they have been charged. In the case of Internet, Mail or Telephone sales, if the ship to and bill to addresses are different.

			Cardholder claim and copy of billing statement.	Shipping Invoice and Signed Delivery Ticket

ARTICLE VICODE	Definition	Explanation	Documentation to Support Chargeback	Documentation to Reverse Chargeback	Comments/Questions

12	Split Sale (where applicable)

A purchase for a single item cannot be split between the Card and another credit card or financing vehicle. However, the purchase can be split between the Card and cash or check or the Card and an unsecured general purpose bank card such as Visa, MasterCard or a NOVUS brand card.

			Sales Slip; Cardholder Claim.	None

13	No Card Application	Any transaction made by a Cardholder for whom a written Card application has not been properly submitted and the Cardholder claims they did not open an Account.	Cardholder Claim.	Copy of the Completed Application

ARTICLE VICODE	Definition	Explanation	Documentation to Support Chargeback	Documentation to Reverse Chargeback	Comments/Questions

14	Mismatched or Incomplete Application

One or more of the following items on the Application provided by the Company employee or representative at the point-of-sale for telephone approvals or REAP approvals does not match the written application information provided by the applicant.

1. Applicant’s identification

2. Absence of Applicant’s signature

			Cardholder Claim, Application copy.	None

ARTICLE VICODE	Definition	Explanation	Documentation to Support Chargeback	Documentation to Reverse Chargeback	Comments/Questions

15	Non-Receipt of Requested Document or Dispute Resolution

Sales Slip, Application or Credit Slip has not been provided within twenty-five (25) calendar days in response to a document retrieval request or within any other date as otherwise specified in the Merchant Services Agreement or Company does not resolve cardholder dispute.

			Explanation of cardholder claim and billing statement.	Receipt of requested information

16	Non-Receipt of Special Credit Plan Disclosure	Cardholder claims they have not received a point-of-sale disclosure describing the terms of the Special Credit Plan.	Cardholder Claim. Copy of all Sales Slips applicable to Cardholder claim.	Set procedure in place and written documentation regarding point-of-sale disclosures.

ARTICLE VICODE	Definition	Explanation	Documentation to Support Chargeback	Documentation to Reverse Chargeback	Comments/Questions

17	Invalid Credit Plan

Company charged a sale to an invalid credit plan or misrepresented the type of the credit plan to the Cardholder and the Cardholder claims they were told the plan was either valid or for a longer period of time.

			Monetary File/Authorization Report reveals an invalid credit plan number and Customer claim.	Signed Sales Slip with valid plan identified and procedures to support provision of Required Disclosures.

18	Altered or Counterfeit Cards	Card Sale made with invalid Cards and/or Card Account number.	Copy of counterfeit card proving card appearance was not consistent with the Card in use during the time of the Card Sale(s).	None

19	Improper Card Use	Card use for purposes other than personal, family, household and charitable purposes.	Name on Application is a business name.	None

ARTICLE VICODE	Definition	Explanation	Documentation to Support Chargeback	Documentation to Reverse Chargeback	Comments/Questions

20	Failure to Give Cardholder Agreement to Cardholder	The Cardholder claims that they did not receive the Cardholder Agreement at the point-of-sale for a new Account at the time the Account was opened.	Cardholder Claim.	Signed Application and documented procedure in place and training regarding the distribution of Credit Card Agreement and Required Disclosures.

21	No Proper Identification For New Account Application	Company submitted an application that did not contain evidence that Company’s employees or representatives obtained and verified the appropriate identification for a New Account application.	Application Copy; NAPS record of verification of identification and Cardholder claim.	Copy of the Application used to open the Account proving that the required identification was obtained.

ARTICLE VICODE	Definition	Explanation	Documentation to Support Chargeback	Documentation to Reverse Chargeback	Comments/Questions

22	No Proper Identification For an Add-On-Sale without a Card	Company’s employee or representative failed to note on the Sales Slip the required information to indicate the identification used and that no card was present at the time of the sale.	Sales Slip and Cardholder claim.	Sales Slip with proof that required identification notation was obtained and noted.

23	Expired Cardholder Forms

Company’s employees or representatives used Card forms that have expired or have been otherwise replaced by new forms by Bank. Only the portion of the transaction affected by the expired forms will be charged back to Company.

			Copy of Application-Form number indicates date on Form; Cardholder Claim.	None

ARTICLE VICODE	Definition	Explanation	Documentation to Support Chargeback	Documentation to Reverse Chargeback	Comments/Questions

24	Employee Fraud	Company’s employee or representative involved in fraud relating to the Card Plan.	Evidence indicating Employee or Former-employee involvement	None

Schedule 3.13(a)(i) — Bank Reports

1) Variance Report Roll Up

•              Monthly and YOY

2) Variance Report

•              Month and YOY

3) Monthly Portfolio Performance

•              Apps

•              Approvals

•              Credit Line

•              Add-ons — Processed, Approved

•              New Account and Add-on Sales Dollars Requested and Approved

•              Sales Volume by Promotion (New Account and Add-on)

(a)           4) Store Operations Standards

(b)           5) Zale Daily WCR

6) Executive Correspondence

7) Closed Accounts

8) FICO Band Analysis

9) Weekly Authorization File

10) Weekly/Monthly Marketing File

11) Monthly Activations

12) Monthly Sales Tax Recapture File

13) Daily App Count

Schedule 3.13(a)(ii) — Zale Reports

1) Monthly Sales Mix

2) 60/40 Wrong Authorization

Schedule 3.23(e)(1) — Presentation of Net Debt Tangible Leverage and Fixed Charge Coverage Ratio

Net Debt Tangible Leverage

Net Debt Tangible Leverage at the end of the period ending:

	$000’s	QX FYXX
	Quarter Ending	XX/XX/20XX

Total Debt
Minus	Cash and Cash Equivalents
Equals	Net Debt		(a)

Total Stockholders’ Investment
Minus	Goodwill
Minus	Other Intangible Assets
Equals	Tangible Net Worth		(b)

	Net Debt / Tangible Net Worth =		(a) / (b)

	Maximum	<= 1.50

Fixed Charge Coverage Ratio

Fixed Charge Coverage Ratio for the 4 quarter period ending:

		QX FYXX	QX FYXX	QX FYXX	QX FYXX	Total YTD
	$000’s Quarters Ending	XX/XX/ 20XX	XX/XX/ 20XX	XX/XX/ 20XX	XX/XX/ 20XX	XX/XX/ 20XX

Total Revenue
Minus	Cost of Sales
Minus	SG & A Expenses
Plus	Other Reasonable and Customary Non-Cash Items
Plus	Total Rent Expense
Equals	EBITDAR						(a)

Net Interest Expense
Plus	Total Rent Expense
Equals	Net Interest+ Rent Expense						(b)

		EBITDAR /(Net Interest + Rent Expense) =						(a) / (b)

					Minimum	>= 1.25

Schedule 3.23(e)(2) — Form of Officer’s Certificate

ZALE CORPORATION

This certificate is delivered pursuant to Section 3.23(e) of the Amended and Restated Merchant Services Agreement (the “Agreement”) dated September [   ], 2010, by and among Citibank (South Dakota), N.A., Zale Delaware, Inc. and Zale Puerto Rico, Inc.  All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Agreement.

The undersigned, as [Chief Financial Officer][Chief Accounting Officer][Treasurer][Assistant Treasurer] of Zale Corporation (the “Company”), does hereby certify that:

(i)            The Company had as of the period ended [     ], 20    a Net Debt Tangible Leverage of        ;

(ii)           The Company         maintained         did not maintain (mark where applicable) Net Debt Tangible Leverage of no more than 1.50 at the end of the period ended [        ], 20   ;

(iii)          The Company had as of the period ended [        ], 20    a Fixed Charge Coverage Ratio of         ;

(iv)          The Company          maintained        did not maintain (mark where applicable) Fixed Charge Coverage Ratio of more than 1.25 at the end of the period ended [         ], 20  ; and

(v)           All necessary back-up documentation to evidence such ratios, including the Company’s calculation thereof, is attached hereto.

IN WITNESS WHEREOF, the undersigned has hereunto set his name as of the        day of               20   .

ZALE CORPORATION

By:
Name:
Title: [Chief Financial Officer][Chief Accounting Officer][Treasurer][Assistant Treasurer]

Schedule 4.1(a)(1) — Initial Merchant Fees

Credit Plan	Merchant Fee
Regular Revolve Credit Plan		%
6 Month No Interest, Payments Required		%
12 Month No Monthly Interest, Payments Required		%
18 Month No Monthly Interest, Payments Required		%

[redacted]

Schedule 4.1(a)(2) — Merchant Fees

Net Card Sales (in $ millions)
Credit Plan	Up to 314.99		315 – 374.99		375 – 474.99		475+
Regular Revolve		%		%		%		%
6 Month No Interest, Payments Required		%		%		%		%
12 Month No Monthly Interest, Payments Required		%		%		%		%
18 Month No Monthly Interest, Payments Required		%		%		%		%

[redacted]

Schedule 4.1(a)(i) — Merchant Fee Adjustments Due to Prime Rate Changes

MDR Adder Methodology for the Protection of Money Cost Changes

Assumptions:

•              MDR will increase or decrease for every 25 bps change in the published Prime Rate

Promo	Adder
6 Month		%*
7 Month		%
8 Month		%
9 Month		%
10 Month		%
11 Month		%
12 Month		%*
13 Month		%
14 Month		%
15 Month		%
16 Month		%
17 Month		%
18 Month		%*
19 Month		%
20 Month		%
21 Month		%
22 Month		%
23 Month		%
24 Month		%
25 Month		%
26 Month		%
27 Month		%
28 Month		%
29 Month		%
30 Month		%
31 Month		%
32 Month		%
33 Month		%
34 Month		%
35 Month		%
36 Month		%

*Current Promotions offered per schedule 4.1(a)(1). Additional promotions will be priced by bank as requested and the MDR will be subject to the above adjustments if the Prime Rate changes while the promotion is being offered.

[redacted]

* Bank shall be entitled to increase or decrease the Merchant Fees applicable to All Credit Plans based on       [redacted]% changes to the Prime Rate as detailed in the attached table; provided, however Bank shall not be entitled to increase Merchant Fees pursuant to this Section 4.1(a)(i) by more than       [redacted] basis points during any consecutive twelve calendar month period or by more than       [redacted] basis points in the aggregate during the Term.  The Prime Rate will be pegged to the rate existing as of contract signing       [redacted]% as of September 1st, 2010.

Schedule 5.2(e)(ii) — Marketing Fund

Bank shall commit to accrue an additional                   [redacted], during the first year of the Term, and then an additional                 [redacted], during the remainder of the Initial Term

Exhibit A — Operating Regulations

Nothing herein is intended nor shall it be deemed to change or modify any of the terms and conditions of the Merchant Services Agreement.  To the extent there is any provision herein which is inconsistent with the terms of the Merchant Services Agreement, the terms of the Merchant Services Agreement shall govern.

Company Service Calls

Bank, directly or through its servicer, will staff a Customer Service Department to handle all New Accounts, Authorizations, and Cardholder inquiries.

ARTICLE VIICARD LOGO

Company will properly display the appropriate Card logo on promotional materials to inform the public that the Card will be honored at Company’s place(s) of business.  Use of decals, signs, and print and broadcast materials, which bear the Card logo, must comply with the Merchant Services Agreement.  Company may use the Card logo or the Card name or representations thereof, on promotional, print or broadcast materials to indicate that the Card is accepted.  All advertisements for the Card Plan or promotional uses of the Card must be done in accordance with the Merchant Services Agreement Section 5.2 (b).

ARTICLE VIIIALTERED AND COUNTERFEIT CARDS

Company’s employees and representatives must be trained on the appearance and features of the Card.  The Company’s employee or representative must check each card presented at time of sale for signs of counterfeiting, tampering, or alterations.

ARTICLE IXPREPARATION OF SALES SLIP AND CREDIT SLIP

Company’s employees and representatives must provide the Cardholder with a completed copy of the Sales Slip or Credit Slip at the time of each completed Card transaction.  For information regarding the preparation of Sales Slip refer to the Merchant Services Agreement Section 3.6.

ARTICLE X AUTHORIZATION REQUIREMENTS

ARTICLE XICOMPANY WILL INFORM ITS EMPLOYEES OR REPRESENTATIVES THAT CARDHOLDERS MAY ONLY USE THEIR ACCOUNT OR THE CARD FOR PERSONAL, FAMILY, HOUSEHOLD, AND CHARITABLE PURPOSES.

Bank, directly or through its servicer, will provide authorization services to Company’s locations located within the United States and Puerto Rico as outlined in the Merchant Services Agreement.  When submitting an electronic authorization the following information is required:

1.               The Cardholder’s Account number

2.               The total amount of the transaction (including sales tax)

3.               Company’s store number

An electronic authorization will result in a response to the store’s terminal of an approval, a decline, or a referral.  In the event of a referral, the store will receive an electronic response, or in some instances, a telephone call from the Operations Center.  Responses to referral situations will be in a timely manner in accordance with requirements as outlined in the Performance Standards.

In the event Authorizations cannot be obtained electronically, authorizations will be obtained by following the agreed upon downtime procedures referenced in the Merchant Services Agreement Section 3.7 (b) (ii) in the Merchant Services Agreement. To obtain a non-electronic authorization, the following information is required:

1.               The Cardholder’s Account number

2.               The total amount of the transaction (including sales tax)

3.               Company’s store number

Company’s employees or representatives must enter the above information into the terminal and include the authorization code provided by the authorization department.

The procedure for adding insurance coverage to an account after the initial sale will be as follows:

1.               The sales associate will have the cardholder sign a retail credit application, indicating the type of insurance requested, the sixteen (16) digit account number, and a signature in the insurance section of the retail credit application.  The sales associate should also indicate the Cardholder’s name on the retail credit application.

2.               The sales associate will fax the retail credit application to the toll-free number provided for New Application processing and retain the retail credit application in the store files in accordance with the Company’s and Bank’s policy.

3.               The Operations Center will forward any/all information to the Corporate General Office Insurance Department as agreed and will add the insurance coverage to the Cardholder’s account if directed by the Insurance Head Office.

ARTICLE XIIREQUEST FOR NEW ACCOUNT AT POINT OF SALE

For applications taken at Company’s retail locations the applicant must complete the retail credit application in its entirety and sign the application.  Company’s employees or representatives must provide a copy of the Citibank (South Dakota) N.A. Cardholder Agreement (the “Cardholder Agreement”) to the applicant.

Company’s employees or representatives must ask the applicant for a valid piece of identification which bears the applicant’s signature to attempt to verify the applicant’s identity.  The Company’s employees or representatives should be trained in the appearance and characteristics of state identification commonly presented in their local area as well as the Federal identification that may be used as primary identification.  For applicants residing in all states or territories, the first piece of identification must have the applicant’s picture on it (except in New Jersey and any other states that do not include a photo on their state issued identification card) and must be a valid U.S. State issued driver’s license, U.S. government military I.D., U.S. issued resident alien card (Green Card), U.S. issued passport or Voter Registration Card (Puerto Rico only). For purposes of this paragraph, the term “valid” means (i) that the identification presented indicates that the applicant is a resident of the state for which the identification was issued, (ii) the address on the identification must match the address on the application, and (iii) the identification must not have expired.  A second piece of identification must be reviewed if the address on the primary identification does not match the address on the retail credit application.  If the applicant cannot produce a second form of identification (as defined below) the representative should follow Code 10 procedures.  The second piece of identification can be any other form of identification that identifies the applicant, contains the applicant’s signature and contains information that is consistent with the information on the first piece of identification.  If the second form of identification is a credit card, Company’s employees or representatives cannot write down such credit card number.  Company’s employees or representatives must then compare the pictures, if applicable and signatures on the forms of identification with the applicant and the applicant’s signature.  If Company’s employee or representative fails to obtain, record and verify the appropriate identification, Bank may issue a Chargeback if Bank is unable to enforce collection due to Company’s employee’s or representative’s alleged failure in obtaining and verifying the appropriate identification.

All new retail credit applications for the Card Plan should be processed using the POSIC terminal or IVR.

After submitting an application via the POSIC terminal, the store will receive an electronic response indicating an approval, a decline, or a referral. In the event of an approval, an account number and credit limit will be supplied. The authorization supplied on a sale is valid for five (5) days.  In the event of a referral, a message indicating the pending number of the application will be supplied.  This information should be written on the retail credit application in the spaces provided.  Referrals will result in an automated response from the Operations Center, or in some cases, a telephone call from the Operations Center.  Responses to referral situations will be in a timely manner in accordance with the Performance Standards.

Each company’s location must send all approved, declined or pending applications, including the information contained in those applications including received by telephone, to the designated card operations center once annually by the end of the second calendar quarter and include all applications in the same envelope.

ARTICLE XIIIREQUEST FOR NEW ACCOUNT BY THE TELEPHONE/INTERNET IN CONJUNCTION WITH A PURCHASE

Bank will consider a consumer’s application for an Account made via Telephone/Internet. For Internet applications, the Cardholder Agreement shall be presented to the applicant and applicant will agree to Terms and Conditions prior to submitting the application to the Bank through the website.  If approved, Accounts opened via the Internet application process are immediately available for Card authorization.

Sales made by Telephone/Internet require sales slips prepared in accordance with Section 3.6 (b) in the Merchant Services Agreement.  Signature requirements will be as outlined in Section 3.6(d) and Authorization of such sales will be as outlined in Section 3.7 of the Merchant Services Agreement.

ARTICLE XIVSPECIAL CREDIT PLANS

Company must provide Cardholders who make a purchase under a Special Credit Plan with the proper disclosure that Bank provides to Company prior to the Company’s employee or representative submitting the Card Sale to the Bank for payment.

ARTICLE XVADD-ON SALE WITHOUT A CARD OR CARD WON’T SWIPE

For purchases made at Company’s retail locations:

If a Cardholder wants to make a purchase at a retail location of the Company and does not have his/her Card, Company’s employee or representative must obtain acceptable identification in accordance to the Operating Regulations (as defined in section 1006 of these regulations).  Company’s employee or representative must record on the sales slip the type of primary identification reviewed, the issuer, the expiration date of the identification, and the identification number, as applicable by the State of issuance. For any Cardholder that is a resident of a state that prohibits recording any of the aforementioned information, the Company’s employee or representative must record only the type of identification (such as DL for driver’s license) and no other information about the identification, in accordance with the guidelines of that state. Bank will provide guidance to Company designated representative(s) to ensure compliance with state requirements as necessary. The Company’s employee or representative must compare the signature on the identification to the signature obtained from the purchaser on the sales slip and verify that the signatures are similar in appearance.  Then, Company’s employee or representative must access the Cardholder’s account number by using the Account Look-Up functionality available through the Point of Sale device.  The Company’s employee or representative must then obtain an authorization code as outlined in Section 3.7 of the Merchant Services Agreement.  When the Company’s employee or representative manually enters an account number on the Point of Sale device to request authorization for a sale, the Company will ensure the transmission includes information showing that the card number was keyed.  If the card was present and the employee keyed the request due to a failure of the Point of Sale device to read the magnetic strip, the employee should obtain a valid piece of identification then document and record that information on the sales draft.  The

Company’s employee or representative must verify that the name used by the purchaser is the same name as the primary or authorized cardholder on the account.  If the Company’s employee or representative is suspicious of the transaction or the purchaser the employee should follow the Code 10 Alert procedures as defined in section 1010 of this document.

For Internet purchases, refer to Sections 3.6(b), 3.6(d), and 3.7 in the Merchant Services Agreement.

ARTICLE XVI“CODE 10” ALERT

A Company’s employee or representative who is suspicious of the validity of a Card or Card Account number or the presenter of the Card or Card Account number for any reason should notify the Authorization Center via the “Code 10” Alert.  The “Code 10” Alert should be used regardless of the dollar amount of the sale.

There are two types of “Code 10” Alerts.

R-10 “Code 10” Alert

R-10 Alert involves a suspicious person, Card, or Card Account number.  This would include a person who is acting in a suspicious manner, a person who presents suspicious identification, or a person that requests the Company’s employee or representative deviate from normal procedures as outlined in these Operating Regulations during the processing of any retail credit application or Card transaction.

M-10 “Code 10” Alert

M-10 Alert involves a suspicious transaction.  This would include instances when the purchaser is attempting to buy multiple pieces of the same or similar items or is unconcerned with price, quality, size, features, or warranty of a given product(s).

The procedure is as follows:

•                  For New Accounts, enter the retail credit application into POSIC, indicating an M10 or R10 condition, as appropriate.

•                  For Add-On Sale(s) to an existing account, the Company employee or representative should notify the Operations Center that a “Code 10” Alert situation exists.

•                  If the presenter is attempting a new retail credit application transaction, the Operations Center will contact the store.  This contact will be received in a time frame that complies with the Performance Standards.

•                  The Operations Center representative will ask a brief series of “Yes” or “No” questions about the Card or the presenter, or may ask the Company employee or representative to attempt to obtain a photo I.D. from the presenter or ask to speak to the purchaser.

•                  If the Operations Center representative is able to confirm the identity of the presenter as a valid Cardholder, Applicant, or authorized user of the Card, Bank will approve the transaction, if creditworthy, based on applicable Bank credit granting criteria.

ARTICLE XVIICREDIT ISSUED FOR RETURNED MERCHANDISE AND ADJUSTMENTS

Bank will honor Company’s return policy as long as the policy complies with all federal, state, and local laws, and Company clearly posts or otherwise notifies the Cardholder of the policy at the time of the Card sale.  Company must not give cash refunds to any Cardholder in conjunction with a Card Sale, as outlined in Section 3.9 of the Merchant Services Agreement.  If a Cardholder returns goods or services purchased with a Card at Company’s retail establishments in accordance with Company’s policy, Company’s employees or representatives must give a Credit to the Cardholder’s Account by completing a Credit Slip, as described in section 1004 of these Operating Regulations. Cardholder disputes on merchandise and services will be governed by the Merchant Services Agreement.   The Credit Slip should be prepared by Company’s employee or representative in accordance with Section 3.6(b) of the Merchant Services Agreement with the exception of items (vi), (vii), (ix), and (x) which do not apply when crediting a Cardholder’s account.  Employees or representatives must send the Bank Sales Data for the Credit within 7 calendar days after Company’s employees or representatives issue the Credit to the Cardholder.

In-store credit balance refund requests from Cardholders should be referred to the Operations Center for processing and handling.

ARTICLE XVIIIPAYMENTS

Company is only allowed to receive and process Cardholder’s payments to Bank as outlined in the Merchant Services Agreement, Section 3.9(b).  The Company shall post all payments received on any Cardholder’s account within five (5) calendar days of receipt. All payments received by the Company shall be posted with an effective date of the date the payment was received by the Company.

Any check or other instrument tendered as In-Store Payment and not honored by Cardholder’s Bank or Financial Institution will be handled by Company and Bank by crediting Company and debiting Cardholder’s account through the Merchant Settlement Process.

The Company and the Bank will handle all return Payments in accordance with the Merchant Service Agreement, Section 3.9(b).

ARTICLE XIXDISPUTES

Company has twenty-five (25) calendar days to provide copies of Sales Slips, Credit Applications, Credit Slips, or other documents upon request by Bank.  If Company has not responded at the end of twenty-five (25) calendar days, Bank will process a chargeback for the item. If within fifteen (15) calendar days from the date of the Chargeback Company is able to resolve the dispute with the Bank, Company may present a request for a chargeback reversal.  Bank will review all relevant facts and circumstances pertaining to the reversal request.  If Bank determines that it should reverse the Chargeback, Bank will issue a separate credit to the Company and debit the Cardholder.  Company must not submit a new Card Sale transaction in an identical amount in order to recover from a Cardholder for a transaction for which Bank has issued a Chargeback.  Company may request a reversal of a Chargeback by submitting to Bank a copy of the original Sales Slip and documentation to support the request for reversal of the Chargeback as set forth in Schedule “3.11(a)” Charge Back Codes.

ARTICLE XX FORMS

Company must use the Card forms provided by Bank as soon as Bank provides the forms to Company.  Company must destroy all Card forms that Bank replaces.  If Company fails, Bank may process a Chargeback for the amounts uncollectible by Bank because Company failed to use current Card forms.

ARTICLE XXICHARGEBACKS

Chargebacks will be governed by the Merchant Services Agreement

ARTICLE XXIICHARGEBACKS DISPUTES

All Chargeback disputes will be resolved as outlined in these Operating Regulations and in Section 3.11(a) of the Merchant Services Agreement along with the accompanying schedule.

ARTICLE XXIIICOMPANY EMPLOYEE FRAUD

Bank and Company will work together to minimize possible fraud by Company employees or representatives.  Company employees or representatives must not issue or accept temporary credit cards.  If Company confirms (confession or conviction) that one of its employees is involved with fraud relating to the Card Plan, Company must notify Bank as soon as reasonably possible of the fraud and provide Bank with the employee’s name and address.

A Company employee or representative who wishes to apply for a Card account will complete and submit a retail credit application to their store manager.  The store manager will enter the credit application into POSIC.  The application will be processed as normal and the decision returned to the store.  A Company employee or representative will not be permitted to enter their own retail credit application into the POSIC system.

ARTICLE XXIVCLAIM BY CONSUMER OF NON — RECEIPT OF PURCHASE

If a Cardholder advises Bank that he or she did not receive a purchase which was billed to his or her Account, Bank will make a reasonable investigation.  If, after investigation, Bank cannot determine that the Cardholder actually received the purchase, Bank shall remove the amount of the purchase from the Cardholder’s Account and charge that amount back to Company.

Exhibit B — Performance Standards

The terms herein are incorporated into that certain Merchant Services Agreement attached.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in said Merchant Services Agreement.

I.                                         Store Operation Standards

A.           Electronic New Accounts

1.               A minimum of 99.5% of all point of sale instant credit applications involving sales less than $10,000, which do not pend for review, will be processed and an approval, letter required code or pend for review decision will be communicated to the Store within 20 seconds from time of receipt. The 20 second standard applies to Bank’s response, without reference to delays solely attributable to Zale’s POS devices.

2.               A minimum of 90% of all new account transactions pended for review involving sales less than $10,000 will be processed and an approval or letter required code will be communicated to the Store in 15 minutes or less from time of receipt.  The remaining transactions will be decisioned within one hour from time o receipt.  An acknowledgement of receipt of application will be communicated to the Store within 30 minutes on those transactions not decisioned in 30 minutes.  Incomplete applications will not be included in this measure.

3.               A minimum of 90% of all new account transactions involving sales of $10,000 to $25,000 will be processed and an approval or letter required code will be communicated to the Store in 30 minutes or less from time of receipt.  The remaining transactions will be decisioned within two hours from time of receipt.  An acknowledgement of receipt of application will be communicated to the Store within 30 minutes from time of receipt on those transactions not decisioned in 30 minutes.  Incomplete applications will not be included in this measure.

4.               A minimum of 85% of all new account transactions involving sales of $25,001 to $100,000 will be processed and an approval or letter required code will be communicated to the Store in two hours or less from time of receipt. All others will be decisioned within one Business Day.  An acknowledgement of receipt of application will be communicated to the Store within 30 minutes of the authorization request.  Incomplete applications will not be included in this measure.

5.               A minimum of 85% of all new account transactions involving sales in excess of $100,000 will be approved or a letter required code communicated as soon as commercially reasonable but in no event later than one Business Day from date of receipt.  All others will be decisioned within two Business Days.  An acknowledgement of receipt of application will be communicated to the Store within 30 minutes of the authorization request.  Incomplete applications will not be included in this measure.

B.             Electronic Authorization

1.               A minimum of 99.5% of all Add-on Sales authorization requests which do not pend for review will be processed and an approval, letter required code or pend for review decision will be communicated to the Store within 20 seconds from time of receipt.  The 20 second standard applies to Bank’s response, without reference to delays attributable solely to Zale’s POS devices.

2.               A minimum of 90% of all Add-on Sales authorization transactions involving sales less than $10,000 which pend for review, will be processed and an approval or letter required code will be communicated to the Store within 10 minutes or less from time of receipt.  The remaining transactions will be decisioned within one hour from time of receipt.  An acknowledgement of receipt of transaction will be communicated to the Store within 30 minutes on those transactions not decisioned in 30 minutes.

3.               A minimum of 90% of all Add-on Sales authorization transactions involving sales of $10,000 to $25,000 which pend for review will be processed and an approval of letter required code will be communicated to the Store within 15 minutes or less from time of receipt.  The remaining transactions will be decisioned within two hours from time of receipt.  An acknowledgement of receipt of transaction will be communicated to the Store within 30 minutes on those transactions not decisioned in 30 minutes.

4.               A minimum of 90% of all Add-on Sales authorization transactions involving sales of $25,001 to $100,000 will be processed and an approval or letter required code will be communicated to the Store in two hours or less from time of receipt.  The remaining transactions will be decisioned within one Business Day from time of receipt.  An acknowledgement of receipt of transaction will be communicated to the Store within 30 minutes of the authorization request.

5.               85% of all Add-on Sale authorization transactions involving sales in excess of $100,000 will be processed and an approval or letter required code will be communicated to the Store as soon as commercially reasonable but in no event later than one Business Day from date of receipt.  All others will be decisioned within two Business Days.  An acknowledgement of receipt of application will be communicated to the Store within 30 minutes of the authorization request.

C.             Non Electronic Authorization

1.               A minimum of 95% of all authorization transactions involving sale of $25,000 or less processed in a non electronic “system down” environment will be processed and an approval or letter required code will be communicated to the Store within 60 minutes or less from the time Zale submitted the authorization request, either by telephone or fax.  The remaining transactions will e decisioned within two hours of receipt.

2.               Sales exceeding $25,000 will be processed according to the standards set out above in I.B. 4 & 5.

3.               An authorization Floor Limit will be utilized by Zale during periods of non-electronic “systems down” time.

D.            Store Communications

A toll free Regional Manager and a toll free Store Relations telephone line will be provided by the Bank and a daily combined ASA of forty (40) seconds will be maintained for the combined call volume to those telephone numbers. The combined daily abandon rate for calls to the Regional Manager line and to the Store Relations line shall not exceed five percent (5%) (calls abandoned in the first twenty (20) seconds following connection are not included in the daily abandon rate count).

Store Operations Measurement:

These standards will be measured monthly on reports (in a form reasonably acceptable to both parties) and provided by Bank.

Failure to meet Store Operation Standards:

Bank’s failure to perform the Store Operations Standards set out above monthly will result in the following liquidated damages payable by Bank to Zale.

For purposes of determining compliance with these standards, sections A and C above will apply when electronic systems are operable, and section B and D will apply when non-electronic processes are in place.  Bank’s performance during system downtime attributable solely to a failure of Zale POS devices shall not be subject to Store Operation Standards set out in A through D above.  For each one hundred basis points of noncompliance greater than 2% of the volume of accounts subject to a specific standard, liquidated damages of $10,000 will be assessed, except in November and December, when liquidated damages of $20,000 will be assessed and payable by Bank to Zale.

II.                                     System Downtime

Bank will utilize commercially reasonable efforts to avoid system downtime.  A system downtime event which triggers the non electronic performance standards for new accounts and authorizations set out in section I. B and D will result in liquidated damages of $5,000 for each 30 consecutive minute period of Bank’s New Account or Authorization system down time during the first second and third calendar quarters.  Liquidated damages of $10,000 for each 30 consecutive minute period of Bank’s New Account or Authorization system down time will apply during the fourth calendar quarter.

III.                                 Customer Service Standards

A.           Cardholder Services

1.               A toll-free customer service IVR telephone line will be established for Cardholders seeking general Account information and will be published on customer’s monthly billing statement.  The IVR will include the following customer request options:

•                  Spanish speaking Cardholders will be referred through the IVR menu to services in Spanish and Spanish Speaking customer service representatives

•                  Balance

•                  Available Credit

•                  Amount and Date of Payment Due

•                  Cash Available (if the account has cash availability

•                  Amount and Date of Last Payment

•                  Payment Mailing Address

•                  Last 5 Transactions Posted to an Account

2.               A toll free customer service line will be established for customer service calls.  It will be recited on the toll free customer service IVR telephone line. An average daily ASA not exceeding 40 seconds will be maintained on customer calls to the toll customer service line.

3.               The average daily abandon rate for calls to the customer service telephone lines shall not exceed 5%.  (Customer calls abandoned in the first twenty (20) seconds following connection are not included in the daily abandon rate count.)

4.               The average daily busy rate for calls to the customer service telephone lines shall not exceed 3%.

5.               During periods of non-electronic new accounts or non-electronic authorizations the Customer Service Standard set out above will not apply, with the exception of that IVR will continue to be operable.

Customer Service Measurement:

These standards will be measured monthly on report (in a form reasonably acceptable to both parties) and provided by Bank.

Failure to meet Customer Service Standards:

Bank’s failure to perform the Customer Service Standards set out above will result in the following liquidated damages:

Bank’s failure to meet a specific standard two (2) days each month will result in zero liquidated damages.  For each day of noncompliance greater than two (2) days and less than six (6) days, liquidated damages of $10,000 a day will be assessed.  For each day of noncompliance greater than five (5) days, liquidated damages of $20,000 a day will be assessed, payable by Bank to Zale.

IV.                                 General Standards

A.           Hours of operation

1.               An IVR will be made available from the hours of 7:00 a.m. — 3:00 a.m. (EST), seven days a week for use by customers and Stores.

2.               Bank shall operate the following departments during the days and hours listed below.  Bank shall extend these hours to accommodate Zale when normal store hours are extended due to special sales events and seasonal demands.  A minimum of fourteen (14) days written advance notice is required from Zale to enable Bank to accommodate the change in normal operating hours.

New Accounts:	9:00 a.m. (EST) — 3:00 a.m. (EST)

7 days per week

(including store communications toll-free telephone line)

Authorizations:	9:00 a.m. (EST) — 3:00 a.m. (EST)

7 days per week

Customer Service:	9:00 a.m. (EST) — 9:00 p.m. (EST)

Each Business Day

B.             Customer Service Standards

1.               A minimum of 95% of all customer complaints (Regulation Z disputes will be resolved by Regulation Z due date) will be resolved within 45 days of the customer’s initial contact, including those which require media retrieval.  All other will be resolved within 60 days.

2.               Customer dispute resolutions shall be fair, biased in favor of the customer, and performed with the goal of maintaining a positive relationship between Cardholder and Zale and Cardholder and Bank.

C.             Collections

1.               Bank will perform all collection activity in compliance with the federal Fair Debt Collection Practices Act, whether or not it deems those activities to be subject to the Act.

2.               Bank will perform all collection activities in compliance with all applicable state and federal laws and regulations.

3.               Collection calls and letters will not be initiated prior to five days after the date at which the payment due was not satisfied on accounts delinquent less than 30 days.

4.               Collection activities will be conducted in a professional manner, with an understanding and acknowledgement that Zale desires to maintain a positive customer relationship with the Cardholder, regardless of the status of Cardholder’s Account with Bank.

General Standards Measurement:

Zale will periodically perform monitoring of Bank’s calls with customers, sampling, and review of Accounts.  Zale will also review reports, customer collection complaints, regulatory and legal complaints, and Bank’s internal audits.  Bank agrees to provide Zale representatives periodic access to operations facilities and the documentation described above for this purpose.  These standards will be measured monthly on reports (in a form mutually acceptable to both parties) and provided by Bank.

Failure to meet General Standards:

Unfavorable results will be discussed by the Client Relations Team and the appropriate action plans will be developed.  In the event of disagreement either party may refer matters to the Program Committee as if such disagreement represented a Dispute.